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As filed with the Securities and Exchange Commission on April 17, 2008.

Registration No. 333-148881

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Current Media, LLC
to be converted as described herein to
a corporation named

Current Media, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	4841	26-1763473
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

118 King Street
San Francisco, California 94107
(415) 995-8200
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Joel Hyatt
Chief Executive Officer
Current Media, Inc.
118 King Street
San Francisco, California 94107
(415) 995-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert V. Gunderson, Jr., Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive Menlo Park, California 94025 (650) 321-2400	Martin A. Wellington, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filed ☐ Non-accelerated filed ☒ (Do not check if a smaller reporting company)	Accelerated filer ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)

Class A common stock, $0.001 par value per share	$100,000,000.00	$3,930.00

(1)
Includes offering price of shares issuable upon exercise of the underwriters' over-allotment option.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

(3)
A registration fee of $3,930.00 was paid at the time of the initial filing of the registration statement based on an estimate of the aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated April 17, 2008

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

             shares

Class A common stock

This is an initial public offering of shares of Class A common stock by Current Media, Inc. Current is selling                      shares of Class A common stock. The estimated initial offering price is between $           and $           per share.

We will apply to list our Class A common stock on the Nasdaq Global Market under the symbol CRTM.

		Per share		Total

Initial public offering price	$		$
Underwriting discounts and commissions	$		$
Proceeds to Current, before expenses	$		$

We have granted the underwriters an option for a period of 30 days to purchase up to                      additional shares of Class A common stock.

Investing in our Class A common stock involves a high degree of risk. See "Risk factors" beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

JPMorgan	Lehman Brothers

Pacific Crest Securities

                           , 2008

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the Class A common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Until                           , 2008, all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

Prospectus summary

The following summary should be read together with the more detailed information and consolidated financial statements, financial statement schedule and notes to our consolidated financial statements appearing elsewhere in this prospectus. This summary highlights what we believe is the most important information about us and this offering. Before you decide to invest in our Class A common stock, you should read the entire prospectus carefully, including the risk factors. We will convert from a limited liability company to a corporation immediately prior to the closing of this offering. Unless the context otherwise requires, (i) this prospectus gives effect to the conversion as of December 31, 2007 and (ii) references to "Current," "Current Media," "we," "us" and "our" refer to Current Media, LLC, a Delaware limited liability company, and its subsidiaries before the conversion and Current Media, Inc., a Delaware corporation, and its subsidiaries after the conversion.

Current Media overview

Current is a global participatory media company with the goal of democratizing media by engaging, informing and enriching our young adult audience and encouraging their participation across platforms. We operate a television network, Current TV, and a website, Current.com, that distribute viewer-created content as well as internally developed and acquired content that is relevant to the lives of young adults. We believe the combination of our television and Internet platforms creates an immersive and interactive viewer experience for our growing global audience, where the audience participates in both the creation and selection of the content it engages with on both Current TV and Current.com.

Our Emmy-award winning network, Current TV, was launched in August 2005 and is among the fastest growing networks in the history of cable television in terms of subscriber household distribution. Cable television is one of the largest and most established media segments, and Current TV is one of the leading cable networks that provides news, information and lifestyle entertainment to young adults in their own voice and from their own perspective. We utilize an innovative workflow that allows us to cost effectively create, acquire and program short-form video segments focused on topics relevant to young adults, with close to one-third of our content coming from our viewers. Leveraging this programming platform, we have pioneered innovative ways for blue-chip advertisers to reach and engage with our young adult audience, an audience that is highly sought after and, we believe, increasingly elusive in traditional media outlets.

Our primary sources of revenue are affiliate fees and advertising. Affiliate fees are derived from long-term distribution agreements with cable, satellite and telecommunications operators who pay us a monthly fee for each subscriber household that receives Current TV. In the United States, our affiliate customers include AT&T, Comcast, DirecTV, EchoStar and Time Warner. In the United Kingdom and Ireland, our affiliate customers include British Sky Broadcasting, or BSkyB, and Virgin Media. In May 2008, we will launch in Italy on Sky Italia. AT&T, BSkyB, Comcast, DirecTV, EchoStar, Time Warner and Virgin Media together accounted for 83% of our total revenue in 2007. Advertising revenue is derived from advertisers who pay for sponsorships and spot advertisements. Selected advertising customers include Toyota, T-Mobile, Johnson & Johnson, General Electric, Geico and L'Oreal. These advertisers together accounted for 8% of our total revenue in 2007.

Current TV was launched in August 2005 in approximately 19 million subscriber households in the United States and is now available in approximately 51 million subscriber households in the United States, the United Kingdom and Ireland. In 2006 and 2007, we recorded revenue of $37.9 million and $63.8 million, respectively. As we have strategically invested in our business, our operating expenses have also increased. Our net losses were $7.6 million in 2006 and $9.9 million in 2007.

Industry background

The ways in which young adults consume media and engage with news, information and lifestyle content are undergoing profound changes. We believe the dynamic preferences and consumption patterns of young adults are not being adequately addressed by traditional media outlets. At the same time, technology is transforming the way media is created, expanding the universe of content creators, altering the cost structure of content production and distribution, and enabling delivery across multiple platforms. The packaging and programming of content is also evolving, enabling new means of distribution capable of rapidly adapting to changing consumer preferences. As the way young adults engage with news, information and lifestyle content changes, it presents new challenges to networks and advertisers who target the 18-34 year-old audience demographic. These challenges include:

  •
  Evolution in the media preferences and consumption patterns of young adults.    Young adults want to engage with programming related to news, information and lifestyle, but their consumption patterns have evolved faster than traditional television programming, leaving their needs underserved.

  •
  Changes in media programming and production.    Digital media tools enable scalable production with relatively low overhead, open systems and small teams, which has changed the way content can be processed, organized and delivered.

  •
  Evolution in content creation.    Changes in the means and cost structure of content production and distribution have significantly expanded the universe of potential content creators. As a result, programming can be a conversation between viewers and a network, offering freedom from one-way communication and resulting in unprecedented engagement and participation.

  •
  Changes in advertising models that drive the media industry.    Advertisers devote the largest portion of their media spending to television. However, the traditional TV advertising model is becoming less effective with young adults, who are changing their viewing patterns and often skipping traditional 30-second commercials.

Market opportunity

We believe there is a significant gap between what is being delivered by traditional sources of TV and what is demanded by young adults. Young adults need and want news and information about what is going on in their world; however, they have not had a news and information source on TV that speaks to them. Young adults increasingly are turning to other platforms, especially the Internet, for news and information.

As a result, there is a large market opportunity to develop an integrated media platform capable of cost-effectively engaging young adults around news, information and lifestyle entertainment, and to build a brand premised on communicating what is going on in the lives of this young-adult generation. There is demand from both young adults and the advertisers who target them for a media platform that engages 18-34 year-olds in their own voices and from their own perspectives, and whose content is defined by what is most important in their lives: from pop culture to politics, careers to relationships.

We believe a participatory media platform that unleashes the creativity of young adults by allowing them to contribute to the creation and selection of the content they consume provides a compelling way to capture this opportunity. User-generated content and participation in programming selection form a connection between the audience and a network that is not possible using one-way communication.

Current's pioneering approach

Current was founded with the goal of cost-effectively engaging young adults with news, entertainment and lifestyle programming centered around what is going on in their world. We recognized that to reach young adults it was necessary to reach them via television, where they spend a lot of time and where there is a proven business model, as well as on the Internet, a medium where they are also very active. To do this, we launched a television channel, Current TV, and more recently a website, Current.com. The two serve as distinct consumer destinations, but they are also symbiotic and form a combined platform with which Current engages its audience. Key aspects of our solution include:

  •
  Current's new network model.    Our focus on user-generated content provides a unique connection with our young adult audience. We engage young adults by telling stories in their voices and from their perspectives. We have redefined the scope of "news" for young adults, and broadened our programming to include an array of subjects that are important to our audience.

  •
  Current's programming.    Current has developed a programming model built on several unique content offerings, all designed to reflect the tastes and lifestyles of our target 18-34 year-old audience. Our programming is presented in short segments that we call "pods," which are typically 2-10 minutes in length, rather than traditional half-hour or hour-long programming blocks.

  •
  Current's innovative advertising solution.    Our advertising model is designed to appeal to the lifestyles, tastes and needs of young adults. A key solution that we provide advertisers is the ability to let our young adult viewers create commercials that we then air on Current TV. In addition to these viewer created ad messages, or VCAMs, we offer other attractive sponsorship solutions, in which advertisements are integrated with and embedded into our content, providing advertisers a marketing forum that is free from ad-skipping.

  •
  Current's all digital broadcast facility.    Our TV broadcast facilities are built on an open IP architecture as opposed to traditional broadcast television legacy systems. Unlike high-cost production facilities at traditional cable networks, we have deployed a new, all-digital infrastructure that allows us to produce, acquire and distribute high quality content at a low cost.

  •
  Current.com.    Current.com serves several purposes: it is a news, information and entertainment source for young adults online; it is a real-time connection to programming on Current TV; and it is a platform for collaborative media production. At its core, Current.com is a social news feed that, like Current TV, is generated in large part by our audience and curated by us. Current.com is integrally linked to Current TV, enabling an innovative two-screen experience. We launched Current.com in October 2007, and substantially all of our advertising revenue through December 31, 2007 has been derived from Current TV.

Current's strengths

We believe Current has significant competitive strengths, which include the following:

•
distribution with leading cable, satellite and telecommunications operators in the United States and internationally;

•
significant traction among our target audience;

•
new advertising models for engaging viewers and blue-chip advertisers;

•
high-quality content;

•
pioneer and leader in user-generated content with the demonstrated ability to cost-effectively develop, produce and acquire innovative programming;

•
global archive of short-form digital content;

•
experienced team;

•
strong brand; and

•
state-of-the-art infrastructure.

Current's growth strategy

Our objective is to become the preeminent global media source for young adults across major communications platforms. We seek to accomplish this goal by focusing on the following key strategic areas:

•
expanding our distribution in the United States;
•
developing and expanding our advertising business;
•
growing our international footprint;
•
building traffic on and monetizing Current.com;
•
expanding to additional platforms;
•
continuing to pursue strategic relationships with innovative, pioneering brands; and
•
pursuing strategic acquisitions.

Risks affecting us

We believe that key risks to our future operating results include, among others, uncertainty about our ability to: (i) enter into new distribution agreements; (ii) grow our TV viewership and web traffic to support our advertising model; (iii) provide advertisers with third party data about the size of our viewing audiences; (iv) execute on initiatives to launch our media platforms outside the United States; and (v) attract key talent to drive advertising sales and innovation in programming and engineering.

We are also subject to a number of other risks that you should be aware of before you buy our Class A common stock. These risks are discussed in "Risk factors."

Corporate information and conversion

We were formed as a limited liability company in Delaware in September 2002 named INdTV, LLC. Prior to May 2004, we devoted substantially all of our efforts to business planning, product development, recruiting management and raising capital. On May 4, 2004, we purchased Newsworld International, or NWI, a traditional cable and satellite network. This acquisition enabled us to gain access to cable and satellite distribution as an independent network. In connection with our acquisition of NWI, we changed our name to INdTV Holdings, LLC and concurrently formed a wholly owned subsidiary INdTV, LLC, a Delaware limited liability company, and transferred all of our operations to INdTV, LLC. Since that time, we have had no operations because all operations are conducted by our subsidiaries. On April 4, 2005, we changed the name of INdTV Holdings, LLC to Current Media, LLC and INdTV, LLC to Current TV, LLC. On August 1, 2005, we terminated NWI's existing programming and launched Current TV in the United States.

Prior to the completion of this offering, we will convert from a limited liability company to a Delaware corporation and change our name to Current Media, Inc., which we refer to as the "Conversion." To effect the Conversion, we will obtain the approval of the Board of Directors and the members of the limited liability company of a Plan of Conversion. Following such approval of the Plan of Conversion, we will file a Certificate of Conversion and a Certificate of Incorporation with the Secretary of State of the State of Delaware. The Conversion will be effective upon the filing of these documents with the Secretary of State of the State of Delaware, which is expected to occur immediately prior to the closing of the offering contemplated by this prospectus.

In the Conversion, each of our limited liability company interests currently denominated as Series A convertible preferred shares and non-voting common shares will be converted into shares of our Class A common stock, and each of our limited liability company interests currently denominated as voting common shares will be converted into shares of our Class B common stock. Upon completion of the Conversion, but prior to the completion of the offering contemplated by this prospectus, we will have outstanding                           shares of Class A common stock and                           shares of Class B common stock, assuming an initial public offering price of $             per share. The Class B common stock is identical to the Class A common stock, except that the Class B common stock has ten votes per share and the Class A common stock has one vote per share. After this offering, all of our Class B common stock will be held by our founders, Al Gore and Joel Hyatt, and their families. Unless otherwise noted in this prospectus, we refer to the ownership interests of the limited liability company as "shares," and the capital stock of the corporation as "stock"; provided, however, that all references to "shares" or "stock" in the consolidated financial statements and notes thereto refer to the ownership interests of the limited liability company. Unless otherwise noted in this prospectus, all references to "common stock" refer to our Class A common stock and Class B common stock.

Pursuant to the Plan of Conversion, the Series A convertible preferred shares of the limited liability company will be converted into that number of shares of Class A common stock having an aggregate value, measured at the public offering price, equal to the unreturned capital (the amount invested by the holders of Series A convertible preferred shares in the limited liability company), which amount is $75.0 million, plus the unpaid preferred return, which represents an 8% return per annum, compounded annually, on the unreturned capital since the date of issuance of the Series A convertible preferred shares, or $22.7 million as of December 31, 2007. For purposes of this prospectus, we have assumed that the unreturned capital and the unpaid preferred return described in the preceding sentence convert into Class A common stock of the corporation at the assumed initial public offering price of $             per share, the mid-point of the range reflected on the cover page of this prospectus. At the assumed initial public offering price, holders of Series A convertible preferred shares will receive               shares of Class A common stock in the offering for their unreturned capital and unpaid preferred return. Thereafter, the Series A convertible preferred shares, the non-voting common shares and the voting common shares of the limited liability company will receive their pro rata share, based on the number of shares of the limited liability company owned by them, of the remaining equity securities of the corporation before the completion of the public offering contemplated by this prospectus. For example, the Series A convertible preferred shares currently represent approximately             % of the total outstanding shares of the limited liability company as of December 31, 2007, and accordingly, the holders of the Series A convertible preferred shares would receive approximately             % of the remaining shares of capital stock issuable upon the Conversion, in addition to the shares that will be issuable to them for their unreturned capital and unpaid preferred return. Assuming the Conversion occurred on December 31, 2007, (i) the Series A convertible preferred shares of the limited liability company would be converted into an aggregate of             shares of Class A common stock of the corporation, (ii) the non-voting common shares of the limited liability company would be converted into an aggregate of             shares of Class A common stock of the corporation, and (iii) the voting common shares of the limited liability company would be converted into an aggregate of             shares of Class B common stock of the corporation, assuming an initial public offering price of $             per share, the mid-point of the range reflected on the cover page of this prospectus. Unless otherwise noted in this prospectus, all numbers of outstanding shares of Class A common stock or Class B common stock disclosed in this prospectus assume the foregoing conversion rates. As a result, pursuant to the Plan of Conversion, the total outstanding shares of the limited liability company will convert into an equal number of shares of capital stock of the corporation; however, because of the payment of the unreturned capital and the unpaid preferred return in the form of Class A common stock, the Series A convertible preferred shares of the limited liability company will convert into Class A Common Stock of the corporation at a greater than one-to-one conversion rate and the non-voting common shares and voting common shares of the limited liability company will convert into Class A Common Stock and Class B Common Stock, respectively, of the corporation at a less than one-to-one conversion rate. Any increase or decrease in the assumed initial public offering price will decrease or increase, as applicable, the number of shares of Class A common stock issuable upon conversion of the Series A convertible preferred shares and increase or decrease, as applicable, the number of shares of Class A common stock and Class B common stock issuable upon conversion of the non-voting common shares and voting common shares, respectively.

Our total outstanding indebtedness was $36.5 million as of December 31, 2007 and $42.2 million as of February 29, 2008, all of which is due in May 2008. We intend to use a portion of the proceeds of this offering to repay our outstanding indebtedness in full. If this offering is not completed by the maturity date of our indebtedness, we intend to refinance the indebtedness through an existing credit facility that we established in January 2008.

Our principal executive offices are located at 118 King Street, San Francisco, California 94025. Our telephone number is (415) 995-8200. Our website address is www.current.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus, and you should not consider information contained on or accessible through our website to be part of this prospectus or in deciding whether to purchase our Class A common stock.

Trademarks

"Current" and the Current logo are trademarks of Current. Other Current trademarks used in this prospectus include "VC2" and "VCAM." This prospectus contains additional trade names, trademarks and service marks of ours and of other companies.

The offering

Class A common stock offered by Current	shares
Over-allotment option	shares
Class A common stock to be outstanding after this offering	shares
Class B common stock to be outstanding after this offering	shares
Total common stock to be outstanding after this offering	shares
Total percentage voting power of Class A common stock after the offering	%
Total percentage voting power of Class B common stock after the offering	%
Use of proceeds
We intend to use the net proceeds from this offering to repay all of our outstanding indebtedness, which was $36.5 million at December 31, 2007 and $42.2 million at February 29, 2008. We intend to use the remaining net proceeds of this offering for working capital and general corporate purposes. See "Use of proceeds."
Proposed symbol on the NASDAQ Global Market	CRTM

The number of shares of our Class A common stock to be outstanding after this offering is based on                             shares of our Class A common stock outstanding as of December 31, 2007. The number of shares of our Class B common stock to be outstanding after this offering is based on                             shares of our Class B common stock outstanding as of December 31, 2007. The number of shares of Class A common stock outstanding prior to this offering includes             shares held by employees that are unvested and subject to vesting based on continued service and             shares held by a distributor that are subject to forfeiture depending on the achievement of future performance objectives. The number of shares of Class A common stock outstanding prior to this offering excludes up to                           shares that may be earned by a distributor based on the achievement of future performance objectives.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•
the Conversion had occurred on December 31, 2007;

•
the filing of our certificate of incorporation and the adoption of our bylaws immediately prior to the closing of this offering; and

•
no exercise of the underwriters' over-allotment option.

Summary consolidated financial information

The following summary consolidated financial data should be read together with our consolidated financial statements, financial statement schedule, notes to our consolidated financial statements and "Management's discussion and analysis of financial condition and results of operations" appearing elsewhere in this prospectus. The summary consolidated financial data for 2005, 2006 and 2007 and at December 31, 2007 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The as adjusted balance sheet data are unaudited and reflect the balance sheet data at December 31, 2007, as adjusted to (i) give effect to the conversion of all outstanding shares in the limited liability company into stock of the corporation, (ii) account for income taxes as if we were a tax paying entity since our inception, and (iii) reflect the sale by us of             shares of our Class A common stock in this offering at an assumed initial offering price to the public of $             per share, after deducting the estimated underwriting discounts, commissions and offering expenses payable by us and the application of the net proceeds of this offering as set forth in "Use of proceeds." The pro forma net loss per common share, basic and diluted data are unaudited and give effect to the conversion of all outstanding shares in the limited liability company into stock of the corporation, include adjustments to eliminate the accumulated preferred return and account for income taxes as if we were a tax-paying entity since our inception for the periods indicated pursuant to the Conversion. See "Prospectus summary—Corporate information and conversion."

On May 4, 2004, we acquired Newsworld International, or NWI, from Vivendi Universal, and we continued to air NWI's programming until we launched Current TV on August 1, 2005. NWI is a predecessor to Current. However, because our programming changed so dramatically with the launch of Current TV, we effectively began to operate a new business. As a result, we do not believe that our results of operations before August 1, 2005 are comparable to our results of operations after August 1, 2005.

	Year ended December 31,
(in thousands, except per share data)	2005	2006	2007

Consolidated statements of operations data:
Revenue:
Affiliate (net of non-cash reduction to revenue of $116, $523 and $1,413 in 2005, 2006 and 2007, respectively)(1)	$23,362	$29,904	$53,849
Advertising	1,014	7,979	9,916

Total revenue	24,376	37,883	63,765
Operating expenses:
Programming and production(2)	17,532	21,985	31,382
Sales and marketing(2)	6,995	6,224	15,040
Product development(2)	3,555	3,602	6,529
General and administrative(2)	5,238	6,403	10,879
Depreciation and amortization	2,971	4,460	6,022

Total operating expenses	36,291	42,674	69,852

Loss from operations	(11,915)	(4,791)	(6,087)
Interest expense	(2,726)	(3,445)	(4,077)
Other income	388	598	496

Loss before provision for income taxes	(14,253)	(7,638)	(9,668)
Provision for income taxes	—	—	(192)
Net loss	$(14,253)	$(7,638)	$(9,860)

Preferred return	(5,553)	(6,706)	(7,234)

Net loss attributable to common shareholders	$(19,806)	$(14,344)	$(17,094)

Net loss per common share, basic and diluted	$(2.84)	$(1.34)	$(1.40)
Shares used in computing net loss per common share, basic and diluted	6,980	10,666	12,214
Pro forma income tax expense (unaudited)(3)			$(1,701)
Pro forma net loss (unaudited)(3)			$(11,561)
Pro forma net loss per common share, basic and diluted (unaudited)(3)			$(0.59)
Shares used in computing pro forma net loss per common share, basic and diluted (unaudited)(3)			19,714

December 31, 2007 (in thousands)	Actual	As adjusted(3)(4)

Consolidated balance sheet data:
Cash and cash equivalents	$2,231
Working capital (deficit)	(26,122)
Total assets	98,435
Current and long-term debt	36,109
Series A convertible preferred shares	74,259
Members' deficit	(20,792)
Stockholders' equity	N/A

(1)
Affiliate revenue is recorded net of stock-based compensation to certain of our distributors, which is accounted for as a reduction to revenue. See note 3 to our consolidated financial statements.

(2)
Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payments, which had no material impact on the consolidated financial statements. The consolidated statement of operations data above includes stock-based compensation to employees and directors as follows:

	Year ended December 31,
(in thousands)	2005	2006	2007

Programming and production	$54	$177	$272
Sales and marketing	54	374	89
Product development	25	141	228
General and administrative	85	168	425

(3)
Refer to notes 3 and 14 to our consolidated financial statements for a description of how we compute pro forma income tax expense, pro forma net loss, pro forma net loss per common share, basic and diluted and pro forma balance sheet items.

(4)
Each $1.00 increase or decrease in the assumed initial public offering price per share would increase or decrease, as applicable, our pro forma as adjusted cash and cash equivalents, working capital, total assets and stockholders' equity by approximately $              million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

Risk factors

Before you decide to invest in our Class A common stock, you should consider carefully the risks described below, together with the other information contained in this prospectus. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks comes to fruition, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our Class A common stock could decline, and you may lose all or part of your investment.

Risks related to our business and industry

Our limited operating history makes it difficult to evaluate our future prospects.

We were founded in September 2002 and have a limited operating history. We launched Current TV in the United States in August 2005 and in the United Kingdom and Ireland in March 2007, and we launched Current.com in October 2007. We operate in an industry dominated by large and established companies. Our limited operating history makes evaluation of our future prospects very difficult. We will encounter risks and difficulties frequently encountered by companies with limited operating histories. If we are not successful in addressing these risks, our business, operating results and financial condition will be seriously harmed.

We have a history of losses since launching Current TV. We expect to continue to incur losses in the future, and we may not achieve or sustain profitability.

We have a history of losses since launching Current TV. We experienced net losses of $14.3 million, $7.6 million and $9.9 million in 2005, 2006 and 2007, respectively. As of December 31, 2007, we had an accumulated deficit of $31.9 million. These losses and accumulated deficit were due to the substantial investments we made to establish and grow our business, including the acquisition of NWI and the development of Current TV and Current.com. We expect to continue to incur net losses in the future. In particular, we expect our costs and expenses to continue to increase as we implement initiatives to continue to grow our business. We also expect to incur additional general and administrative expenses associated with being a public company. In addition, in the quarter that we complete this offering we expect to incur a one-time, non-cash charge to operations to record a deferred tax liability for financial accounting purposes in connection with our conversion into a corporation, the amount of which would have been approximately $5.5 million at December 31, 2007. If our revenue does not increase to offset these expected increases in costs and expenses, we will not be able to achieve or sustain profitability. You should not consider our revenue growth in recent periods as indicative of our future performance. Accordingly, we cannot assure you that we will be able to achieve or maintain profitability in the future.

We may experience significant fluctuations in our operating results due to a number of factors, which make our future operating results difficult to predict and could cause our operating results to fall below expectations.

Our operating results may fluctuate significantly due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. If our operating results fall below the expectations of investors or securities analysts or below the guidance, if any, we provide to the market, the price of our Class A common stock could decline very substantially.

Factors that may affect our operating results include:

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changes in the level of our advertising revenue due to the loss of major advertisers, reductions in advertisers' budgets and delays in sales resulting from our failure to complete sales during advertisers' annual purchasing cycles or other factors;

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changes in our advertising rates as a result of low TV ratings, limited acceptance of our advertising model, increased competition, adverse economic conditions or other factors;

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our ability to enter into new distribution agreements that would result in the delivery of our programming to additional subscriber households in the United States and internationally;

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our loss of any distribution agreement or the failure of our existing distributors to maintain or increase the number of their subscriber households;

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changes in our affiliate revenue as a result of declines in the number of subscriber households, the loss of distributors or the impact of variable accounting for equity awards to distributors;

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our ability to attract and retain viewers of Current TV and users of Current.com;

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changes in the costs we incur to support user-generated content and changes in the cost of acquiring content from third parties;

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our ability to develop, produce and broadcast in a timely manner new programming content that attracts our audience;

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our ability to hire, train and retain key personnel;

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the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

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the timing and success of new media offerings by our competitors and any significant changes in the competitive dynamics of our market, including new entrants or substantial discounting of advertising;

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network outages or security breaches;

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the timing of expenses related to any acquisitions and potential future charges for the impairment of goodwill resulting from such acquisitions; and

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general economic conditions that adversely affect advertising rates, the level of advertising or the number of subscriber households of existing and any future distributors.

Because we have granted equity awards to certain of our distributors that are subject to vesting, revenue from these distributors is subject to variable accounting. As a result, increases in our stock price can materially and adversely affect revenue in future periods.

Due to our limited operating history, we do not have an established system or extensive experience forecasting our future revenue, and we may be unsuccessful in doing so. Our operating expenses are based on our expectations of future revenue and are largely fixed in the short term. As such, any shortfall in revenue in a future period would directly and adversely affect our operating results.

Discrete events can have a significant impact on our revenue. Accordingly, quarterly revenue results may not be a meaningful indicator of future results.

Discrete events can have a significant impact on our revenue. Many advertisers purchase advertising on an annual basis. Accordingly, the level of our advertising sales during any annual sales cycle will significantly impact our future advertising revenue, regardless of the level of advertising before the annual sales cycle. In addition, our level of affiliate revenue will be significantly impacted by entering new or terminating existing distribution agreements, regardless of the level of affiliate revenue before any such change. Accordingly, revenue during any particular quarter may not be a good indicator of revenue in future quarters.

Our success depends on the popularity of our content offerings with our young adult audience. If we fail to engage young adults with our programming, our advertising revenue will not grow as anticipated, and could decline, and our ability to add new distributors would be adversely affected.

Young adults are demanding consumers of content and are subject to rapid and unpredictable changes in their interests and preferences. In addition, our programming competes with other entertainment offerings and activities, including fictional content offerings such as movies and large portions of traditional TV programming, the Internet and video games. If our programming does not engage young adults, advertising revenue will not grow as anticipated, and could decline, and our ability to add new distributors would be adversely affected.

We have an unproven media model that may not be successful.

We have developed an innovative but unproven media model. Our TV network differs from traditional TV networks in several important respects. These include:

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focusing on news and other non-fiction entertainment targeted at young adults;

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promoting viewer participation;

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utilizing a short-form video segment format in lieu of traditional television shows; and

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providing innovative advertising models, such as viewer-created advertisements, programming sponsorships and longer ads.

Our website also differs from existing websites in several important respects. These include:

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interacting with our TV network to provide a participatory "two-screen" experience;

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enabling user-generated content and participation, as compared to traditional "top-down" news and information websites such as CNN.com, NewYorkTimes.com and Yahoo!; and

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providing programming assistance and editorial oversight, as compared to other social news sources, such as del.icio.us and digg.com.

Our media model is in the early stages of development and may not achieve broad acceptance by users and advertisers. For example, our TV advertising revenue per subscriber household is below the industry average, and our website was only recently launched and has not generated significant revenue to date. Although our TV network and website have achieved early success in attracting viewers, advertisers and industry awards, the media industry is undergoing rapid change and there is no assurance that these early successes will be lasting.

If we are unable to increase our advertising revenue, our financial results and ability to grow our business will be adversely affected.

We generated approximately 16% of our revenue in 2007 from advertising fees, and our business model contemplates that over the longer term the majority of our revenue growth will be derived from advertising. Our advertising model includes viewer-created advertising, advertiser alignment with specific pods or content categories and cross-platform advertising on television and the Internet. Because our approach to advertising is new and unproven, we face considerable challenges in convincing advertisers to allocate their advertising budgets to our network. Although we have a number of highly regarded advertisers, they have committed only a small fraction of their advertising budgets to us and do not have long-term commitments to advertise on our network or website. We have not yet achieved widespread adoption of our advertising model by advertisers. In addition, we have a relatively new advertising sales team, including a new head of sales, and we believe we need to hire additional qualified sales personnel to achieve our advertising sales objectives. If our sales team fails to sell advertising on Current TV and Current.com, our revenue and operating results will be adversely affected.

We face challenges related to our advertising model and stage of growth. These include:

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possible advertiser concerns with viewer-created content or viewer-created advertising;
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our inability to identify, attract and retain qualified sales and marketing personnel; and
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potential limitations on our ability to compete with significantly larger organizations.

In addition, we face several industry-wide challenges to increasing our advertising revenue. These include:

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the increasing deployment and use of digital video recording devices, allowing audiences to skip advertising;

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new metering and rating processes that measure viewership of advertisements as well as programming; and

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consolidation within the advertising industry that shifts leverage to large advertisers and buying groups.

We currently have agreements with four advertisers that include exclusivity provisions, whereby we have agreed not to sell advertising to competitors of such advertisers. The exclusivity provisions run for the term of the agreement, which may be up to one year, and are limited to a specific product category. If we enter into additional advertising agreements with similar restrictions, our ability to grow advertising revenue may be limited unless we receive appropriate compensation for granting these restrictions. If we are unable to increase advertising revenue for any reason, our business, operating results and financial condition would be adversely affected.

Our advertising revenue and business could be substantially harmed if we receive low TV ratings.

We currently are not rated for viewership by Nielsen Media Services in the United States or by other media rating agencies outside the United States. In the future, we expect to obtain such ratings. Historically, new television networks have received negligible ratings in the first several years in which they are rated. If we become rated and receive negligible ratings, advertisers may be less interested in sponsoring our content or paying rates consistent with our expectations, and our business, operating results and financial condition could be adversely affected.

Our advertising sales cycles are long and unpredictable, and our sales efforts require considerable time and expense and may not be successful. Many advertisers purchase advertising on an annual basis, which can delay our ability to generate advertising revenue.

Many of our advertisers undertake a significant evaluation process that can result in a lengthy sales cycle, in some cases over 12 months. We spend substantial time and expense in our sales efforts without any assurance that our efforts will generate any sales. In addition, advertising decisions are frequently influenced by budget constraints, multiple approvals and unplanned administrative, processing and other delays. Moreover, because many advertisers purchase advertising on an annual basis, our ability to sell them advertising will be delayed by a year if we do not generate sales from them during a particular annual advertising sales cycle. If sales expected from a specific advertiser are not realized or are delayed, our business, operating results and financial condition would be adversely affected.

We depend on a small number of distributors for a substantial majority of our revenues. The loss of any one of these distributors would likely have a material adverse effect on our business, operating results and financial condition.

We generated approximately 84% of our total revenue in 2007 from affiliate fees paid to us by cable, satellite and telecommunications operators, which we refer to as distributors. Seven of our distributors accounted for substantially all of our affiliate revenue in 2007. Our four largest distributors each accounted for more than 10% of our total revenue and collectively accounted for 71% of our total revenue in 2007. These distribution agreements are multi-year and expire at various times from 2011 through 2017. They provide that our programming is distributed on a non-exclusive basis within a specific geographic region and that we receive a specified monthly fee for each subscriber household that receives our programming. They also contain numerous operating restrictions, performance requirements and conditions, such as (i) content restrictions, (ii) distribution requirements, (iii) most favored nations clauses and (iv) rights of termination upon the occurrence of certain events. If we fail to comply with certain terms of our distribution agreements, they are subject to termination and, in some cases, to reduction in subscriber fees. The loss of any existing distribution agreement or a significant number of subscriber households by our distributors would adversely affect affiliate revenue and could adversely affect advertising revenue. As such, the loss of or failure to renew our agreements with any of our major distributors would likely have an adverse effect on our business, operating results and financial condition.

If we are unable to increase the number of subscriber households that receive our programming, we may be unable to increase our revenue as anticipated.

Growth of our affiliate fees depends upon:

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increasing the number of subscriber households by entering into new distribution agreements;

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increasing the number of subscriber households under existing agreements; and

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renewing existing and any new distribution agreements.

Entering into new distribution agreements is difficult and time-consuming, and there is no assurance that we will be able to enter into new, or renew existing, distribution agreements on acceptable terms, or at all, or that such agreements will not be terminated. Failure to deliver our programming to additional subscriber households would adversely affect our ability to increase affiliate fees and advertising revenue.

If we are unable to obtain viewer-created content and other third-party content at low cost, our business may be harmed and our gross margins may be adversely affected.

Nearly one-third of our programming is viewer-created content, which is our least expensive form of programming. If we are unable to obtain sufficient high-quality, viewer-created content, we would be forced to use more internally developed content or acquired content from sources other than our viewers. Even though the cost of our internally developed and non-viewer generated acquired content is generally less than that of traditional TV networks, our programming costs would increase if a larger portion of our programming were internally developed or acquired from third parties other than our viewers. Our programming costs would also increase if we are unable to continue to internally develop and acquire content for a lower cost than traditional TV networks. Any increase in programming costs would adversely affect our operating margins.

Current.com was only recently launched and is at an early stage of development. We have not generated significant revenue from Current.com.

In October 2007, we launched Current.com. We believe that Current.com will complement our TV network by extending our content offerings online, expanding the pool of potential content contributions to the TV network, helping build brand awareness, creating a second revenue-generating media platform and permitting a "two-screen" viewing experience. We expect that advertising revenue will constitute a significant portion of the revenue to be generated by Current.com. To date we have realized very limited revenue from Current.com, and there can be no assurance that we will realize significant revenue or any other benefits from our website. Even if we initially attract advertisers to Current.com, they may decide not to advertise on our website if their objectives are not met, or if we do not deliver their advertisements in an appropriate and effective manner. In addition, we have incurred and expect to continue to incur significant costs and have devoted and expect to continue to devote significant resources to develop and enhance our website. If we do not realize a sufficient return on this investment, our business, operating results and financial condition will be adversely affected.

If we are unable to retain key executives and other personnel, particularly our founders, Al Gore and Joel Hyatt, our growth could be inhibited and our business harmed.

Our success is critically dependent on the expertise and continued service of our founders, Al Gore and Joel Hyatt. Our founders have been instrumental in the development of our business, including in securing distribution and advertising agreements, and the loss of the services of either Mr. Gore or Mr. Hyatt would have a material adverse effect on our ability to grow our business or maintain important commercial relationships. In particular, if Mr. Gore were no longer actively involved in our business or no longer to hold a substantial ownership stake in us, our relationships with key distributors and our business could be materially and adversely affected. Mr. Gore has a number of other commitments that limit the amount of time he can devote to our business. In addition, neither Mr. Gore nor Mr. Hyatt have any agreement to remain employed by us or to maintain ownership of our stock beyond the lock-up period in connection with this offering. Our success also depends on the continued service of our senior management team, and on our ability to retain existing personnel and hire additional personnel. If we fail to attract, retain or hire the necessary personnel, or if we lose the services of our key executives, we may be unable to implement our business plan or keep pace with developing trends in our industry, and our business, operating results and financial condition would be adversely affected. There is no assurance that any employee will remain with us. Our competitors may be successful in recruiting and hiring members of our executive management team or other key employees and it may be difficult for us to find suitable replacements on a timely basis. Some members of our management team, including our founders, are vested in all or a substantial portion of their shares of our capital stock, and therefore retention of these employees may be difficult in the highly competitive market and geography in which we operate our business. We do not carry key person life insurance on any of our personnel. The loss of any member of our senior management team, particularly our founders, for any reason, or their failure to devote sufficient time to us could seriously harm our business.

We are subject to the risks of doing business outside the United States.

A key element of our growth strategy is to expand our international operations and provide our content offerings on a worldwide basis. Although our business has been designed to facilitate international expansion on a cost-effective basis, to date our TV network operates abroad only in the United Kingdom and Ireland. In connection with the launch of our programming in new markets, we incur significant capital expenditures and increases in operating expenses in advance of going live with our network and generating affiliate revenue. In addition, we have historically not actively pursued international advertising sales, and international advertising revenue to date has not been significant. We do not expect to generate advertising revenue in new markets until we have achieved market acceptance, and we generally expect advertising revenue, measured on a per subscriber household basis, will be lower in markets outside of the United States. As such, we expect that each launch of our programming in a new market will adversely affect our margins, at least for the short term. Our inexperience in operating our business outside of the United States increases the risk that any international expansion efforts that we may undertake will not be successful. In particular:

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we have very limited experience identifying and producing content designed to appeal to young adults in countries other than the United States;

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we may be unsuccessful in securing distribution agreements in countries outside the United States on favorable per subscriber household rates, if at all; and

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the programming and advertising models we have adopted in the United States may prove unsuccessful in attracting audiences and advertisers in other countries.

In addition, conducting international operations subjects us to new risks that we have not generally faced in the United States. These include:

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fluctuations in currency exchange rates;

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unexpected changes in foreign regulatory requirements;

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longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

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regulatory or contractual limitations on our ability to distribute our programming in certain international markets;

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difficulties and costs associated with managing and staffing international operations;

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failure to renew distribution agreements, which generally have shorter terms than distribution agreements in the United States;

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potentially adverse tax consequences, including restrictions on the repatriation of earnings;

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the burdens of complying with a wide variety of international laws and different technical, certification and legal standards, including local programming, advertising, censorship and other regulations;

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political, social and economic instability abroad, terrorist attacks and security concerns in general, including the impact of any such events on our employees or independent consultants working outside the United States;

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reduced or varied protection of intellectual property rights in some countries; and

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new and different sources of competition.

Any of these risks could negatively affect our international business and, consequently, our overall business, operating results and financial condition.

Our distribution agreements contain "most favored nation" provisions that may inhibit our ability to acquire new distributors or result in lower fees per subscriber household or other adverse terms under existing agreements. In addition, our distribution agreements contain performance obligations and operating restrictions, and our business could be harmed if we fail to comply with them.

Our existing distribution agreements contain "most favored nation" or "MFN" clauses, which are common in the cable television industry. These clauses typically provide that, in the event we enter into an agreement with another distributor with a lower net effective rate per subscriber household or otherwise on more favorable terms, these more favorable terms must be offered to the distributor holding the MFN right, subject to certain exceptions. As a result, MFN clauses may inhibit our ability to enter into new distribution agreements because they may adversely affect affiliate revenue or other rights under existing distribution agreements. However, the Company may choose to enter into a new distribution agreement at a lower per subscriber rate if the revenue from additional subscribers provided under such agreement would more than offset the decline in affiliate revenue under existing distribution agreements with MFN clauses. In addition, MFN clauses are often complex and require subjective interpretation. In the future, we may enter into distribution agreements with different rate structures than our current agreements, which could add further complexity and subjectivity to comparisons of net effective rates. We could be subject to disputes with our distributors over the interpretation or application of MFN clauses, the outcome of which could materially and adversely affect the terms of our distribution agreements and our business, operating results and financial condition. Further, as is customary, our distribution agreements contain numerous performance obligations and operating restrictions. For example, these agreements contain programming requirements and restrictions on content and, in some cases, on distribution of that content. Any failure to comply with these requirements and conditions in any distribution agreement could potentially result in reductions in subscriber fees or termination of the agreement, any of which could materially and adversely affect our business, operating results and financial condition.

Competition could reduce our revenue and prevent us from achieving or maintaining profitability.

We face significant competition in both the cable television and online markets in which we operate. Current TV competes with other television networks that target young adults. These networks include Comedy Central, Fuse, G4, MTV, Spike TV and other major cable networks that are owned by large media conglomerates, such as Comcast, Disney, Time Warner and Viacom. Current.com faces competition from companies that are consumer destination websites, such as AOL, Google, MSN and Yahoo!, online video aggregators, such as Hulu and YouTube, and news and social network platforms, such as del.icio.us, digg.com, Facebook and MySpace.

We believe that the principal competitive factors affecting Current TV and Current.com include the following:

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ability to attract and retain the young adult audience;

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quality and reliability of programming;

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the number of subscriber households that receive Current TV and its placement on distributors' service tiers;

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ability to engage seamlessly with audiences across multiple platforms;

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relevance of content;

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quality and breadth of content library;

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brand recognition and reputation;

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relationships with new and innovative content creators and producers; and

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services for, and relationships with, advertisers.

Some of our current or future competitors have significantly greater financial, technical, marketing and other resources than we do, enjoy greater name recognition than we do or may have more experience or advantages than we have in the markets in which we compete. For example, companies such as Viacom and Yahoo! may have competitive advantages over us because of their greater size and resources. If we are unable to compete effectively, we could suffer reductions in our viewing audience, declines in advertising revenue, additional obstacles to entering into new distribution agreements, loss of content providers and other harmful effects, any of which would adversely affect our business, operating results and financial condition.

If we fail to develop and maintain brand awareness, our business would suffer.

We believe that developing and maintaining brand awareness in a cost-effective manner is critical to achieving increased viewership of our programming, generating higher advertising revenue and entering into new distribution agreements that expand the number of subscriber households we reach. Our brand promotion activities may not achieve any of these objectives, and even if they do, any resulting increase in revenue may not offset the expense we incur in building our brand. If we fail to promote and maintain our brand, our business, operating results and financial condition would be adversely affected.

We have experienced growth in recent periods. If we fail to manage our growth effectively, we may be unable to execute our business plan or address competitive challenges adequately.

We have substantially expanded our overall business, headcount and operations in recent periods, which has placed, and will continue to place, a significant strain on our management and our administrative, operational and financial infrastructure. We will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to do so effectively, our business, operating results and financial condition would be adversely affected.

Our success depends on key relationships with content partners.

Obtaining content from third parties is important to our business. For example, we obtain news feeds from Reuters and music from EMI. These content relationships are subject to a number of risks, including:

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the ability of our partners to terminate the relationships with little or no advance notice;

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the risk of increased costs in order to maintain the relationships;

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the potential that we are, or could be perceived as, a competitive threat by our partners; and

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limitations on our ability to use information, content, tools or distribution rights provided by our partners.

If we were unable to obtain content from existing content partners or other third parties, or if the terms upon which we obtain such content are less favorable to us in the future, our business, operating results and financial condition could be adversely affected.

Because we have granted equity awards subject to vesting to certain of our distributors, increases in our stock price can have a material adverse effect on affiliate fee revenue in future periods.

We have granted or committed to grant to certain of our distributors equity awards that are subject to vesting based on the number of subscriber households to which they distribute programming in the future. We re-measure the fair value of earned but unvested equity awards at the end of each reporting period and record a decrease or increase to revenue in each period based on the cumulative effect of amortizing the re-measured fair value of the earned but unvested equity awards for prior periods. As a result, the amount of the decrease or increase in any period for awards that are subject to vesting depends on the value of our common stock at the end of the period and the number of shares that are earned but subject to vesting at the end of the period.

As of December 31, 2007, we had granted or committed to grant             shares that were unvested, of which             were earned. Assuming all unvested shares became immediately earned as a result of subscriber household milestones being met and assuming that our stock price was $             (the midpoint of the range of the estimated offering price) and remained constant thereafter, our associated cash receipts would increase by $             million per year, and our affiliate revenue would increase by the same amount per year, before a non-cash reduction to revenue of $             million per year in the first year the shares became earned and of $             million annually thereafter. The reduction of revenue is attributable to amortizing the fair value of earned equity awards to certain of our distributors. The reduction of revenue in the first year is greater than in subsequent years due to the impact of the cumulative amortization catch-up of re-measuring the fair value of the earned but unvested equity awards.

We may expand through acquisitions, which may divert our management's attention and result in unexpected operating difficulties, increased costs and dilution to our stockholders.

We may acquire complementary businesses, distribution rights, content and other assets. An acquisition may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties in integrating acquisitions, especially if the key personnel of the acquired assets choose not to work for us, and we may have difficulty retaining advertisers and distributors due to changes in management and ownership. Acquisitions may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our business. We also may be required to use a substantial amount of our cash, issue equity securities or incur or assume indebtedness to complete an acquisition, which could deplete our cash reserves, dilute our existing stockholders and adversely affect the market price of our common stock. If we incur debt to pay for any acquisition, such indebtedness may include covenants that restrict our operations and would result in additional interest expense that would adversely affect our operating results. We cannot assure you that the anticipated benefits of any acquisition would be realized or that we would not be exposed to unknown liabilities. In addition, acquisitions may negatively impact our results of operations and financial condition because we may incur additional expenses relating to one time charges, writedowns or tax-related expenses.

Our business will suffer if our systems or networks fail, become unavailable or perform poorly.

Our ability to operate Current TV and Current.com depends on the continued operation of our information systems and networks. As we grow our business, we will need more computing power. This expansion will be expensive and complex. If we do not implement this expansion successfully, or if we experience inefficiencies and operational failures during the implementation, our users' experience could be adversely affected. In addition, our distributor agreements require us to maintain our television network on the air, and if we fail to do so we could be in breach of these contracts. Failure of our systems or networks would adversely affect our business, operating results and financial condition.

If our third-party suppliers fail to provide us with network infrastructure services on a timely basis, our costs could increase and our operations and growth could be hindered.

We rely on third parties to supply key network infrastructure services, including uplink, playback, transmission and satellite services, which are available only from limited sources. We have occasionally experienced delays and other problems in receiving communications equipment, services and facilities and may, in the future, be unable to obtain such services, equipment or facilities on the scale and within the time frames required by us on terms we find acceptable, or at all. If we are unable to obtain, or if we experience a delay in the delivery of, such services, we may be forced to incur significant unanticipated expenses to secure alternative suppliers or adjust our operations, which could materially and adversely affect our business, operating results and financial condition.

Security breaches could impair our TV network and website.

Our TV network and website infrastructure is subject to risks of security breaches and viruses that could impair or shut down our TV network and website. Any interruption of our service offerings could seriously harm our business, operating results and financial condition.

Our TV network and website may be interrupted and we may incur significant losses in the event of an earthquake or other catastrophic event.

Key portions of our production, broadcast and data storage platform for our TV network and the facilities for operating our website are located in Northern and Southern California, regions known for seismic activity. A significant earthquake or other catastrophic event in either of these regions could interrupt all or a portion of the services offered on our TV network or website, perhaps for an extended period of time, and result in significant losses, particularly if we are required to replace significant portions of our facilities or relocate to other sites. As a result, any such event could seriously harm our business, operating results and financial condition.

New distribution technologies may fundamentally change the way programming is distributed and our inability to adapt to them may adversely affect our business.

The advent of digital technology is likely to accelerate the convergence of broadcast, telecommunications, Internet and other media and could result in material changes in the economics, regulations, intellectual property usage and technical platforms on which our business relies. These changes could fundamentally affect the scale, source and volatility of our current and anticipated revenue streams and cost structures, and may require us to significantly change our operations. There is a significant risk that our business and prospects will be harmed by these changes or that we will not identify or adapt to them as quickly as our competitors do. If we fail to adapt, our business, operating results and financial condition may be materially and adversely affected.

We will continue to have to adapt to technological change. We may not be successful or may have to incur significant expenditures to adapt to technological change.

The media industry has been, and is likely to continue to be, subject to rapid and significant technological change. We expect that new technologies will emerge that may be superior to,

or may not be compatible with, some of our existing technologies, and may require us to make significant expenditures to remain competitive. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes in a cost-effective manner and to offer, on a timely basis, services that meet customer demands and evolving industry standards. For example, we may incur significant expenditures if we decide to transition to high-definition broadcasting in the future. In addition, we rely in part on third parties for the development of, and access to, communications and network technology. As a result, we may be unable to obtain access to new technology on a timely basis, in a cost-effective manner or on satisfactory terms. If we fail to adapt successfully to any technological change or obsolescence, or fail to obtain access to important technologies or incur significant expenditures in adapting to technological change, our business, operating results and financial condition could be materially and adversely affected.

The expansion of digital distribution in our markets may increase competition for viewers, ratings and related advertising revenue.

The increased capacity of digital distribution platforms, including the introduction of digital terrestrial television, could reduce the number of subscribers for cable and satellite TV or lower barriers to entry for competing channels, and as a result adversely impact our anticipated operating results and market position. A greater number of channels would increase competition for distributors, viewers and advertisers, which could affect our ability to attract advertising and new distribution at desired pricing levels, if at all, and could therefore hinder or prevent our growth.

If a recession were to occur, it would likely materially and adversely affect our business.

Many economists are now predicting that the United States and, possibly, the global economy, may enter into a recession as a result of the credit crisis and a variety of other factors. If a recession were to occur, cable, satellite and telecommunications distributors would likely experience a decline in the number of subscriber households, and advertisers would likely decrease their advertising spending on television and other media channels. As a result, if a recession were to occur, it would likely have a material adverse effect upon our business, operating results and financial condition.

Applicable government regulations could harm our business.

The scope of communications regulations to which we or our distributors are subject varies from country to country. Typically, video programming regulation in each of the countries in which we or our distributors operate or plan to operate requires that domestic broadcasters and platform providers secure certain licenses from the domestic communications authority. Additionally, most nations have communications legislation and regulations that set standards regarding program content and the content and scheduling of television advertisements. Most nations also have legislation and regulations that provide that a certain portion of programming carried by broadcasters or multi-channel video programming distributors be produced domestically and to some degree be sourced from domestic production companies that are independent of the distributor. Some jurisdictions in which we plan to operate have strict censorship of content, and prohibited content may vary substantially over time.

These regulations could harm our business by impacting us or our distributors. For example, the Communications Act of 1934 (the "Communications Act"), includes provisions that preclude cable operators affiliated with video programmers from favoring their programmers over competitors and effectively preclude such programmers from selling their programming exclusively to cable operators. We are currently subject to these so-called program access rules because some of our affiliates own equity interests in our company. As a result, our flexibility to negotiate the most favorable terms available for our content may be limited.

In most countries, communications regulations are generally subject to periodic and ongoing governmental review and legislative initiatives that may affect the nature of programming we are able to offer and the means by which it is distributed. For example, the U.S. Federal Communications Commission, or FCC, is considering expansion of the exclusivity ban on programmers affiliated with cable operators to programmers affiliated with satellite networks. Any such restrictions, if adopted, could adversely affect our ability to negotiate with satellite programming distributors should we become subject to any such rules. In addition, some policymakers maintain that cable and satellite operators should be required to offer programming to subscribers on a network-by-network, or á la carte, basis or to provide "family friendly" program tiers. The unbundling or tiering of program services could result in reduced subscriber households and advertising revenues and increased marketing expenses. The timing, scope or outcome of these reviews and initiatives could be unfavorable to us, and any changes to current communications legislation or regulations could require adjustments to our operations.

The laws relating to the liability of providers of online services are currently unsettled both within the U.S. and abroad. Claims against other companies with online businesses similar to ours have been threatened and filed under both U.S. and foreign law for defamation, libel, invasion of privacy and other data protection, tort, unlawful activity, copyright or trademark infringement or other theories based on ads posted on a website and content generated by a website's users. Compliance with these laws is complex and may impose significant additional costs on us and restrictions on our business. Any failure to comply with these laws could subject us to significant liability.

Piracy of our intellectual property and other content, including digital and Internet piracy, may decrease revenue received from the exploitation of our content and adversely affect our business and profitability.

The success of our business depends in part on our ability to defend the intellectual property rights to our content. Piracy of television programming and video content as well as other intellectual property is prevalent in many parts of the world. In addition, digital technology facilitates the creation, transmission and sharing of high quality unauthorized copies of video and other content. The proliferation of unauthorized copies and piracy of our content may have a material and adverse effect on our business, operating results and financial condition.

Alleged infringement of the intellectual property of others may cause third parties to sue us or could harm our reputation with advertisers and other partners.

There is considerable patent, copyright and other intellectual property development activity in the media industry. Our success depends upon our not infringing the intellectual property or equivalent rights of others in the United States or abroad. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property or equivalent rights relating to our business. From time to time, third parties may claim that we are infringing their intellectual property or equivalent rights, and we may be found to be infringing such rights. For example, we have been sued in the past and may be sued in the future by third parties, alleging that our use of the name "Current" infringes their trademarks, and seeking to enjoin us from using the name "Current" and to recover unspecified monetary damages. Although we have not received an adverse outcome to date, we could in the future incur significant defense costs, be required to stop using the name "Current," pay significant damages and suffer diversion of the attention of our senior management from the operations of our business. In addition, we may be unaware of the intellectual property rights of others, such as patent or trade secret rights, that may cover some or all of our technology or business methods. We have also been asked and from time to time may be asked in the future by content owners to stop the display or hosting of copyrighted materials on Current.com pursuant to the Digital Millennium Copyright Act. In addition, content providers may claim that we are contributorily or vicariously liable for the use of our technology or website to infringe the content providers' copyrights. Third parties may file trademark and other claims against us for use or misuse of their intellectual property in advertising on our website or television programs. We have responded and will continue to promptly respond to Digital Millennium Copyright Act takedown notices or complaints alleging that we are providing unauthorized access to copyrighted content. Nevertheless, we cannot guarantee that infringing content will not exist on our website, or in listings on links from our website, or that we will be able to resolve any disputes that may arise with content providers or users regarding such infringing content. Furthermore, compliance with the Digital Millennium Copyright Act limits monetary damages but does not limit equitable remedies such as injunctions.

Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from providing content or utilizing technology methods, require that we comply with other unfavorable terms, or hurt our reputation with advertisers, distributors and other partners. Any of these outcomes could seriously harm our business. Even if we were to prevail, any litigation regarding intellectual property could be costly and time-consuming, divert the attention of our management and key personnel from our business operations and materially and adversely affect our business, operating results and financial condition.

If we fail to maintain effective internal controls, our ability to produce timely and accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and investors' views of us.

Ensuring that we have internal financial and accounting controls and procedures adequate to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the year ending December 31, 2009, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or significant deficiencies in internal controls, which could adversely affect our ability to produce accurate and timely financial statements, investor perceptions of us and our stock price.

Furthermore, implementing any appropriate changes to our internal controls over financial reporting may entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and distract our officers, directors and employees from the operation of our business. These changes, however, may not be effective in maintaining the adequacy of our internal controls over financial reporting, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and materially and adversely affect our business, operating results and financial condition.

We have restated our consolidated statement of cash flows for 2005. The restatement relates to the classification of a restricted cash deposit of $1.0 million from operating activities to investing activities. We have also restated our consolidated balance sheet at December 31, 2006 to correct the balance sheet presentation of unvested share-based compensation provided to our distributors, which was previously presented as a non-current asset in affiliate agreements, with the corresponding amount in common stock. Although we do not believe that the restatements were the result of a material weakness in our internal controls at December 31, 2007, the restatements are evidence of a significant deficiency in internal controls, and we can provide no assurance that we will not discover accounting errors in the future or that any such errors will not be the result of a material weakness or significant deficiency in our internal controls.

We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, or SEC, and The NASDAQ Stock Market impose additional requirements on public companies, including enhanced corporate governance practices. For example, the listing requirements for the NASDAQ Global Market provide that listed companies satisfy certain corporate governance requirements relating to independent directors, audit committees, distribution of annual and interim reports, stockholder meetings, stockholder approvals, solicitation of proxies, conflicts of interest, stockholder voting rights and codes of business conduct. Our management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors and board committees or as executive officers.

We may require additional capital to support our business growth, and this capital may not be available on acceptable terms, or at all.

We intend to continue to make investments to support our business growth and may require additional funds for this investment or to respond to business challenges. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our Class A common stock. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our financial condition would be adversely affected and our ability to continue to support our business and to respond to business challenges may be significantly limited.

We may not have sufficient capital resources to pay off our existing debt obligations if we do not complete this offering before they come due in May 2008.

We have a history of substantial losses and negative cash flows from operations. We have significant debt obligations that come due on May 4, 2008. We plan to repay this indebtedness, which was $36.5 million at December 31, 2007, with a portion of the net proceeds from this offering. On January 24, 2008, we entered into a secured credit facility with JPMorgan Chase Bank, N.A., an affiliate of one of the underwriters of this offering, to refinance this indebtedness if we do not complete this offering before the indebtedness comes due. However, our ability to borrow under this credit facility is subject to numerous conditions, including the absence of a material adverse change in our business and compliance with affirmative and negative covenants. In particular, our indebtedness must not exceed $43.0 million at the time we borrow under the facility and we must comply with cumulative quarterly and annual requirements on earnings before interest, taxes, depreciation, amortization, stock-based compensation and extraordinary items and capital expenditures. If we fail to comply with these covenants or experience a material adverse change before completing this offering, we may not be able to access this credit facility to pay off our indebtedness or for working capital purposes and may not be able to meet our business objectives. If any of these events were to occur, our financial condition, cash flows and operating results would be adversely affected. We can provide no assurance that material adverse changes will not occur or as to whether we will comply with these required covenants.

Risks related to this offering and ownership of our Class A common stock

There has been no prior market for our Class A common stock, the trading price of our Class A common stock may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the initial public offering price.

There has been no public market for our Class A common stock prior to this offering. The initial public offering price for our Class A common stock will be determined through negotiations between the underwriters and us and may vary from the market price of our Class A common stock following this offering. If you purchase shares of our Class A common stock in this offering, you may not be able to resell those shares at or above the initial public offering price. Although our Class A common stock will be quoted on the NASDAQ Global Market, an active or liquid market in our Class A common stock may not develop upon completion of this offering or, if it does develop, may not be sustainable. If a liquid trading market fails to develop or be sustained, you could lose all or part of your investment.

The trading prices of the securities of media companies have been and are expected to continue to be highly volatile. The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•
actual or anticipated fluctuations in our operating results;

•
any financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•
our failure to meet the financial estimates of securities analysts who follow us, changes in the financial estimates of such analysts or the failure of those analysts to initiate or maintain coverage of our stock;

•
rating downgrades by any securities analysts who follow our company;

•
announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

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the public's response to our press releases or other public announcements, including our filings with the SEC;

•
market conditions or trends in our industry or the economy as a whole;

•
the loss of key personnel;

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lawsuits threatened or filed against us;

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future sales of our common stock by our founders, other executive officers, directors and significant stockholders;

•
price and volume fluctuations in the overall stock market;

•
changes in the operating performance and stock market valuations of other media companies generally; and

•
other events or factors described elsewhere in this section.

In addition, the stock markets have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many media companies. Stock prices of many media companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted litigation following a decline in stock price. If we were to become involved in such litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business, operating results and financial condition.

Future sales of shares by existing stockholders, or the perception that such sales may occur, could cause our stock price to decline, even if our business is doing well.

If our existing stockholders, particularly our founders, investors, directors and executive officers sell substantial amounts of our Class A common stock in the public market, or are perceived by the public market as intending to sell, the trading price of our Class A common stock could decline. Based on shares outstanding as of December 31, 2007, upon completion of this

offering, we will have outstanding                           shares of Class A common stock and                           shares of Class B common stock. Of these shares, only the shares of Class A common stock sold in this offering will be freely tradable, without restriction, in the public market. Shares of our Class B common stock will automatically convert into shares of Class A common stock upon sale into the public market. Our founders, other officers, directors, and the holders of substantially all of our Class B and Class A common stock have entered into contractual lock-up agreements with the underwriters pursuant to which they have agreed not to sell or otherwise transfer any of their common stock or securities convertible into or exchangeable for shares of common stock for a period through the date approximately 180 days after the date of the final prospectus for this offering, which date may be extended in certain circumstances.

After the contractual lock-up agreements pertaining to this offering expire, and including shares of Class A common stock issuable upon conversion of Class B common stock, up to an additional                           shares of Class A common stock will be eligible for sale in the public market,                           of which are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act and, in certain cases, various vesting agreements.

Some of our existing stockholders have demand and piggyback rights to require us to register with the SEC up to                           shares of our Class A common stock, including Class A common stock issuable upon conversion of our Class B common stock, subject to expiration of the contractual lock-up agreements. If we register these shares of common stock, the stockholders would be able to sell those shares freely in the public market.

After this offering, we intend to register shares of our Class A common stock that we have issued or may issue under our equity plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to any vesting or contractual lock-up agreements.

If any of these additional shares described above are sold, or if it is perceived that they will be sold, in the public market, the trading price of our Class A common stock could decline. For additional information, see "Shares eligible for future sale."

If securities analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Class A common stock will depend in part on the research that securities analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by securities analysts. If no securities analysts commence coverage of our company, the trading price for our stock would likely suffer. In the event we obtain securities analyst coverage, if one or more of the analysts who covers us downgrades our stock or publishes unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

The concentration of our capital stock ownership and voting rights will limit your ability to influence corporate matters.

After this offering, our Class B common stock will have ten votes per share and our Class A common stock, which is the stock we are selling in this offering, will have one vote per share. Our founders and their families will together own all of our Class B common stock, representing approximately             % of our outstanding Class A and Class B common stock and approximately             % of the voting power of our outstanding Class A and Class B common stock after the offering. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. As a result and except in very limited circumstances required by law, our founders and their families, acting together, will have the ability to control the outcome of all matters submitted to our stockholders for approval, including the election of directors, the removal of directors with or without cause and any merger, consolidation or sale of all or substantially all of our assets, and to control management and the affairs of our company. This concentrated control will limit your ability to influence corporate matters. The fact that holders of our Class B common stock will effectively control us may adversely affect the market price of Class A common stock. For information regarding the ownership of our outstanding stock see "Principal stockholders."

As a new investor, you will experience immediate and substantial dilution as a result of this offering and future equity issuances.

The initial public offering price per share is substantially higher than the pro forma net tangible book value per share of our Class A common stock outstanding prior to this offering. As a result, investors purchasing Class A common stock in this offering will experience immediate dilution of $             per share, based on an assumed initial public offering price of $             per share, which is the midpoint of the range of the initial public offering price listed on the cover page of this prospectus. This dilution is due in large part to the fact that our existing stockholders obtained their stock for substantially less than the initial public offering price. For additional information, see "Dilution."

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our Class A common stock.

The anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. For more information, see "Description of capital stock—Anti-takeover effects of Delaware law and our certificate of incorporation and bylaws."

In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or a strategic transaction that stockholders may consider favorable. Our certificate of incorporation and bylaws, which will be in effect immediately prior to the closing of this offering:

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authorize Class B common stock with ten votes per share, all of which will be held by our founders and their families;

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authorize the issuance of "blank check" preferred stock that could be issued by our board of directors without stockholder approval to thwart a takeover attempt;

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provide that vacancies on the board of directors, including newly created directorships, may be filled by a majority vote of directors then in office;

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limit who may call special meetings of stockholders;

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prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders;

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require a supermajority stockholder vote to effect certain amendments to our certificate of incorporation and bylaws; and

•
require advance notification of stockholder nominations and proposals.

For more information regarding these and other provisions, see "Description of capital stock—Anti-takeover effects of Delaware law and our certificate of incorporation and bylaws."

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that enhance our operating results or increase the value of your investment.

Our management will have broad discretion over the use of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply these proceeds in ways that enhance our operating results or increase the value of your investment. We expect to use the net proceeds from this offering to pay off all of our outstanding indebtedness and accrued interest, which was $36.5 million at December 31, 2007, and for general corporate purposes, including working capital and capital expenditures. You will not have the opportunity to influence our decisions on how to use the net proceeds from this offering.

We do not expect to pay dividends in the foreseeable future.

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our Class A common stock.

Forward-looking statements
and industry data

This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would" and "could" and similar words or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

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anticipated trends and challenges in our business and the market in which we operate;

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our ability to anticipate market needs or develop new programming to meet those needs;

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expected adoption of our website;

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our ability to compete in our industry and innovation by our competitors;

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the loss of key personnel;

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our ability to enter into new affiliate distribution relationships or to expand existing relationships;

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the ability of our distributors to expand their subscriber base;

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our ability to increase advertising or advertising rates on our network or website;

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our future operating expenses and results;

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our ability to manage expansion into international markets;

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our expectations regarding the use of proceeds from this offering;

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our ability to manage growth;

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our ability to identify and manage any potential acquisitions successfully; and

•
our need to obtain additional funding and our ability to obtain funding in the future on acceptable terms.

All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. See "Risk factors" for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation to update publicly or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise, except as required by law.

We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. In addition, while we believe our internal company research is reliable, this research has not been verified by any independent source.

Use of proceeds

We estimate that our net proceeds from the sale of the Class A common stock that we are offering will be approximately $                           , assuming an initial public offering price of $           per share, which is the midpoint of the range of the initial public offering price listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses. If the underwriters' option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $                           . Each $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, as applicable, the net proceeds to us by approximately $          million, assuming the number of shares offered by us as set forth on the cover of this prospectus remains the same and after deducting estimated underwriting discounts and commissions and offering expenses.

The principal purposes of this offering are to (i) repay existing indebtedness, which was $42.2 million at February 29, 2008, (ii) obtain additional capital, (iii) create a public market for our common stock and (iv) facilitate our future access to public capital markets. The size of the offering has been determined based on the level of additional capital we seek to raise after repayment of indebtedness and our desire to sell sufficient shares of Class A common stock to the public to facilitate an active trading market.

We intend to use a portion of the net proceeds from this offering to repay in full the principal and accrued interest on an outstanding loan from Dylan Holdings, Inc., which amounted to $30.4 million as of December 31, 2007. The loan is in the form of a senior purchase money note, has an interest rate of 9.25% and matures in May 2008. We issued this note in May 2004 as part of the purchase price for our acquisition of the NWI television network.

We intend to use a portion of the net proceeds from this offering to repay in full the principal and accrued interest on our outstanding promissory notes, which amounted to $6.1 million at December 31, 2007 and $11.3 million at February 29, 2008. We entered into a note purchase agreement in September 2006 with a consortium of lenders pursuant to which we issued the revolving promissory notes. All of these lenders are currently equity investors in our company. Under the terms of these notes, we borrowed $10.0 million and have made no payments. These notes bear interest at a rate of 15% through September 2007 and 18% thereafter, which compounds quarterly. In accordance with the terms of these notes, interest is added to the principal through May 4, 2008, at which time the unpaid principal and interest become payable in full.

We intend to use a portion of the net proceeds from this offering to repay in full the principal and accrued interest on an outstanding note payable to Oracle Credit Corporation, which amounted to $64,000 at December 31, 2007. We entered into this note payable in May 2006 in connection with the purchase of software and support. The note bears interest at the rate of 9.83%. Under the terms of the note, interest is added to the principal balance. The note requires annual payments of $36,000 on the first day of September of each year until 2009, at which time the final payment of $36,000 is due.

We intend to use the remaining net proceeds from this offering for working capital and other general corporate purposes, including to finance our anticipated growth and fund capital expenditures. Additionally, we may choose to expand our existing business through acquisitions of other complementary businesses, products, services or technologies, although we have no agreement or understanding with respect to any such acquisitions at this time.

The amount and timing of our actual expenditures will depend on numerous factors, including the cash used or generated in our operations. Except for the repayment of indebtedness described above, we cannot estimate the amount of net proceeds that we receive in this offering that will be used for any of the purposes described above. Accordingly, our management will have broad discretion in the application of the balance of the net proceeds to us, and investors will be relying on the judgment of management in applying these proceeds.

Pending use of the net proceeds from this offering, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

Dividend policy

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2007:

•
on an actual basis; and

•
on an as-adjusted basis giving effect to (i) the conversion of all outstanding Series A convertible preferred shares of the limited liability company into an aggregate of                shares of Class A common stock of the corporation; (ii) the conversion of all outstanding non-voting common shares of the limited liability company into an aggregate of                shares of Class A common stock of the corporation; (iii) the conversion of all outstanding voting common shares of the limited liability company into an aggregate of                shares of Class B common stock of the corporation; (iv) accounting for income taxes as if we were a tax paying entity since our inception; (v) the filing of our certificate of incorporation immediately prior to the closing of this offering; and (vi) the receipt of the estimated net proceeds, after payment of the estimated underwriting discounts and commissions and offering expenses, from the sale of             shares of Class A common stock offered in this offering at an assumed initial public offering price of $         , which is the midpoint of the range of the initial public offering price listed on the cover page of this prospectus, and the application of the net proceeds of this offering as described in "Use of proceeds." For information regarding the assumed conversion rates of shares of the limited liability company into stock of the corporation, please see "Prospectus summary—Corporate information and conversion."

You should read this table in conjunction with "Prospectus summary—Corporate information and conversion," "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes contained elsewhere in this prospectus.

December 31, 2007 (in thousands, except per share data)	Actual	As adjusted(1)

Cash and cash equivalents	$2,231	$

Current and long-term debt	36,109
Series A convertible preferred shares: 7,500 shares issued and outstanding, actual; no shares authorized, issued or outstanding, as adjusted; liquidation preference of $97,663, actual; liquidation preference of zero, as adjusted	74,259		(2)

Members' deficit/stockholders' equity:
Voting common shares: 7,250 shares issued and outstanding, actual; no shares issued or outstanding, as adjusted	100		(2)
Non-voting common shares: 6,062 shares issued and outstanding, actual; no shares issued or outstanding, as adjusted	7,246		(2)
Preferred stock, $0.001 par value: no shares authorized, issued or outstanding, actual; 20,000 shares authorized, no shares issued or outstanding, as adjusted	—
Class A common stock, $0.001 par value: no shares authorized, issued or outstanding, actual; 200,000 shares authorized, shares issued and outstanding, as adjusted	—		(2)
Class B common stock, $0.001 par value: no shares authorized, issued or outstanding, actual; 10,000 shares authorized, shares issued and outstanding, as adjusted	—		(2)
Additional paid in capital	3,771		(2)
Accumulated deficit	(31,909)		(3)

Total members deficit/stockholders' equity	(20,792)

Total capitalization	$89,576	$

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease, respectively, the amount of our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $              million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and offering expenses. Any increase or decrease in the assumed initial pubic offering price per share will decrease or increase, as applicable, the number of shares of Class A common stock of the corporation issuable upon conversion of the Series A convertible preferred shares of the limited liability company and increase or decrease, as applicable, the number of shares of Class A common stock and Class B common stock of the corporation issuable upon conversion of the non-voting common shares and voting common shares of the limited liability company.

(2)
Represents the conversion of the aggregate value of the Series A convertible preferred shares, voting and non-voting common shares less the aggregate par value of the Class A and Class B common stock.

(3)
Reflects the effect of recording deferred tax liabilities upon conversion to a corporation.

The table above excludes (i) 799,871 non-voting common shares of the limited liability company and, on an as adjusted basis,             shares of our Class A common stock of the corporation held by a distributor that are subject to vesting depending on the achievement of future performance objectives and (ii) up to 741,432 non-voting common shares of the limited liability company and, on an as adjusted basis,             shares of our Class A common stock of the corporation that may be earned by a distributor based on the achievement of future performance objectives, in each case as of December 31, 2007. These shares are not included in members' deficit or stockholders' equity pursuant to United States generally accepted accounting principles.

Dilution

If you invest in our Class A common stock, you will experience immediate dilution to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after this offering. For purposes of this discussion, we treat the voting common shares and non-voting common shares of the limited liability company as if they were a single class and the Class A common stock and Class B common stock of the corporation as if they were a single class. Net tangible book value per share of the limited liability company before the Conversion represents the amount of our total tangible assets (total assets less intangible assets) less total liabilities and less the total amount attributable to Series A convertible preferred shares, divided by the aggregate number of shares of the limited liability company outstanding at December 31, 2007. Pro forma net tangible book value per share after the Conversion represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at December 31, 2007, after giving effect to the conversion of all outstanding shares of the limited liability company into an aggregate of                             shares of common stock of the corporation, all of which will occur immediately prior to the completion of the offering. Changes in the assumed initial public offering price per share will not affect the aggregate number of shares of common stock outstanding prior to this offering. See "Prospectus summary—Corporate information and conversion."

Our net tangible book value was $                                         mill ion, or $                           per non-voting common share and voting common share of the limited liability company outstanding at December 31, 2007 before the Conversion. The Conversion will result in the Series A convertible preferred shares being characterized as stockholders' equity on our balance sheet and will result in the creation of a deferred tax liability, the net effect of which is to cause our pro forma net tangible book value per share to increase by $                           . After giving effect to the Conversion, our pro forma net tangible book value was $              million, or $             per share of common stock outstanding at December 31, 2007 assuming the Conversion occurred on that date.

Assuming the sale by us of                             shares of Class A common stock offered in this offering at an assumed initial public offering price of $             per share, the mid-point of the range reflected on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses and the application of net proceeds of this offering as described in "Use of proceeds," our pro forma as adjusted net tangible book value at December 31, 2007, would have been $              million, or $             per share of common stock. This represents an immediate increase in pro forma net tangible book value of $             per share of common stock to our existing stockholders following the Conversion and an immediate dilution of $             per share to the new investors purchasing

shares of Class A common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share of Class A common stock		$
Net tangible book value per share as of December 31, 2007 (before the Conversion)	$
Increase in pro forma net tangible book value per share attributable to the Conversion
Pro forma net tangible book value per share as of December 31, 2007 assuming the Conversion occurred on that date
Increase in pro forma net tangible book value per share attributable to investors participating in this offering
Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to investors participating in this offering		$

A $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease, as applicable, our pro forma as adjusted net tangible book value as of December 31, 2007 by approximately $              million, the pro forma as adjusted net tangible book value per share after this offering by $             and the dilution in pro forma as adjusted net tangible book value to new investors in this offering by $             per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and offering expenses payable by us and the application of net proceeds of this offering as described in "Use of proceeds."

The following table sets forth on a pro forma as adjusted basis, at December 31, 2007, the number of shares of common stock purchased or to be purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by existing holders of common stock and by the new investors purchasing Class A common stock in this offering, before deducting estimated underwriting discounts and offering expenses payable by us:

	Shares purchased		Total consideration
Average price per share
	Number	Percent	Amount	Percent

Existing stockholders before this offering		%	$	%	$
Investors participating in this offering		%		%

Total		100%		$100%	$

A $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease, as applicable, total consideration paid to us by investors participating in this offering by approximately $              million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

The discussion and tables above assume no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by investors participating in this offering will be increased to                           , or             % of the total number of shares of common stock to be outstanding after this offering, and the percentage of the total shares outstanding held by existing stockholders will be

reduced to             % of the total number of shares of common stock to be outstanding after this offering.

Except as otherwise set forth above, the discussion and tables above are based on the number of shares of common stock outstanding at December 31, 2007, as if the Conversion had occurred on that date. The discussion and tables above include (i)                             shares of our Class A common stock held by our employees and directors that are issued and outstanding but that are subject to a lapsing right of forfeiture and (ii)              shares of our Class A common stock held by a distributor that are subject to forfeiture depending on the achievement of future performance conditions, in each case as of December 31, 2007. The discussion and tables above exclude up to                           shares of our Class A common stock as of December 31, 2007 that may be earned by a distributor based on the achievement of future performance conditions. See "Prospectus summary—Corporate information and conversion."

Selected consolidated financial data

The following selected consolidated financial data should be read together with our consolidated financial statements, financial statement schedule, notes to our consolidated financial statements and "Management's discussion and analysis of financial condition and results of operations" appearing elsewhere in this prospectus. The selected consolidated statement of operations data for 2005, 2006 and 2007, and the selected consolidated balance sheet data as of December 31, 2006 (as restated) and 2007, are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The selected consolidated statement of operations data for 2004, and the selected consolidated balance sheet data as of December 31, 2004 and 2005, are derived from our audited consolidated financial statements, which are not included in this prospectus. The selected consolidated statement of operations data for 2003, and the selected consolidated balance sheet data as of December 31, 2003, are derived from our unaudited consolidated financial statements, which are not included in this prospectus. The pro forma net loss per common share, basic and diluted, data are unaudited and give effect to the conversion into Class A common stock of all outstanding Series A convertible preferred shares and non-voting common shares of the limited liability company, the conversion into Class B common stock of all outstanding voting common shares of the limited liability company and adjustments to eliminate the accumulated preferred return and account for income taxes as if we were a tax-paying entity since our inception for the periods indicated pursuant to the Conversion. See "Prospectus summary—Corporate information and conversion.

On May 4, 2004, we acquired NWI from Vivendi, and thereafter we continued to air NWI's programming until we launched Current TV on August 1, 2005. NWI is a predecessor to Current. However, because our programming changed so dramatically with the launch of Current TV, we effectively began to operate a new business. As a result, we do not believe that our results of operations before August 1, 2005 are comparable to our results of operations after August 1, 2005. Furthermore, we do not believe that the financial information for our predecessor prior to the acquisition on May 4, 2004 is meaningful. Accordingly, we have not included statement of operations data for our predecessor for 2003 or the period from January 1, 2004 to May 3, 2004, or balance sheet data for our predecessor as of December 31, 2003, in our selected consolidated financial data below.

	Year ended December 31,
(in thousands, except per share data)	2003(1)	2004(1)	2005	2006	2007

Consolidated statements of operations data:
Revenue:
Affiliate (net of non-cash reduction to revenue of $0, $116, $523 and $1,413 in 2004, 2005, 2006 and 2007, respectively)(2)	$—	$14,000	$23,362	$29,904	$53,849
Advertising	—	407	1,014	7,979	9,916

Total revenue	—	14,407	24,376	37,883	63,765
Operating expenses:
Programming and production(3)	—	8,667	17,532	21,985	31,382
Sales and marketing(3)	—	393	6,995	6,224	15,040
Product development(3)	—	415	3,555	3,602	6,529
General and administrative(3)	444	1,727	5,238	6,403	10,879
Depreciation and amortization	—	1,321	2,971	4,460	6,022

Total operating expenses	444	12,524	36,291	42,674	69,852

Income (loss) from operations	(444)	1,883	(11,915)	(4,791)	(6,087)
Interest expense	—	(1,544)	(2,726)	(3,445)	(4,077)
Other income	—	121	388	598	496

Income (loss) before provision for income taxes	(444)	460	(14,253)	(7,638)	(9,668)
Provision for income taxes	—	—	—	—	(192)

Net income (loss)	$(444)	$460	$(14,253)	$(7,638)	$(9,860)

Preferred return			(5,553)	(6,706)	(7,234)

Net loss attributable to common shareholders			$(19,806)	$(14,344)	$(17,094)

Net loss per common share, basic and diluted			$(2.84)	$(1.34)	$(1.40)
Shares used in computing net loss per common share, basic and diluted			6,980	10,666	12,214
Pro forma income tax expense (unaudited)(4)					$(1,701)
Pro forma net loss (unaudited)(4)					$(11,561)
Pro forma net loss per common share, basic and diluted (unaudited)(4)					$(0.59)
Shares used in computing pro forma net loss per common share, basic and diluted (unaudited)(4)					19,714

	December 31,
	2003(1)	2004(1)	2005	2006	2007
(in thousands)				(as restated)

Consolidated balance sheet data:
Cash and cash equivalents	$7	$12,634	$15,966	$12,018	$2,231
Working capital (deficit)	(6)	16,644	17,687	17,014	(26,122)
Total assets	7	87,518	99,721	101,186	98,435
Current and long-term debt	—	26,544	29,056	35,261	36,109
Series A convertible preferred shares	—	59,259	74,259	74,259	74,259
Members' equity (deficit)	(6)	909	(10,817)	(15,738)	(20,792)

(1)
On May 4, 2004, we acquired NWI and commenced principal operations. Prior to May 4, 2004, we devoted substantially all of our efforts to business planning, product development, recruiting management and raising capital.

(2)
Affiliate revenue is recorded net of stock-based compensation to certain of our distributors, which is accounted for as a reduction to revenue. See note 3 to our consolidated financial statements.

(3)
Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payments, which had no material impact on the consolidated financial statements. The consolidated statement of operations data above includes stock-based compensation to employees and directors as follows:

	Year ended December 31,
(in thousands)	2003(1)	2004(1)	2005	2006	2007

Programming and production	$—	$—	$54	$177	$272
Sales and marketing	—	—	54	374	89
Product development	—	243	25	141	228
General and administrative	—	—	85	168	425

(4)
Refer to notes 3 and 14 of the notes to our consolidated financial statements for a description of how we compute pro forma income tax expense, pro forma net loss, pro forma net loss per common share, basic and diluted and pro forma balance sheet items.

Management's discussion and analysis of
financial condition and results of operations

You should read the following discussion and analysis of our financial condition and results of our operations in conjunction with our consolidated financial statements, financial statement schedule and the notes to our consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, which involve risks and uncertainties. Our actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in "Risk factors" and elsewhere in this prospectus. We are on a calendar year end.

Overview

Current is a global participatory media company with the goal of democratizing media by engaging, informing and enriching our young adult audience and encouraging their participation across platforms. We operate a television network, Current TV, and a website, Current.com, that distribute viewer-created content as well as internally developed and acquired content that is relevant to the lives of young adults. We believe the combination of our television and Internet platforms creates an immersive and interactive viewer experience for our growing global audience.

We were formed as a limited liability company in September 2002. Prior to May 2004, we devoted substantially all of our efforts to business planning, product development, recruiting management and raising capital. On May 4, 2004, we purchased NWI from Vivendi Universal, or Vivendi, for $70.9 million. NWI was a traditional cable and satellite network that had approximately 17 million subscriber households in the United States at the time of the acquisition. Prior to the NWI acquisition, NWI had affiliate distribution agreements with DirecTV, Time Warner and Comcast (for carriage to a very small percentage of Comcast's total subscriber base). As a result of the NWI acquisition, we acquired these affiliate distribution agreements. We also acquired several outsourcing agreements, which included a contract with the Canadian Broadcasting Corporation, or CBC, to provide all programming. No tangible assets were acquired. The NWI acquisition enabled us to gain access to cable and satellite distribution as an independent network. At the time of the NWI acquisition, we intended to re-launch the television channel, change the content and bring programming operations in-house. We accounted for the acquisition of NWI as a purchase of a business. We valued the acquired intangible assets, consisting of affiliate distribution arrangements, at $13.7 million and are amortizing them over their estimated useful lives of seven years. We recorded the excess of the purchase price over the value of the acquired intangible assets, or $57.2 million, as goodwill.

On August 1, 2005, we terminated the NWI programming and a majority of the acquired outsourcing agreements and launched Current TV in the United States. Because the nature and content of our television programming changed so significantly with the launch of Current TV and we effectively began to operate a new business, we believe that our results of operations before August 1, 2005 are not comparable to our results of operations after August 1, 2005.

Since launching Current TV, we have extended and expanded our existing affiliate distribution agreements, added new affiliate distribution agreements, and pioneered new ways to create, program and distribute content. We launched our network in the United Kingdom and Ireland in March 2007, and we have an agreement to launch our network in Italy in the Spring of 2008.

In October 2007, we launched Current.com, our website that is both a social news source and a platform for multi-media conversation around global news, current events, lifestyles, culture and other topics relevant to young adults. Additionally, Current.com serves as an online studio for our audience to create, upload and evaluate user-generated content for Current TV.

As of December 31, 2007, Current TV was available in approximately 51 million subscriber households in the United States, the United Kingdom and Ireland. In 2006 and 2007, we recorded revenue of $37.9 million and $63.8 million, respectively. As we have strategically invested in our business, our operating expenses have also increased. Our net losses were $7.6 million in 2006 and $9.9 million in 2007.

The principal purposes of this offering are to repay existing indebtedness, raise additional capital, create a public market for our common stock and facilitate our future access to capital markets. Although we plan to use a portion of the net proceeds from the offering to finance our anticipated growth and fund capital operations, we do not believe that being a public company will affect our core strategic initiatives.

Sources of revenue

We derive our revenue from affiliate fees and advertising. Affiliate fees are derived from long-term distribution agreements with cable, satellite and telecommunications operators who pay us a monthly fee for each subscriber household that receives our television programming. In the United States, our affiliate customers include AT&T, Comcast, DirecTV, EchoStar and Time Warner. In the United Kingdom and Ireland, our affiliate customers include BSkyB and Virgin Media. In May 2008, we will launch in Italy on Sky Italia. In 2005, each of DirecTV and Time Warner accounted for more than 10% of our total revenue. In 2006, each of Comcast, DirecTV and Time Warner accounted for more than 10% of our total revenue. In 2007, each of Comcast, DirecTV, EchoStar and Time Warner accounted for more than 10% of our total revenue. AT&T, BSkyB, Comcast, DirecTV, EchoStar, Time Warner and Virgin Media together accounted for 83% of our total revenue in 2007. Our affiliate revenue varies principally as a function of the number of subscriber households receiving our programming, as per subscriber rates have been relatively constant since we launched Current TV in August 2005.

We have provided certain of our distributors with performance incentives in the form of equity awards. Certain of these equity awards are fully vested upon issuance, while others are subject to vesting based upon the number of subscriber households to which our distributors deliver our programming as of the fifth anniversary date of the respective agreement. All equity awards issued to distributors are recognized as a reduction to our affiliate revenues, as earned, over the term of the respective distribution agreement. For those awards that are fully vested, the associated expense to be recognized over the agreement life is determined using the number of shares issued and estimated fair value upon date of issuance. For those awards that are subject to future vesting conditions, the related expense to be recognized over the agreement life is determined, and adjusted each reporting period, based upon the number of shares earned and the estimated fair value at the reporting date. The number of shares earned is determined based upon the number of subscriber households as of each reporting date. As a result, for those awards that vest upon future performance conditions, until such vesting occurs, increases in subscriber households or increases in our stock price, though beneficial to our business, could result in non-cash charges attributable to those equity awards that adversely affect affiliate revenue in the period such increase occurs. See "Critical accounting policies and estimates—Revenue recognition."

Advertising revenue is derived from advertisers who pay for advertising sponsorships and spot advertisements on Current TV. Substantially all of our advertising revenue through December 31, 2007 has been derived from Current TV. In the future, we also expect to generate advertising revenue from Current.com.

We sell advertising sponsorships to national advertisers. Sponsorships are designed to address a customer's entire need for a specific brand, product or advertising campaign for an extended period of time. Our sponsorship advertising agreements are generally one year in length, but we also offer shorter-term sponsorship packages. Sponsorships include various services, such as viewer-created advertising campaigns, sponsorship of television content, online integration with our website, exclusivity, and short-form and long-form spots. We only began selling sponsorships in 2006.

Spot advertisements include short-form spots that are 30 seconds in length and long-form spots of up to three minutes in length. Short-form spots may air in isolation or in a commercial break with other short-form spots. Orders for the sales of television spots may contain a combination of short-form and long-form spots and are usually for a duration of less than 90 days. We have sold spot advertisements since we acquired NWI in May 2004.

In 2007, sponsorships and spot advertisements accounted for 13% and 3% of our total revenue, respectively. Selected advertising customers include Toyota, T-Mobile, Johnson & Johnson, General Electric, Geico and L'Oreal. These advertisers together accounted for 8% of our total revenue in 2007.

Since our introduction of advertising sponsorships in 2006, growth in our advertising revenue has been principally the result of a shift in the mix of advertisements sold toward sponsorships from spot advertisements. To a lesser extent, we believe we have also experienced some increase in the advertising rates we can charge as a result of the increase in the number of subscriber households we reach.

U.S. affiliate revenue, international affiliate revenue, U.S. advertising revenue and international advertising revenue were $45.7 million, $8.2 million, $9.9 million and $0, respectively, or 71%, 13%, 16% and 0% of total revenue, respectively, in 2007.

Expenses

Our expenses consist of programming and production, sales and marketing, product development, general and administrative, and depreciation and amortization. We allocate overhead costs, which include rent and occupancy costs, employee benefits, information technology and other costs, to each of our expense line items, except depreciation and amortization, as appropriate. Each of our expense line items, other than depreciation and amortization, includes employee-related stock-based compensation expense.

A significant amount of our expenses are variable rather than fixed. As a result, we generally seek to manage our expenses based on the anticipated growth of our business. We anticipate that costs in each of our expense categories will increase as our business grows. Furthermore, we anticipate that in 2008 general and administrative expenses will increase as a percentage of revenues, as we increase our infrastructure and incur additional costs associated with being a public company, and that costs in other expense categories, such as sales and marketing and product development, may increase as a percentage of revenues as we fund growth initiatives designed, among other things, to generate increased advertising revenues, support international expansion and provide additional media services. Over the longer term, we anticipate that some expense categories may decrease as a percentage of revenues to the extent we successfully grow our business and achieve economies of scale.

Programming and production

Programming and production includes expenses related to programming, production and distribution of our content on Current TV and Current.com. Programming costs are primarily compensation and related expenses for programming the television network and website, as well as content license fees for third party sourced material that is aired on Current TV and Current.com. Production costs include compensation and related expenses for production operations. We have production studios in San Francisco, Los Angeles and London. A large majority of our programming and production expenses are discretionary. We expect that, in the future, programming and production expenses will increase in absolute dollars as we expand our content offerings, launch our network in new countries and add anticipated additional platforms.

Sales and marketing

Sales expenses primarily consist of compensation and related expenses for advertising sales personnel and travel and entertainment costs. Marketing expenses include compensation and related expenses for marketing personnel, brand building programs, online traffic building efforts and corporate communications. We expect that, in the future, sales and marketing expenses will increase in absolute dollars as we hire additional sales and marketing personnel, continue to focus on attracting audiences to our television network and website and spend additional resources on brand awareness programs.

Product development

Product development expenses include compensation and related expenses, other than those capitalized, for technology, software and infrastructure development. We expect that, in the future, product development expenses will increase in absolute dollars as we hire additional personnel and expand our services to additional media distribution platforms in the U.S. and internationally.

General and administrative

General and administrative expenses primarily consist of compensation and related expenses for our executive, finance, human resources and legal personnel. General and administrative expenses also include third-party professional services fees, principally accounting and legal, and other general corporate expenses. We expect that, in the future, general and administrative expenses will increase in absolute dollars as we invest in infrastructure to support anticipated growth of our operations and incur additional costs associated with being a public company.

Depreciation and amortization

In May 2004, we acquired NWI for $70.9 million, including intangible assets consisting of affiliate distribution arrangements valued at $13.7 million. We are amortizing the acquired affiliate distribution arrangements over their estimated useful lives of seven years on a straight-line basis. As a result, we expect to incur quarterly amortization expense of $486,000 through the second quarter of 2011, assuming no future impairment. We also make capital additions to our equipment and facilities as our operations grow, which will result in increases to depreciation expense.

Trends and developments

Operating results

Our revenue growth depends on our ability to enter into new affiliate distribution agreements in the United States and internationally, as well as subscriber household growth in our existing affiliate relationships. Our revenue growth also depends on our ability to increase the number of advertisers and advertising spending on Current TV and Current.com.

Key objectives over the next 12 to 18 months include: (i) entering into new distribution agreements with international and U.S. distributors; (ii) launching our media platforms outside the United States in a timely and cost-effective manner; (iii) growing viewership of Current TV; (iv) increasing and monetizing web traffic on Current.com; and (v) expanding and developing our advertising relationships. If we fail to achieve our objectives, our future revenues will be lower than anticipated and our operating results will be adversely affected.

We believe that key risks to our future operating results include, among others, uncertainty about our ability to: (i) enter into new distribution agreements; (ii) grow our TV viewership and web traffic to support our advertising model; (iii) provide advertisers with third party data about the size of our viewing audiences; (iv) execute on initiatives to launch our media platforms outside the United States; and (v) attract key talent to drive advertising sales and innovation in programming and engineering. More generally, we believe that to succeed we must continue to offer quality programming that responds to the interests and preferences of our young adult audience.

In connection with our anticipated international expansion, we expect to incur additional operating expenses and capital expenditures, some of which will be incurred prior to launching services in a new market. In addition, securing advertising revenue in new markets likely will not be possible until after we have established our programming in these markets. As such, we expect that launches in new markets will generally have a near-term adverse effect on our margins. Our ability to expand internationally on a profitable basis will be dependant on our entering into new affiliate distribution agreements and successfully expanding our advertising business, as well as controlling our programming and operating expenses.

Taxes

Since we have operated as a limited liability company since inception, any U.S. federal or state income tax liability or benefit has passed through to our members. As a result, we have not recorded any income tax expense or benefits in our consolidated statements of operations or tax assets or any liabilities on our consolidated balance sheets relating to our operations in the United States. In connection with the Conversion, we expect to incur a one-time, non-cash charge to operations to record a deferred tax liability for financial accounting purposes in the quarter in which we complete this offering, the amount of which would have been $5.5 million had we completed the offering at December 31, 2007.

Critical accounting policies and estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States. These accounting principles require us to make certain estimates and judgments that can affect the reported amounts of assets and liabilities as of the date of our consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. We believe that these estimates and judgments were reasonable based upon information available to us at the time that these estimates and judgments were made. To the extent that there are material differences between these estimates and actual results, our consolidated financial statements could be adversely affected.

We believe the following to be critical accounting policies because they are important to the portrayal of our financial condition or results of operations and they require critical management estimates and judgments about matters that are uncertain:

•
revenue recognition;
•
capitalized programming costs;
•
stock based compensation;
•
goodwill and intangible assets;
•
impairment of long-lived assets; and
•
taxes.

For a summary of our significant accounting policies, including the critical accounting policies discussed below, see the accompanying notes to consolidated financial statements included elsewhere in this prospectus.

Revenue recognition

We derive our revenue from affiliate fees and from advertising. We recognize revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104). In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Affiliate fees

Affiliate fees represent payments received from our distributors for the right to provide our programming to their customers. Distributors pay us a fixed amount per month for each subscriber household receiving our programming. Affiliate fees are recognized monthly in the period the service is rendered, provided no significant obligations remain. Our distributors report actual subscriber data within a reasonable time frame following the end of each month, which allows us to make reliable estimates of revenue and therefore to recognize revenue during the reporting period in which the fees are earned. Determination of the appropriate amount of affiliate revenue involves judgments and estimates of subscriber levels that we believe are reasonable, but it is possible that actual results may differ from our estimates. When we receive distributor reports for an accounting period after the end of that period, we record any differences between estimated revenue and actual revenue in the subsequent reporting period when we determine actual amounts. Historically, estimated affiliate revenue has differed on average less than 1% from the actual affiliate revenue for a given period, which we deemed to be immaterial.

We have provided certain of our distributors with performance incentives in the form of equity awards. Certain of these equity awards are fully vested, while others are subject to vesting based upon the number of subscriber households to which our distributors deliver our programming in the future. As of December 31, 2007,             shares of common stock are subject to vesting, of which              shares granted to one distributor are subject to forfeiture if

certain distribution targets are not reached by March 2011, and                   shares can be issued to another distributor if certain distribution targets are met by February 2012.

For those awards that are vested, we record the fair value of the equity awards as an asset on our balance sheet at the later of grant date or date of vesting. We then amortize the asset over the remaining term of the agreement as a reduction to affiliate fee revenue. As of December 31, 2007, we had $5.9 million recorded on our balance sheet as "Affiliate agreements," which reflects the unamortized balance of the vested equity awards issued to our distributors.

For those awards that are subject to vesting, we re-measure the fair value of the unvested equity grants that have been earned at the end of each reporting period by estimating the lowest aggregate fair value of such grants based upon the number of subscriber households provided by the distributor at the reporting period end date. We record a decrease or increase to revenue each period based on the cumulative effect of amortizing the re-measured fair value of the earned but unvested equity grants for prior periods. The fair value of unvested equity grants is used to determine the amount of amortization to record each period; however, in accordance with Emerging Issues Task Force, or EITF, Abstract Topic No. D-90, Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to a Nonemployee (EITF Topic D-90), the unamortized amounts are not reflected on our balance sheet. As a result, the amount of the decrease or increase in any period for awards that are subject to vesting depends on the value of our common stock at the end of the period and the number of shares that are earned but unvested at the end of the period. The unamortized fair value of unvested equity grants as of December 31, 2007 was $4.0 million.

We estimate the fair value of our equity awards for purposes of grants to distributors using an option-based model approach after estimating the enterprise value of our company. This methodology and key assumptions and estimates that underlie it are discussed in "Stock-based compensation" below.

In 2006 and 2007, we recorded reductions to revenue of $523,000 and $1.4 million, respectively, as a result of vested and unvested equity awards granted to our distributors. As a result of the variable accounting for unvested equity awards to distributors, increases in our stock price would increase stock-based compensation to distributors and therefore could have a material adverse effect on our affiliate revenue.

Advertising revenue

Advertising revenue is derived from advertising sponsorships and from spot advertising on Current TV.

We consider sponsorships to be a single unit of accounting. Our management considered a number of factors in making this determination, including the following:

•
sponsorships are designed to address the customer's entire need for a specific brand, product or advertising campaign;

•
customer billings are not milestone based, or attributable to individual deliverables; rather, they are periodic, generally monthly over the sponsorship term; and

•
customers are not entitled to refunds if there are changes to any of the individual tasks included within the sponsorship agreements.

Accordingly, we recognize revenue from advertising sponsorships under SAB 104 on a proportional performance basis over the sponsorship period.

Spot advertising, regardless of whether short-form or long-form, is currently sold for a fixed price per spot for each individual sales order. We also consider spot advertising orders to be a single unit of accounting and use the proportional performance basis under SAB 104 to record revenue.

A significant portion of our advertising revenue is derived from sales through advertising agencies. In accordance with EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, we recognize all advertising revenue net of any agency commissions. We have evaluated our sales arrangements with advertising agencies and have determined that we are not the principal when selling our spot advertising or advertising sponsorships to the end advertiser. Key indicators that we evaluated in reaching this determination included:

•
advertisers generally directly contract with their agencies, which have most of the service interaction with us and are generally viewed as the primary obligor;

•
agencies are directly responsible for billing and collecting fees from their advertisers, including the resolution of billing disputes, and remitting fees to us on a net basis;

•
agencies bear the credit risk of the end customer; and

•
agencies can set the advertising prices with their advertisers, and we receive a fixed amount from the agency.

Capitalized programming costs

We account for the cost of our commissioned and original programming in accordance with SOP 00-2, Accounting by Producers or Distributors of Films (SOP 00-2), and the cost of our licensed programming in accordance with SFAS No. 63, Financial Reporting by Broadcasters (SFAS 63).

Under SOP 00-2, we capitalize commissioned and original programming, which consists primarily of viewer-created content and internally developed programming, if it has an estimated useful life of 3 months or greater. We amortize capitalized commissioned and original programming on a straight-line basis over the estimated useful life of the programming, which is typically fifteen months. As we receive comparable revenue for each airing of a commissioned or original program, we have determined that the benefit received from such programming is consistent over its useful life, resulting in our selection of a straight-line amortization policy. We classify commissioned and original programming as non-current in accordance with SOP 00-2, regardless of the portion estimated to be used within twelve months. At December 31, 2007, we had approximately $891,000 of capitalized commissioned and original programming costs included in other assets on our consolidated balance sheet. SOP 00-2 requires management's judgment as it relates to the period of amortizing the associated programming asset. Overestimating or underestimating the useful lives of the capitalized programming or the period we are recognizing the associated benefit, could result in an understatement or overstatement of amortization expense.

Under SFAS 63, we capitalize licensed programming, consisting primarily of commercially produced programming, and amortize it based on the terms of the license. If the license allows for an unlimited number of airings of a program with similar characteristics, we amortize it on a straight-line basis over the period of the license. If the license is for a specific number of airings, we amortize it over the number of allowed airings on a straight-line basis. We record the value of licensed programming on our balance sheet at the lower of unamortized cost or estimated net realizable value on a program-by-program, series or package basis. We classify licensed programming as current or non-current based on the date of estimated usage, with the portion estimated to be used within 12 months classified as current. The corresponding payment liability for the license, if any, is classified as current or non-current based on the payment terms, with the portion of the liability that is payable within 12 months classified as current. As of December 31, 2007, we had capitalized licensed programming costs of approximately $321,000, recorded at unamortized cost, of which approximately $197,000 is included in prepaid expenses and other current assets and $124,000 is included in other assets on our consolidated balance sheet. Given the low cost and short life cycle of our licensed programming, related estimates and judgments do not have a significant impact on the net realizable value of this asset or the related amortization expense.

Stock-based compensation

Explanatory note.    The stock numbers and share price information in this Stock-based compensation section currently reflect shares held in, and the price paid for shares of, the limited liability company. We will revise the stock numbers and share price information to reflect shares held in, and the price paid for shares of, the corporation in a future filing when we include the conversion rates of limited liability company interests to corporation interests.

Since our inception, we have issued restricted stock for purposes of equity compensation for selected employees and directors. As discussed above, we have also granted common stock to certain of our distributors. We have never granted stock options.

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payments (SFAS 123(R)), which requires us to measure and recognize compensation expense for restricted stock granted to employees based on its estimated fair value and to recognize the expense in the financial statements over the requisite service period. There was no material impact on our consolidated financial statements resulting from the adoption of SFAS 123(R), because the recognition of compensation expense for grants of restricted stock under the previous guidance of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, is the same as the recognition of such expense under SFAS 123(R), with the exception of forfeitures, which, when incorporated, were de minimis.

We account for common stock grants to non-employees, including distributors, in accordance with the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services (EITF 96-18). Pursuant to EITF 96-18, the expense associated with common stock grants to distributors is accounted for as a reduction to affiliate revenue with a corresponding increase to additional paid-in capital.

We estimate the fair value of our common stock for purposes of grants to employees and non-employees using an option model-based approach after estimating the enterprise value of our company. This option pricing model method of allocating enterprise value among common shares and preferred shares views each class of stock as a call option on all or part of our enterprise value. The value of the call option represents the upside value attributable to the preferred and common stockholders, allocated based on their relative ownership as of the valuation date and after payment of the liquidation preferences of our preferred shares.

We use the Black-Scholes valuation model to value the call option of our common stock. The Black-Scholes valuation model requires the input of highly subjective assumptions, including the risk-free interest rate, expected life of the grant in the case of grants subject to vesting contingencies, volatility and dividend yield. In addition, we estimate the number of common stock grants subject to vesting contingencies that will not vest.

We used the following weighted average assumptions for purposes of estimating the fair value of common stock grants using the Black-Scholes method for the periods indicated:

	Year ended December 31,
	2005	2006	2007

Risk-free interest rate	4.45%	4.64%	4.24%
Expected life	2.0 years	2.6 years	1.5 years
Volatility	35.00%	37.75%	40.00%
Expected dividend yield	None	None	None

The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our restricted stock awards. The expected life of common stock grants subject to vesting contingencies is based on management's estimate of the time remaining until we achieve a liquidity event. We do not have a history of market prices of our common stock as we are not a public company, and as such we estimate volatility in accordance with Staff Accounting Bulletin No. 107 using historical volatilities of similar public entities. The dividend yield assumption is based on our history and expectation of paying no dividends. For common stock grants to employees, stock-based compensation expense is based on shares expected to vest over the service period and has been reduced for estimated forfeitures in accordance with the provisions of SFAS 123(R). SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates.

Because our shares are not publicly traded, we have periodically evaluated the assumptions used to value our common stock awards, often in connection with significant stock grants. If factors change and we employ different assumptions, stock-based compensation expense may differ significantly from what we have recorded in the past. Higher volatility and longer expected lives result in an increase in stock-based compensation expense determined at the date of grant. In addition, quarterly changes in the estimated forfeiture rates can have a significant effect on reported stock-based compensation expense for employees, as the cumulative effect of adjusting the rate for all expense amortizations for prior periods is recognized in the period the forfeiture estimate is changed. For example, if a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will increase stock-based compensation expense in the period in which we make the change in estimate. These adjustments can have a significant impact on our operating expenses. In addition, future stock-based compensation expense and unearned stock-based compensation will increase to the extent that we grant additional equity awards to employees or we assume unvested equity awards in connection with acquisitions.

Determinations of common stock fair value by contemporaneous and retrospective valuations.    Given the absence of an active market for our common stock, we were required to estimate the fair value of our common stock at the time of each common stock grant for purposes of calculating our stock-based compensation. We considered numerous objective and subjective factors in determining the value of our non-voting common shares at each restricted stock grant date, including:

•
prices for our preferred shares that we had sold to outside investors in arms-length transactions, and the rights, preferences and privileges of our preferred shares and our common shares;

•
contemporaneous valuations prepared periodically beginning in May 2004;

•
our actual financial condition and results of operations during the relevant period;

•
the development status of our television network and website, including the number of subscriber households receiving our programming and the number of advertising sponsorships we had secured;

•
forecasts of our financial results and market conditions affecting the media industry;

•
the hiring of key personnel;

•
the fact that the restricted stock grants involved illiquid, non-voting securities in a private company; and

•
the likelihood of achieving a liquidity event for our stockholders, such as an initial public offering or sale of the company, given prevailing market conditions at the time of grant.

Overview of trends affecting our common stock valuations.    Our enterprise valuations depend on several key valuation assumptions, including (i) our financial forecast, (ii) the probability we assign to achieving the forecast, (iii) the valuation approach (e.g., discounted cash flow and market-multiple approaches), (iv) the discount rates used in applying the discounted cash flow approach and (v) the market multiples used in applying the market-comparable approach.

In 2006 and for much of 2007, we did not have a destination website and were dependent solely on our TV network for distributing programming. As a result, our common stock valuations in early 2007 were based on assumptions that we believed were appropriate for a privately held company not anticipated to have near-term liquidity prospects. For example, our enterprise valuation in January 2007 was based upon (i) discounting our forecast financial results to reflect business risks, (ii) using only the discounted cash flow valuation approach and (iii) using discount rates reflecting our early stage of development.

We revised our valuation assumptions throughout 2007 as our business evolved and matured. We believe the successful launch of Current.com in October 2007 was a watershed event that started our transition to a multi-media platform. Along with our successful launch of Current TV in the U.K. and Ireland in March 2007, increased affiliate fee revenues in 2007, and expansion of our management team and infrastructure, we believe that the launch of Current.com significantly impacted our valuation assumptions. For example, our November 2007 enterprise valuation reflected (i) a higher probability of achieving our financial forecast, (ii) the use of a 75% discounted cash flow and 25% market-comparable approach weighting, (iii) lower discount rates in applying the discounted cash flow approach compared to those used in January 2007 and (iv) market multiples for the market-comparable approach based on market multiples for traditional broadcast networks. Each of these assumptions favorably impacted our valuation as of November 2007 compared to January 2007.

The estimated range of the initial public offering price on the cover page of this prospectus reflects further changes in our valuation assumptions as our business has continued to mature and evolve in 2008, particularly based on continued marketplace acceptance of Current.com and progress towards our anticipated launch of Current TV in Italy. We anticipate that these events, together with the continued development of our business, will support (i) assigning a higher probability to achieving our financial forecast, (ii) increasing the weighting toward the market-comparable approach compared to the discounted cash flow approach and (iii) including of market multiples of Internet companies, which are typically much higher than market multiples for traditional broadcast TV companies, in the market-comparable approach. Each of these changes to our valuation assumptions, and particularly the use of Internet market multiples, will favorably impact our public offering price compared to our historical common stock valuations.

Historical common stock valuations.    We relied on contemporaneous valuations using the income approach and the market approach to estimate our aggregate enterprise value. For valuations prior to November 2007, we assigned a 100% weighting to the valuation determined using the income approach given the level of development of our business and our estimated lack of proximity to a liquidity event, such as an initial public offering. Beginning in November 2007, we assigned a 75% weighting and 25% weighting to the valuations determined using the income approach and market approach, respectively, taking into account developments in our business and the increased likelihood of a liquidity event. The income approach focuses on the income-producing capability of a business. The income approach estimates value based on the expectation of future cash flows that a company will generate. These cash flows are discounted to the present using a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation and risks associated with the particular investment. The selected discount rate is generally based on rates of return available from alternative investments of type, quality and risk similar to our common stock. We prepared a financial forecast in connection with each contemporaneous valuation for purposes of the income approach. The financial forecasts were based on assumed revenue growth rates and expenses that took into account our past experience and our future expectations. The risks associated with achieving these forecasts were assessed in selecting the appropriate discount rates. The market approach estimates our aggregate enterprise value by applying market multiples of publicly-traded companies in the same or similar lines of business to our results and projected results.

In order to reflect the lack of a recognized market for non-publicly traded securities and the fact that a non-controlling equity interest may not be readily transferable, we further adjusted the value of our non-voting common shares for lack of marketability.

During the period from January 1, 2007 to the present, we relied upon contemporaneous valuations as of January 29, 2007, September 30, 2007 and November 16, 2007.

We used the January 29, 2007 contemporaneous valuation to determine the fair value of our common stock as of January 8, 2007 and February 21, 2007. The valuation indicated a fair value of $3.02 per share and assumed a 10% adjustment for lack of marketability. The valuation also assumed a 26% discount rate in connection with valuing domestic operations and a 34% discount rate in connection with valuing international operations. This valuation also reflects aggregate preferred stock unreturned capital and unpaid preferred return of an aggregate of $90.4 million at December 31, 2006. The valuation represents an increase of 35% in the estimated value of our common stock from our valuation as of November 20, 2006, primarily as a result of our entry into a new distribution agreement with EchoStar in the United States that would contribute additional affiliate revenue in the future. In addition, in December 2006 we hired our President, Marketing and entered into a four-year extension of a distribution agreement with an existing distributor. At December 31, 2006, we had cash and cash equivalents of $12.0 million.

In connection with the preparation of our financial statements in anticipation of a potential initial public offering and due to the increase in value between our January 29 and September 30, 2007 valuations, we estimated the fair value of our common stock as of April 1, 2007 to determine the fair value of our common stock as of April 10, May 1, and May 15, 2007. The estimated fair value on April 1 was the average of our January 29 and September 30, 2007 valuations. The estimated fair value of $5.10 per share represents an increase of 69% from the estimated value of our common stock as of January 29, 2007. This increase reflects the continuing development of our business, including our entry into a new distribution agreement with Virgin Media and the launch of Current TV in the United Kingdom and Ireland in March 2007. In May 2007, we hired our new President, Advertising Sales, made continuing progress towards launching Current.com and had increasing confidence about our future prospects. In addition, our revenue grew from $12.6 million in the fourth quarter of 2006 to $13.9 million in the first quarter of 2007 and $16.8 million in the second quarter of 2007. At March 31, 2007, we had cash and cash equivalents of $9.9 million.

We used the September 30, 2007 contemporaneous valuation to determine the fair value of our common stock as of July 23 and July 27, 2007. The valuation indicated a fair value of $7.18 per share and assumed a 10% adjustment for lack of marketability. The valuation also assumed a 24% discount rate in connection with valuing domestic operations and a 27% discount rate in connection with valuing international operations. This valuation reflects aggregate preferred stock unreturned capital and unpaid preferred return of $95.8 million at September 30, 2007. The estimated fair value of $7.18 reflects an increase of 41% from our estimated valuation used for our April and May grants. This increase also reflected continued progress in our business, including the pending launch of Current.com. At September 30, 2007, we had cash and cash equivalents of $8.2 million.

We used the November 16, 2007 contemporaneous valuation to determine the fair value of our common stock as of October 25, 2007. The valuation indicated a fair value of $11.46 per share and assumed no adjustment for lack of marketability, as we had engaged investment banks for our initial public offering. The valuation was weighted 75% using the income approach, with an assumed 22% discount rate in connection with valuing domestic operations and 25% discount rate in connection with valuing international operations, and 25% using the market approach, which reflects improving prospects for a liquidity event. This valuation also reflects aggregate preferred stock unreturned capital and unpaid preferred return of $96.4 million at October 31, 2007. The valuation represents a 60% increase in the estimated fair value of our common stock from our September 30, 2007 valuation. This increase reflects the successful launch of Current.com, which we believe both enhances the programming on Current TV through our two-screen application and establishes the basis for our Internet advertising model, the recent hiring of our chief financial officer and increasing confidence about our future prospects as a result of these developments. At October 31, 2007, we had cash and cash equivalents of $7.3 million. In addition, the November 2007 evaluation took account of our expected signing of a distribution agreement with Sky Italia, which would result in additional new subscriber households upon launch in Italy in the spring of 2008.

The foregoing valuation calculations are dependent upon a number of forecasts and projections which are inherently uncertain. If we had made different assumptions and estimates, the valuations prepared could have been materially different.

Restricted stock grants to employees.    We made the following restricted stock grants to employees since January 1, 2007:

Grant date	Number of shares subject to restrictions granted	Common stock fair value

January 8, 2007	75,000	$3.02
February 21, 2007	90,000	3.02
April 10, 2007	17,500	5.10
May 1, 2007	8,000	5.10
May 15, 2007	105,000	5.10
July 23, 2007	75,000	7.18
July 27, 2007	8,000	7.18
October 25, 2007	190,000	11.46

Each grant was to a single individual, including grants to members of our executive management team on January 8, May 15, July 23 and October 25, 2007, a grant to a member of our board of directors on July 27, 2007 and grants to employees on the other dates. Each grant was an initial grant, except for the grants on May 15, 2007 and July 23, 2007. which were follow-on grants to executive officers who had previously vested in their original grants.

The weighted average fair value of restricted stock grants to employees and directors during the years ended December 31, 2005, 2006 and 2007 was $1.44, $1.88 and $6.93 per share, respectively.

We recognize employee and director stock-based compensation as expense with a corresponding increase to additional paid-in capital, utilizing the straight-line attribution method. During 2005, 2006 and 2007, we recognized compensation expense totaling $218,000, $860,000 and $1.0 million, respectively, relating to the issuance of restricted stock to employees and members of our board of directors.

At December 31, 2007, we had unrecognized employee and director stock-based compensation of $3.5 million, which will be recognized over three years. Based on restricted stock awards to employees and directors and outstanding as of December 31, 2007, we expect to recognize approximately $1.5 million in stock-based compensation in 2008. To the extent we grant additional equity compensation awards in the future, the amounts of future stock-based compensation will be higher.

Aggregate intrinsic values of restricted stock.    At an assumed initial public offering price of $             per share, which is the midpoint of the range on the cover page of this prospectus, the aggregate intrinsic values of outstanding vested and unvested restricted stock grants to employees and directors as of December 31, 2007 would be $              million and $              million, respectively. Although it is possible that the completion of this offering will add value to the shares of our common stock because they will have increased liquidity and marketability, the amount of any additional value cannot be estimated with precision or certainty.

Goodwill and intangible assets

In connection with any acquisition, we record as goodwill the excess of the acquisition purchase price over the fair value of the net tangible and identifiable intangible assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), we do not amortize goodwill, but perform an annual impairment review of our goodwill during our fourth quarter, or more frequently if indicators of potential impairment arise. Following the criteria of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, and SFAS 142, we have determined that we have a single operating segment and reporting unit and consequently evaluate goodwill for impairment based on an evaluation of the fair value of our company as a whole. Significant judgments required to estimate the fair value of the company include estimating future cash flows and determining appropriate discount rates, growth rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value of the company, which could result in an impairment charge. At December 31, 2007, we had $57.2 million of goodwill, which was recorded in connection with our acquisition of NWI.

We record acquired intangible assets at their respective estimated fair values at the date of acquisition. In connection with our acquisition of NWI, we recorded intangible assets totaling $13.7 million, consisting of the value of acquired affiliate distribution arrangements. We are amortizing this amount using the straight-line method over seven years, which we have determined is the estimated useful life of the arrangements. At December 31, 2007, the value of these arrangements, net of accumulated amortization, was $6.5 million, and we expect to amortize $1.9 million in 2008.

Impairment of long-lived assets

We evaluate the recoverability of our long-lived assets, including acquired intangible assets and property and equipment, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We review long-lived assets for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. We measure recoverability of the asset by comparison of its carrying amount to the future undiscounted cash flows we expect the asset to generate. If we consider the asset to be impaired, we measure the amount of any impairment as the difference between the carrying amount and the fair value of the impaired asset. We observed no impairment indicators through December 31, 2007.

We evaluate the remaining useful lives of intangible assets on a periodic basis to determine whether events or circumstances warrant a revision to the remaining estimated amortization period. We observed no useful life indicators warranting a change to estimated amortization periods through December 31, 2007.

The application of impairment tests requires significant judgments and estimates, including the forecast of future operating results. Changes in the judgments and estimates could materially affect the application of these tests and trigger significant impairment charges that adversely effect our operating results.

Taxes

Since inception, Current Media, LLC, Current TV, LLC and Current International, LLC have been limited liability companies that pass through income and losses to their members. As a result, these entities have not been subject to any U.S. federal or state income taxes, and therefore the related tax consequences are reported at the individual member level and have not been reported within our consolidated financial statements. Accordingly, any tax benefits available from our net operating losses generated prior to the Conversion have also been passed through to our members and will not be available to us. These entities may have been subject to minimum state taxes in certain states that may assess capital taxes or taxes based on gross receipts. After the Conversion, we will be subject to U.S. federal and state income taxes and will be required to provide for income taxes in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (SFAS 109).

In late 2006 we commenced operations in Europe. As a result, we are subject to income taxes in foreign jurisdictions and are required to provide for income taxes, in accordance with SFAS 109. Although our foreign operations are subject to foreign income taxes and we are liable to pay for these income taxes to the foreign jurisdictions, any related available foreign income tax credits, prior to the conversion, have also been passed through to our members and will not be available to us.

For 2007, our foreign operations had net income before taxes of $434,000. As a result, we recorded a current taxes payable of $204,000 and income tax expense of $192,000. For 2006, our foreign operations generated an insignificant net operating loss carry-forward and therefore we did not record any tax benefit for this net operating loss. We did not have any foreign operations in 2005.

Income tax accounting related to the Conversion

We have prepared and provided pro forma disclosures in our consolidated statements of operations and consolidated balance sheets as if we were taxable as a corporation since inception. The pro forma income tax expense was $1.7 million in 2007, and the pro forma deferred tax liability on our balance sheet at December 31, 2007 was $5.5 million. Upon our conversion into a corporation in connection with the completion of this offering, we will record a non-cash charge to operations equal to the amount of the pro forma deferred tax liability at such time, and that amount will be recorded as a deferred tax liability on the balance sheet of the corporation.

Pro forma deferred income taxes reflect the net tax effects of temporary differences between the pro forma carrying amounts of our tax assets and liabilities calculated for financial reporting purposes and the amounts that would have been calculated for our income tax returns in accordance with tax regulations and the net pro forma tax effects of operating loss and tax credit carryforwards if we had been a taxable entity.

The ultimate realization of deferred tax assets depends on the generation of sufficient taxable income of the appropriate character and in the appropriate taxing jurisdictions during the future periods in which the related temporary differences become deductible. We determined the valuation allowance on our pro forma deferred tax assets in accordance with the provisions of SFAS 109, which require weight of both positive and negative evidence in order to ascertain whether it is more likely than not that the pro forma deferred tax assets would be realized.

We evaluated all significant available positive and negative evidence, including the existence of cumulative net losses, benefits that could be realized from available tax strategies and forecasts of future taxable income, in determining the need for a valuation allowance on our pro forma deferred tax assets. After applying the evaluation guidance of SFAS 109, we determined that it was necessary to record a valuation allowance against substantially all of our pro forma net deferred tax assets.

Our pro forma gross, tax effected, deferred tax assets were approximately $21.0 million as of December 31, 2007. We also would record a full valuation allowance on pro forma net deferred tax assets of approximately $19.5 million, which represents essentially all of our pro forma gross deferred tax assets, as we do not believe it is more likely than not that the pro forma deferred tax assets would have been realized. These pro forma deferred tax assets consist mainly of pro forma net operating losses of $16.9 million. Our pro forma net deferred tax liabilities were $5.5 million as of December 31, 2007, consisting primarily of our differences in the carrying amount of goodwill for financial reporting purposes compared to the pro forma income tax basis. Goodwill is not amortizable for financial reporting purposes, as its life is indefinite, but is deductible for income tax purposes, generating this temporary difference in carrying value. The pro forma tax expense for 2007 consists primarily of $1.5 million for a pro forma deferred tax liability related to the 2007 tax goodwill amortization and $204,000 for actual income taxes payable in a foreign jurisdiction.

At December 31, 2007, on a pro forma and pre-tax basis we would have U.S. net operating loss carry-forwards of approximately $38.8 million, state and local net operating loss carry-forwards of approximately $35.7 million, foreign net operating loss carry-forwards of $73,000 and foreign tax credit carry-forwards of $204,000. Only the foreign net operating loss carry-forwards would be available to us subsequent to converting to a corporation, since the other losses previously incurred and the foreign tax credits were passed through to the members of the limited liability company.

Results of operations

We acquired NWI on May 4, 2004. From that time until July 31, 2005, we continued to air NWI's programming, which was provided to us through an outsourcing agreement with the CBC. With the launch of Current TV on August 1, 2005, we began airing Current TV's programming, which was very different than NWI's offering. Because the nature and content on our television network changed so significantly with the launch of Current TV, and we effectively began to operate a new business, we believe that our operating results from January 1, 2005 to July 31, 2005 are not readily comparable to our operating results since August 1, 2005.

The following table sets forth selected consolidated statements of operations data as a percentage of revenue for each of the periods indicated.

	Year ended December 31,
	2005	2006	2007

Consolidated statement of operations data:
Revenue:
Affiliate	96%	79%	84%
Advertising	4	21	16

Total revenue	100	100	100
Operating expenses:
Programming and production	72	58	49
Sales and marketing	29	16	24
Product development	15	10	10
General and administrative	21	17	17
Depreciation and amortization	12	12	9

Total other operating expenses	149	113	109

Loss from operations	(49)	(13)	(10)
Interest expense	(11)	(9)	(6)
Other income	2	2	1

Loss before provision for income taxes	(58)	(20)	(15)
Provision for income taxes	—	—	—
Net loss	(58)%	(20)%	(15)%

Revenue

	Year ended December 31,
(in thousands)	2005	2006	2007

Affiliate	$23,362	$29,904	$53,849
Advertising	1,014	7,979	9,916

Total revenue	$24,376	$37,883	$63,765

2007 compared to 2006.    Revenue in 2007 increased $25.9 million, or 68%, compared with 2006. The increase was primarily due to a $23.9 million increase in affiliate fees in 2007. Approximately $16.3 million, or 68%, of this increase was attributable to our launch of new affiliate subscription services with EchoStar in the United States in January 2007 and both BSkyB and Virgin Media in the United Kingdom and Ireland in March 2007. We also experienced an increase in fees from existing affiliates as a result of the growth in the number of their subscriber households for which they pay us a fee. In particular, we amended our agreement with Comcast in March 2006 and moved to a different tier in Comcast's service offerings beginning in June 2006, which increased the number of subscriber households that receive our television programming. As a result, our 2007 affiliate revenue reflects a full year with Comcast at the more widely distributed service tier, as compared to approximately half of a year in 2006. Advertising revenue in 2007 increased $1.9 million, or 24%, compared with 2006, as we signed new advertisers and renewed the majority of our existing clients, many to larger contracts. In 2007, revenue from outside the United States represented 13% of revenue as compared to none in 2006.

2006 compared to 2005.    Revenue in 2006 increased $13.5 million, or 55%, compared with 2005. The increase was due to a $7.0 million increase in advertising fees, along with a $6.5 million increase in revenue from affiliate subscription fees. The increase in advertising revenue in 2006 was largely due to our introduction of sponsorships for national advertisers in 2006, which contributed $6.2 million in advertising revenue in 2006. A significant portion of the increase in affiliate subscription fees in 2006 was due to additional fees from Comcast, as we moved to a more widely distributed service tier in Comcast's service offerings beginning in June 2006, which increased the number of subscriber households that receive our television programming. In 2006 and 2005, there was no revenue from customers located outside the United States.

Programming and production expenses

	Year ended December 31,
(in thousands)	2005	2006	2007

Programming and production	$17,532	$21,985	$31,382
% of revenue	72%	58%	49%

2007 compared to 2006.    Programming and production expenses in 2007 increased $9.4 million, or 43%, compared with 2006. The increase in programming and production expenses in 2007 was due to a $5.5 million increase in compensation and related expenses resulting from an increase in programming and production headcount to 253 at December 31, 2007, from 169 at December 31, 2006, and a $2.6 million increase in allocated overhead costs.

2006 compared to 2005.    Programming and production expenses in 2006 increased $4.5 million, or 25%, compared with 2005. The increase in programming and production expenses was due to an $8.8 million increase in compensation and related expenses resulting from an increase in programming and production headcount to 169 at December 31, 2006, from 100 at December 31, 2005. A significant portion of the increased headcount was added in the second half of 2005 in connection with the launch of Current TV. Costs associated with music, video and news rights increased $947,000 due to having a full year of our own programming in 2006, compared to a partial year in 2005. The increase in programming and production was partially offset by the elimination of CBC third-party programming costs of $6.0 million as we transitioned to our own programming in August 2005.

Sales and marketing expenses

	Year ended December 31,
(in thousands)	2005	2006	2007

Sales and marketing	$6,995	$6,224	$15,040
% of revenue	29%	16%	24%

2007 compared to 2006.    Sales and marketing expenses in 2007 increased $8.8 million, or 142%, compared with 2006. The increase was primarily due to marketing expenses of $6.4 million related to our first television brand and online advertising campaigns, which we began in the fourth quarter of 2007, as well as marketing outreach efforts to our targeted audience. We also experienced an increase of $2.2 million in compensation and related expenses in the 2007 period, as we hired senior marketing and advertising sales executives, began building out our marketing team and repositioning our advertising sales team. Total sales and marketing headcount increased to 32 at December 31, 2007, from 22 at December 31, 2006.

2006 compared to 2005.    Sales and marketing expenses in 2006 decreased $771,000, or 11%, compared with 2005. The decrease was primarily the result of a $3.3 million decrease in spending on marketing, partially offset by higher advertising sales expenses of $1.5 million. Marketing expense decreased in 2006 in part due to the significant expenses incurred in 2005 associated with the launch of Current TV in August 2005. The higher advertising sales expenses included increased compensation and related expenses, as we brought our advertising sales efforts in-house for the full year of 2006, compared with a partial year in 2005. Total sales and marketing headcount increased to 22 at December 31, 2006, from 20 at December 31, 2005. Stock-based compensation expense included in sales and marketing expenses was $374,000 in 2006, which was primarily due to a one-time expense related to modification of an employee stock grant in connection with termination of employment with us.

Product development expenses

	Year ended December 31,
(in thousands)	2005	2006	2007

Product development	$3,555	$3,602	$6,529
% of revenue	15%	10%	10%

2007 compared to 2006.    Product development expenses in 2007 increased $2.9 million, or 81%, compared with 2006. Approximately $1.9 million of this increase was attributable to increased compensation and related expenses, other than those capitalized, for technology, software and infrastructure development, related in part to design and development work on Current.com, which debuted in October 2007. Product development expenses also included a $454,000 increase in allocated overhead costs. Total product development headcount increased to 75 at December 31, 2007, from 43 at December 31, 2006.

2006 compared to 2005.    Product development expenses in 2006 increased $47,000, or 1%, compared with 2005.

General and administrative expenses

	Year ended December 31,
(in thousands)	2005	2006	2007

General and administrative	$5,238	$6,403	$10,879
% of revenue	21%	17%	17%

2007 compared to 2006.    General and administrative expenses in 2007 increased $4.5 million, or 70%, compared with 2006. The increase was primarily due to increased compensation and related expenses of $2.8 million and increased third-party professional services costs of $813,000 in anticipation of becoming a public company. General and administrative headcount increased to 31 at December 31, 2007, from 20 at December 31, 2006.

2006 compared to 2005.    General and administrative expenses in 2006 increased $1.2 million, or 22%, compared with 2005, primarily due to increased compensation and related expenses of $1.5 million, partially offset by a decrease in third-party professional services costs of $251,000 related to the favorable settlement of trademark litigation in 2006. General and administrative headcount increased to 20 at December 31, 2006, from 19 at December 31, 2005.

Depreciation and amortization expenses

	Year ended December 31,
(in thousands)	2005	2006	2007

Depreciation and amortization	$2,971	$4,460	$6,022
% of revenue	12%	12%	9%

2007 compared to 2006.    Depreciation and amortization expenses increased by $1.6 million, or 35%, in 2007, compared with 2006. The increase was due to capital additions of computer equipment, computer software and broadcast equipment in 2007.

2006 compared to 2005.    Depreciation and amortization expenses increased by $1.5 million, or 50%, in 2006, compared with 2005. The increase was due to capital additions of computer equipment, computer software and broadcast equipment in 2006.

Interest expense

	Year ended December 31,
(in thousands)	2005	2006	2007

Interest expense	$2,726	$3,445	$4,077

2007 compared to 2006.    Interest expense in 2007 increased $632,000, or 18%, compared with 2006. The increase was due to our incurring $5.0 million in additional debt in September 2006, and thus 2007 reflects a full year of interest expense.

2006 compared to 2005.    Interest expense in 2006 increased $719,000, or 26%, due to our incurring $5.0 million in additional debt in September 2006 and the first full year of interest expense on capitalized broadcast equipment leases.

Other income

	Year ended December 31,
(in thousands)	2005	2006	2007

Other income	$388	$598	$496

2007 compared to 2006.    Other income is comprised primarily of interest income on our cash balances. Other income in 2007 decreased $102,000, or 17%, compared with 2006, primarily as a result of lower invested cash balances.

2006 compared to 2005.    Other income in 2006 increased $210,000, or 54%, compared with 2005, largely because of higher interest rates in 2006 compared to 2005.

Quarterly results of operations

The following table sets forth our unaudited quarterly consolidated statement of operations data for each of the eight quarters in the period ended December 31, 2007. In management's opinion, the data has been prepared on the same basis as the audited consolidated financial statements included in this prospectus, and reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of this data. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	For the three months ended
(in thousands)	Mar 31, 2006	Jun 30, 2006	Sep 30, 2006	Dec 31, 2006	Mar 31, 2007	Jun 30, 2007	Sep 30, 2007	Dec 31, 2007

Revenue:
Affiliate(1)	$6,014	$6,491	$8,748	$8,651	$11,216	$14,177	$14,263	$14,193
Advertising	180	2,556	1,323	3,920	2,647	2,635	2,474	2,160

Total revenue	$6,194	$9,047	$10,071	$12,571	$13,863	$16,812	$16,737	$16,353
Operating expenses:
Programming and production(2)	4,787	5,042	5,980	6,176	7,364	7,531	8,019	8,468
Sales and marketing(2)	1,270	1,602	1,803	1,549	1,974	3,144	3,569	6,353
Product development(2)	731	783	1,132	956	1,356	1,635	1,654	1,884
General and administrative(2)	1,271	1,300	2,344	1,488	2,202	3,148	2,566	2,963
Depreciation and amortization	1,038	1,093	1,145	1,184	1,369	1,462	1,536	1,655

Total operating expenses	9,097	9,820	12,404	11,353	14,265	16,920	17,344	21,323

Loss from operations	(2,903)	(773)	(2,333)	1,218	(402)	(108)	(607)	(4,970)
Interest expense	(784)	(803)	(836)	(1,022)	(999)	(1,006)	(1,019)	(1,053)
Other income	145	150	139	164	129	116	228	23

Loss before provision for income taxes	(3,542)	(1,426)	(3,030)	360	(1,272)	(998)	(1,398)	(6,000)
Provision for income taxes	—	—	—	—	—	—	(173)	(19)

Net loss	$(3,542)	$(1,426)	$(3,030)	$360	$(1,272)	$(998)	$(1,571)	$(6,019)
Preferred return	$(1,574)	$(1,668)	$(1,732)	$(1,732)	$(1,694)	$(1,798)	$(1,871)	$(1,871)

Net loss attributable to common shareholders	$(5,116)	$(3,094)	$(4,762)	$(1,372)	$(2,966)	$(2,796)	$(3,442)	$(7,890)

Net loss per common share, basic and diluted	$(0.51)	$(0.28)	$(0.43)	$(0.12)	$(0.25)	$(0.23)	$(0.28)	$(0.64)
Shares used in computing net loss per common share, basic and diluted	9,777	10,864	10,926	11,078	11,856	12,340	12,428	12,518

(1)
Amounts are net of share-based compensation to certain of the Company's distributors that are accounted for as a reduction to revenue, which amounted to the following:

	For the three months ended
(in thousands)	Mar 31, 2006	Jun 30, 2006	Sep 30, 2006	Dec 31, 2006	Mar 31, 2007	Jun 30, 2007	Sep 30, 2007	Dec 31, 2007

	$82	$129	$198	$114	$115	$317	$358	$623

(2)
Amounts include share-based compensation to employees and directors as follows:

	For the three months ended
(in thousands)	Mar 31, 2006	Jun 30, 2006	Sep 30, 2006	Dec 31, 2006	Mar 31, 2007	Jun 30, 2007	Sep 30, 2007	Dec 31, 2007

Programming and production	$31	$25	$28	$93	$45	$66	$87	$74
Sales and marketing	14	13	338	9	22	24	22	21
Product development	50	14	22	55	53	59	58	58
General and administrative	30	24	24	90	44	49	98	234

Quarterly results of operations

The following table presents our quarterly results of operations as a percentage of total revenue.

	For the three months ended
	Mar 31, 2006	Jun 30, 2006	Sep 30, 2006	Dec 31, 2006	Mar 31, 2007	Jun 30, 2007	Sep 30, 2007	Dec 31, 2007

Revenue:
Affiliate	97%	72%	87%	69%	81%	84%	85%	87%
Advertising	3	28	13	31	19	16	15	13

Total revenue	100	100	100	100	100	100	100	100
Operating expenses:
Programming and production	77	56	60	49	53	44	48	51
Sales and marketing	20	18	18	12	14	19	21	39
Product development	12	9	11	8	10	10	10	12
General and administrative	21	14	23	12	16	19	15	18
Depreciation and amortization	17	12	11	9	10	9	9	10

Total operating expenses	147	109	123	90	103	101	104	130

Loss from operations	(47)	(9)	(23)	10	(3)	(1)	(4)	(30)
Interest expense	(12)	(9)	(8)	(8)	(7)	(6)	(6)	(7)
Other income	2	2	1	1	1	0	1	0

Loss before provision for income taxes	(57)	(16)	(30)	3	(9)	(6)	(8)	(37)
Provision for income taxes	0	0	0	0	0	0	(1)	(0)

Net loss	(57)	(16)	(30)	3	(9)	(6)	(9)	(37)
Preferred return	(25)	(18)	(17)	(14)	(12)	(11)	(11)	(11)

Net loss attributable to common shareholders	(83)%	(34)%	(47)%	(11)%	(21)%	(17)%	(21)%	(48)%

Our quarterly results of operations have varied in the past, and we expect that they may vary significantly in the future. Discrete events may have a significant impact on our results. Our affiliate revenue generally does not vary significantly from quarter to quarter, unless we modify an existing distribution arrangement or enter into a new distribution arrangement. In the quarter in which we experience a change in the number of subscriber households we reach, our affiliate revenue can change significantly as it did in the third quarter of 2006 and the first and second quarters in 2007. In connection with our international distribution deals, we expect to incur additional expenses and capital expenditures, some of which will be incurred prior to generating related revenue. Furthermore, many of our advertisers purchase on an annual basis, and many of such advertisers make purchase decisions that are effective at the end of the third calendar quarter or the fourth calendar quarter. As a result, the amount of advertising sales during these sales periods will significantly impact our future quarterly advertising revenue. For our shorter term advertising packages, advertising revenue may be impacted by normal advertising seasonal patterns, which we believe will result in stronger advertising revenue in the second and fourth calendar quarters in the future. Advertising revenue in the fourth quarter of 2006 was impacted by the recognition of $1.4 million at the end of a sponsorship rather than on a straight-line basis over the term as all revenue recognition criteria were not met until the contract was completed. Our business model contemplates that over the longer term, a significant portion of our revenue growth will be derived from advertising; as such, our total revenue may be more difficult to predict. Our quarterly results of operations are also affected by factors such as the timing of expenditures, as shown in the fourth quarter of 2007 in connection with our first television brand and online advertising campaigns.

Restatements

We have restated our consolidated statement of cash flows for 2005. The restatement relates to the classification of a restricted cash deposit of $1.0 million from operating activities to investing activities. The deposit is currently placed with a financial institution for the benefit of the lessor under an equipment lease agreement. The effect of this restatement does not have any impact on our consolidated statement of operations for 2005 or on our consolidated balance sheet at December 31, 2005.

We have also restated our consolidated balance sheet at December 31, 2006. The restatement corrects the balance sheet presentation of $1.6 million of unvested share-based compensation provided to our distributors, which was previously presented as a non-current asset in affiliate agreements with the corresponding amount in common stock. In accordance with EITF Topic D-90, we have restated our presentation to appropriately offset these amounts so that unvested share-based compensation provided to our distributors is no longer presented on the face of the balance sheet as a non-current asset and as a component of common stock. The effect of this restatement does not have any impact on our consolidated statement of operations and consolidated statement of cash flows for 2006.

The effects of the restatements are reflected in our consolidated financial statements and accompanying notes included herein.

Although we do not believe that the restatements were the result of a material weakness in our internal controls at December 31, 2007, the restatement of our statement of cash flows was determined to be evidence of a significant deficiency in internal controls.

We have taken steps intended to remediate this deficiency. Specifically, in October 2007, we hired an experienced chief financial officer. In anticipation of becoming a public company, we added senior level accounting and finance staff in the first quarter of 2008. We strengthened our accounting and finance staff to implement additional control procedures designed to detect and prevent the error in the statement of cash flow that occurred. The new controls procedures include a review process that previously was absent due to the limited size of our accounting department.

Liquidity and capital resources

We have incurred substantial losses and negative cash flows since inception. We have financed our operations through sales of preferred shares and the incurrence of debt. In 2004, we financed the $70.9 million acquisition of NWI from Vivendi through the issuance of $60.0 million of our Series A convertible preferred shares and the incurrence of $25.0 million in debt. In 2005, we issued an additional $15.0 million of Series A convertible preferred shares, and in 2006 we incurred an additional $5.1 million in debt. In the three years ended December 31, 2007, we used $15.7 million in operations. As of December 31, 2007, we had cash and cash equivalents of $2.2 million. In February 2008, we incurred an additional $5.0 million in debt.

We expect to use the net proceeds of this offering to repay all of our outstanding indebtedness, which was approximately $36.5 million at December 31, 2007 and $42.2 million at February 29, 2008. We intend to use the remaining net proceeds from this offering for working capital and other general corporate purposes, including to finance our anticipated growth and fund capital expenditures. We expect that the remaining estimated net proceeds will significantly exceed our forecast short-term cash needs, which may vary from our actual cash needs, and we have determined the size of the offering based not only on our anticipated capital needs but also our desire to sell sufficient stock to the public to facilitate an active trading market in our stock. Our uses of cash may vary significantly from our forecast uses if we expand our business more aggressively than planned, acquire other businesses or more expensive content, or incur unexpected charges. See "Use of proceeds."

We expect to have approximately $              million in remaining net proceeds after repayment of outstanding indebtedness. We believe the remaining net proceeds, together with our cash and cash equivalents and cash flows from revenue-generating activities, will be sufficient to fund our operations and satisfy our financial obligations for at least the next 12 months, particularly given that cash used in operating and investing activities has ranged from $8.0 million to $11.3 million per year over the last three years.

Over the longer term, our liquidity needs will depend significantly on the level of cash flows received from distributors and advertisers and required for operating and investing activities. Cash flows from distributors are received under long-term agreements and depend primarily on monthly per subscriber household rates and the number of subscriber households that receive our programming. Cash flows from advertisers depend primarily on advertising levels and advertising rates. Failure to achieve anticipated cash flows from revenue-generating activities or to accurately forecast anticipate cash requirements for operating and investing activities could have a material adverse effect on our ability to meet our liquidity needs.

In the future, we may acquire complementary businesses, content or distribution arrangements from third parties, and we may decide to raise additional capital through future debt or equity financings to the extent we believe necessary to successfully complete these acquisitions. However, additional financing may not be available to us on favorable terms, if at all, at the time we make such determinations, which could have a material adverse affect on our ability to maintain or improve our liquidity and cash position in the future.

Indebtedness

Dylan note.    In May 2004, we entered into a $25.0 million note payable with Dylan Holdings, an affiliated entity of NBC Universal, in conjunction with the purchase of NWI. We refer to the note as the Dylan Note. The Dylan Note bears interest at a rate of 9.25%, which compounds semi-annually. In accordance with the terms of the Dylan Note, interest was added to the principal through May 4, 2006. We added $2.5 million and $900,000 of interest to the principal during 2005 and 2006, respectively. Under the terms of the Dylan Note, since May 4, 2006, we have paid interest on the unpaid principal in cash semi-annually. As of December 31, 2007, the unpaid principal under the Dylan Note totaled $30.0 million, which is due in full on May 4, 2008.

Substantially all of the assets of our subsidiary, Current TV, LLC, are pledged as collateral to secure the Dylan Note. Under the terms of the Dylan Note, we are limited in our ability to merge or consolidate our subsidiaries and are also limited in the types of transactions that can be entered into between Current TV, LLC and us, including restrictions on the type and amount of payments between Current TV, LLC and us. Furthermore, Current TV, LLC is limited in its ability to dispose of assets and may not, with limited exceptions, create or incur liens with respect to any asset owned or acquired. In the event of default, Dylan has the right to require payment of the principal and accrued interest.

Revolving note.    In September 2006, we entered into a revolving note payable with a consortium of lenders, which we refer to as the Revolving Note and the Lenders, respectively. All of the Lenders are also existing stockholders. Under the terms of the Revolving Note, we may borrow up to $15.0 million in increments of $5.0 million at any time prior to May 4, 2008. We may repay amounts due under the Revolving Note in integral multiples of $1.0 million. Any amounts repaid under the Revolving Note are available for borrowing. The Revolving Note bears interest at a rate of 15% for the first year and 18% thereafter, which compounds quarterly. In accordance with the terms of the Revolving Note, interest is added to the principal through May 4, 2008, at which time the unpaid principal and interest are payable in full. As of December 31, 2007, we had borrowed $5.0 million and had accrued interest of $1.1 million, and had made no payments. In February 2008, we borrowed an additional $5.0 million under the Revolving Note. As of February 29, 2008, the outstanding indebtedness on the Revolving Note was $11.3 million. We incurred $170,000 of costs relating to the issuance of the Revolving Note, which is deferred and is being recognized over the life of the loan as an adjustment of yield.

The payment of all amounts due under the Revolving Note are guaranteed by Current International, LLC and by all of our future formed or acquired subsidiaries. Current TV, LLC is not subject to the guarantee as long as the Dylan Note remains outstanding, but immediately becomes subject to the guarantee should the Dylan Note be discharged. We have pledged our ownership interest in Current TV, LLC and Current International, LLC as collateral. Under the terms of the Revolving Note, we are limited in our ability to merge or consolidate our subsidiaries and in the types of transactions that may occur between Current TV, LLC, Current International, LLC and us, including restrictions on the type and amount of payments between Current TV, LLC, Current International, LLC and us. Furthermore, we are limited in our ability to dispose of assets and may not, with limited exceptions, create or incur liens with respect to any asset owned or acquired. In the event of default under the Revolving Note, the interest rate on the unpaid principal amount increases to 20% and the Lenders have the right to require payment of the principal and accrued interest.

2008 credit facility.    In January 2008, we entered into a $50.0 million senior secured credit facility with JPMorgan Chase Bank, N.A. We requested that JPMorgan Chase Bank provide the credit facility in light of our selection of one of its affiliates to act as an underwriter in connection with this offering. If we have not completed this offering on or before May 4, 2008, we plan to borrow under the credit facility to repay indebtedness under the Dylan Note and Revolving Note when that indebtedness becomes due. Under this credit facility, $40.0 million is available under a term loan that is to be used solely to pay off our indebtedness described above. Amounts under the term loan must be taken in a single draw on or after May 2, 2008 but no later than May 5, 2008, and any unused amounts expire on May 5, 2008. Any amounts repaid under the term loan may not be reborrowed. The remaining $10.0 million is available under a revolving loan that may be used anytime on or after the date on which the term loan is made for general corporate purposes and in an amount up to $3.0 million to pay off the indebtedness described above to the extent such indebtedness is not paid off with the proceeds of the term loan. Amounts repaid under the revolving loan may be reborrowed. The interest rates under the term and revolving loans are, at our option, either LIBOR, adjusted for statutory reserve requirements, plus 5%, or 4% plus the higher of either JPMorgan Chase Bank's Prime Rate or the Federal Funds Effective Rate plus 0.5%. The interest rate increases by 1% 180 days after the date upon which the term loan under the credit facility is drawn. This credit facility expires and all amounts are due and payable on the earlier of May 4, 2009 or the closing of this offering. Substantially all of our assets are pledged as collateral under this credit facility. In the event of default, the interest rate increases by 2% and all amounts borrowed under the credit facility become immediately due and payable. Our ability to draw the credit facility is subject to numerous conditions, including the absence of a material adverse change in our business and compliance with affirmative and negative covenants. Management expects that the Company will comply with these covenants and have access to the credit facility.

Cash flows

	Year ended December 31,
	2005	2006	2007
(in thousands)	(as restated)

Net cash used in operating activities	$(7,098)	$(4,706)	$(3,912)
Net cash used in investing activities	(4,233)	(3,321)	(4,869)
Net cash provided by (used in) financing activities	14,663	4,079	(1,024)

Our cash flows from operating activities in any period have been significantly influenced by the number of cable and satellite providers distributing our programming, the number and size of new affiliate and advertising contracts and the timing of payments by our distributors and advertisers. Our largest source of operating cash flows is cash collections from our distributors and advertisers.

Our primary uses of cash in operating activities are for personnel-related expenditures, marketing expenses and facilities lease payments. Our cash flows from operating activities in any period will continue to be significantly affected by the extent to which we add and renew agreements with affiliates and advertisers, collect receivables and increase spending as a result of personnel and programming expense increases to grow our business.

In 2007, we used $3.9 million of net cash in operating activities. In 2007, we incurred a net loss of $9.9 million, an increase in accounts receivable of $4.0 million, an increase in other assets of $1.3 million, a decrease in accounts payable of $1.0 million and an increase in prepaid expenses and other current assets of $535,000. These amounts were partially offset by depreciation of property and equipment of $4.1 million, stock-based compensation of $2.4 million, an increase in accrued liabilities of $2.1 million, amortization of intangible assets of $1.9 million, amortization of programming of $1.0 million, deferred interest expense of $876,000 and an increase in deferred revenue of $460,000.

In 2006, we used $4.7 million of net cash in operating activities. In 2006, we incurred a net loss of $7.6 million, an increase in accounts receivable of $3.9 million, a decrease in deferred revenue of $860,000, an increase in prepaid expenses and other current assets of $689,000 and an increase in other assets of $478,000. These amounts were partially offset by depreciation expense of $2.5 million, amortization of intangibles of $1.9 million, stock-based compensation of $1.4 million, an increase in accrued liabilities of $1.1 million, deferred interest expense of $1.1 million, and an increase in accounts payable of $581,000.

In 2005 (as restated), we used $7.1 million of net cash in operating activities. In 2005, we incurred a net loss of $14.3 million, an increase in accounts receivable of $1.0 million and an increase in prepaid expenses and other current assets of $715,000. These amounts were partially offset by deferred interest expense of $2.5 million, amortization of intangibles of $2.0 million, an increase in accrued liabilities of $1.2 million, depreciation expense of $938,000, an increase in accounts payable of $922,000, and an increase in deferred revenue of $860,000.

Investing activities

Since acquiring NWI in 2004, our primary investing activities have been capital expenditures for computer equipment, computer software and broadcast equipment. In 2005, 2006 and 2007, we used $3.2 million, $3.3 million and $4.9 million, respectively, for capital expenditures. In addition, in 2005, we used $1.0 million for a capital lease deposit.

We expect to increase our capital expenditures in future periods as we continue to invest in our broadcast and production equipment and software infrastructure to support the anticipated growth in our business. As we expand our international operations, our capital expenditures may be subject to period to period fluctuations as we enter new geographies, which typically require some initial capital investment. As of December 31, 2007, we have no material commitments outstanding related to capital expenditures.

Financing activities

Our primary financing activities have been our issuances of preferred stock, issuances of notes payable and lease financing associated with our capital expenditures.

In 2007, we used $1.0 million in financing activities, primarily related to repayments of lease financings incurred in 2005. Subsequent to December 31, 2007, we issued an additional $5.0 million in notes payable to fund our operations.

In 2006, we generated $4.1 million of net cash from financing activities. This cash was provided by our issuance of $5.1 million in notes payable, partially offset by lease repayments of $844,000.

In 2005, we generated $14.7 million of net cash from financing activities. This cash was provided primarily by our sale of $15.0 million of Series A convertible preferred shares, partially offset by lease repayments of $337,000.

Contractual obligations

The following table summarizes our contractual obligations as of December 31, 2007:

	Payment due by period
(in thousands)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total

Dylan Note(1)	$31,338	$—	$—	$—	$31,338
Operating leases	1,463	2,370	2,014	1,762	7,609
Other commitments(2)	2,985	3,290	—	—	6,275
Revolving Note(1)(3)	6,465	—	—	—	6,465
Capital leases	1,167	157	—	—	1,324
Other notes payable(1)	36	36	—	—	72

(1)
Includes future interest.

(2)
See note 8 to our consolidated financial statements included elsewhere in this prospectus.

(3)
We borrowed an additional $5.0 million under the Revolving Note in February 2008, which amount is due in May 2008.

Off-balance sheet arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes, nor do we have any undisclosed material transactions or commitments involving related persons or entities.

Recent accounting pronouncements

In July 2006, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting for interim periods and disclosures for uncertain tax positions. We adopted FIN 48 in the first quarter of 2007 with no impact on our consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements, but does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Certain provisions of SFAS 157 related to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis became effective for us on January 1, 2008 and are being applied prospectively. These provisions of SFAS 157 are not expected to have any impact on our consolidated financial statements. The provisions of SFAS 157 related to other nonfinancial assets and liabilities will be effective for us on January 1, 2009, and will be applied prospectively. We are currently evaluating the impact that SFAS 157 will have on our financial position or results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS 159 is to provide entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and may not be applied retroactively unless the entity chooses early adoption. We did not early adopt SFAS 159. The adoption of SFAS 159 is not expected to have a material effect on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS 141(R)). The objective of SFAS 141(R) is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141(R) requires an acquiror to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. It also requires the acquiror to recognize and measure the goodwill acquired in a business combination or a gain from a bargain purchase. SFAS 141(R) is effective for financial statements issued for the fiscal years beginning on or after December 15, 2008. The adoption of SFAS 141(R) is not expected to have a material effect on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160). The objective of SFAS 160 is to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 also changes the way the consolidated income statement is presented, establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent's owners and the interest of the noncontrolling owners of a subsidiary. SFAS 160 is effective for financial statements issued for the fiscal years beginning on or after December 15, 2008. The adoption of SFAS 160 is not expected to have a material effect on our financial position and results of operations.

Quantitative and qualitative disclosures about market risk

Foreign currency risk

To date, the foreign currency exchange rate effect on our results of operations and financial condition has been minimal. However, as we expand our international operations, the effects of foreign currency exchange rates could increase.

Operations outside the United States primarily consist of our U.K.-based operations. To date, these operations have been fully funded and supported by our U.S. business and incur certain operating expenses in U.S. dollars. Accordingly, we have determined that the functional currency of our U.K. operations is the U.S. dollar. To the extent our U.K. operations grow and become self-sustaining, we will re-assess the appropriateness of its functional currency.

We account for the economic effects of exchange rates for our international operations in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation (SFAS 52). As we do not have any significant operations outside the U.S. with local functional currencies, all changes in exchanges rates as described below are recorded in our results of operations, and we do not have any cumulative translation gains or losses recorded in the balance sheet.

We re-measure all foreign-currency denominated monetary assets and liabilities using the current exchange rate at the end of the period, and measure all foreign currency transactions using the average exchange rate for the month. We had minimal transactions in foreign currencies for 2006 and did not have any foreign currency transactions in or prior to 2005. In 2007, we reported foreign exchange gains of $15,000.

We do not enter into derivative financial instruments for speculative or trading purposes.

Interest rate sensitivity

We had unrestricted cash and cash equivalents totaling $16.0 million, $12.0 million and $2.2 million at December 31, 2005, 2006 and 2007, respectively. A majority of these amounts were invested in money market funds. These unrestricted cash and cash equivalents were held for working capital purposes. We do not enter into investments for trading or speculative purposes. We do not believe that we have any material exposure to changes in the fair value of these cash equivalents as a result of changes in interest rates. Declines in interest rates, however, will reduce future investment income.

Business

Current Media overview

Current is a global, participatory media company with the goal of democratizing media by engaging, informing and enriching our young adult audience and encouraging their participation across platforms. We operate a television network, Current TV, and a website, Current.com, that distribute viewer-created content as well as internally developed and acquired content that is relevant to the lives of young adults. We believe the combination of our television and Internet platforms creates an immersive and interactive viewer experience for our growing global audience.

Our Emmy-award winning network, Current TV, was launched in August 2005 and is among the fastest growing networks in the history of cable television in terms of subscriber household distribution. Cable television is one of the largest and most established media segments, and Current TV is one of the leading cable networks that provides news, information and lifestyle entertainment to young adults in their own voice and from their own perspective. We utilize an innovative workflow that allows us to cost effectively create, acquire and program short-form video segments focused on topics relevant to young adults, with close to one-third of our content coming from our viewers. Leveraging this programming platform, we have pioneered innovative ways for blue-chip advertisers to reach and engage with our young adult audience, an audience that is highly sought-after and, we believe, increasingly elusive in traditional media outlets.

Our recently launched website, Current.com, is both a social news source and a platform for multi-media conversation around global news, current events, lifestyles, culture and other topics relevant to young adults. Additionally, our website serves as an online studio for our audience to create, upload and evaluate user-generated content for Current TV. We believe we have developed a platform that gives our audience a new kind of media experience, where the audience participates in both the creation and selection of the content it engages with on both Current TV and Current.com.

Our primary sources of revenue are affiliate fees and advertising. Affiliate fees are derived from long-term distribution agreements with cable, satellite and telecommunications operators who pay us a monthly fee for each subscriber household that receives Current TV. In the United States, our affiliate customers include AT&T, Comcast, DirecTV, EchoStar and TimeWarner. In the United Kingdom and Ireland, our affiliate customers include British Sky Broadcasting, or BSkyB, and Virgin Media. In May 2008, we will launch in Italy on Sky Italia. AT&T, BSkyB, Comcast, DirecTV, EchoStar, Time Warner and Virgin Media together accounted for 83% of our total revenue in 2007. Advertising revenue is derived from advertisers who pay for sponsorships and spot advertisements. Selected advertising customers include Toyota, T-Mobile, Johnson & Johnson, General Electric, Geico and L'Oreal. These advertisers together accounted for 8% of our total revenue in 2007.

Current TV was launched in August 2005 in approximately 19 million subscriber households in the United States and is now available in approximately 51 million subscriber households in the United States, the United Kingdom and Ireland. In 2006 and 2007, we recorded revenue of $37.9 million and $63.8 million, respectively. As we have strategically invested in our business, our operating expenses have also increased. Our net losses were $7.6 million in 2006 and $9.9 million in 2007.

Industry background

The ways in which young adults consume media and engage with news, information and lifestyle content are undergoing profound changes. We believe the dynamic preferences and consumption patterns of young adults are not being adequately addressed by traditional media outlets. At the same time, technology is transforming the way media is created, expanding the universe of content creators, altering the cost structure of content production and distribution, and enabling delivery across multiple platforms. The packaging and programming of content is also evolving, enabling new means of distribution capable of rapidly adapting to changing consumer preferences. As the way young adults engage with news, information and lifestyle content changes, it presents new challenges to networks and advertisers who target the 18-34 year-old audience demographic.

Evolution in the media preferences and consumption patterns of young adults

Today's young adults are often described as the "choice generation." They grew up in a digital world using the Internet as a primary source of news and information, communicating on mobile phones and playing video games. They have been presented with a broad range of choices about brands and products, and how and when to consume the things they want. They are sophisticated consumers, especially when it comes to information. Today's young adults prefer content that reflects their lifestyles and fits into their schedules and is packaged to their preferences and available across multiple media platforms. We believe that they also prefer content providers that are responsive and respectful, and allow them to participate in real time with their programming preferences.

Today's young adults assemble a broad view of the world from a large number of sources. They are not looking for a single oracle to analyze and interpret news and current events, as Walter Cronkite once did for a previous generation. They grew up being encouraged to analyze and debate, to influence and interact.

Although young adults are increasingly skeptical of top-down news and information, the television platform remains the dominant medium for the consumption of content, with young adults spending more and more time watching television. According to a Millennial Strategy Program survey conducted by Frank N. Magid & Associates, forty percent of young adults watch two to four hours of TV a day on average. However, young adults are not watching television news. According to data from Nielsen Media Research, only 0.8%, 0.7% and 1.0% of 18-34 year olds were reached by ABC World News Tonight, CBS Evening News and NBC Nightly News, respectively, during the average 30-minute evening telecast in the third quarter of 2007. Also, only 1.5% of 18-34 year olds were reached by CNN during the average 24-hour day in the third quarter of 2007. Young adults increasingly turn to other distribution platforms, such as the Internet, to meet their needs for the information they seek.

We believe that the reason young adults do not engage with TV for nonfiction content is that the format in which TV delivers this content has not evolved to meet their preferences and needs. In fact, TV news programming has experienced limited innovation in the last two decades. The majority of television news programs are still telling their audiences what is happening in the world, as well as what to think about it. Both the content and the format of broadcast and cable network news appeal to an older generation, and often do not resonate with young adults. According to data from Nielsen Media Research, in the third quarter of 2007, the median age for broadcast evening news viewers and the median age for CNN viewers were both greater than 59 years old. Young adults want to engage with programming related to news, information and lifestyle, but their consumption patterns have evolved faster than traditional television, leaving their needs underserved.

Changes in media programming and production

Evolution in media is linked to advances in technology. The printing press fundamentally changed the accessibility and economics of information. Radio and television brought media into the industrial era. The Internet is opening up media and enabling consumers to have more access to a much greater array of information. Today, technology is allowing consumers to participate in the creation of content and providing a means of delivering that content to mass audiences. One example of the power of an active, collaborative community is Wikipedia, a user-generated online encyclopedia, which is the 6th most trafficked site on the Internet, attracting more than 226.1 million unique visitors worldwide, according to December 2007 data from comScore Media Metrix.

Although the television platform attracts large audiences, legacy infrastructure inhibits traditional television networks from evolving along with advances in technology. Most TV networks are burdened with massive infrastructure investments, big budgets and big studios. These legacy systems are generally not suited for a workflow where digital content is dynamically managed and repurposed across multiple platforms. In addition, traditional TV news networks are often culturally ill-suited to react to the rapidly changing media environment and demands of young adults.

Digital media tools enable efficient and cost-effective content creation, programming and distribution. These tools provide for scalable production, with relatively low overhead, open systems and small teams, changing the way content is processed, organized and delivered. Advances in technology create flexibility to distribute content across multiple platforms, including television, the Internet and mobile devices.

Evolution in content creation

Changes in the means and cost structure of content production and distribution have significantly expanded the universe of potential content creators. Technological innovations have enabled creative young adults to produce broadcast quality video with a low-cost handheld camera and a free software package on their laptops. These new tools have opened the way to interactivity and collaboration. As a result, programming can be a conversation between viewers and a network, offering freedom from one-way communication and resulting in unprecedented engagement and participation.

Changes in advertising models that drive the media industry

Although Internet advertising has grown more rapidly than TV advertising in recent years, advertisers devote the largest portion of their media spending to television. According to third-party research, global advertiser spending on the Internet grew at a 35.1% compound annual growth rate between 2004 and 2007, whereas global advertiser spending on TV only grew at a 4.7% compound annual growth rate in the same period. According to third-party research, we believe the 2007 global advertiser spending on the Internet to be approximately $41 billion, compared to an estimated global advertiser spending on TV of approximately $160 billion. Despite the importance of TV advertising, the traditional TV advertising model is becoming less effective. People in general, and young adults in particular, are changing their viewing patterns and often skip traditional 30-second commercials.

Innovations are needed in the traditional TV advertising format that will offer new ways for advertisers to connect with audiences. Because TV advertising is less effective, advertisers are beginning to look beyond traditional reach and frequency targets and are increasingly looking to audience engagement as a better predictor of marketing success. Advertisers are seeking additional platforms and using digital technologies to target more effectively in an attempt to develop deeper relationships with consumers.

Market opportunity

We believe there is a significant gap between what is being delivered by traditional sources of TV and what is demanded by young adults. Young adults need and want news and information about what is going on in their world; however, they have not had a news and information source on TV that speaks to them. Young adults increasingly are turning to other platforms, especially the Internet, for news and information.

As a result, there is a large market opportunity to develop an integrated media platform capable of cost-effectively engaging young adults around news, information and lifestyle entertainment, and to build a brand premised on communicating what is going on in the lives of this young-adult generation. There is demand from both young adults and the advertisers who target them for a media platform that engages 18-34 year-olds in their own voices and from their own perspectives, and whose content is defined by what is most important in their lives: from pop culture to politics, careers to relationships.

We believe a participatory media platform that unleashes the creativity of young adults by allowing them to contribute to the creation and selection of the content they consume provides a compelling way to capture this opportunity. User-generated content and participation in programming selection form a connection between the audience and a network that is not possible using one-way communication.

Multi-platform media company

Strategically, a successful cable and satellite TV network provides a strong foundation for a global, multi-platform media company. It is a scarce and valuable asset that can provide recurring and stable revenue streams from affiliate fees. Advertisers recognize that television is still the most influential platform for shaping public opinions and influencing purchasing decisions. Other platforms, such as the Internet and mobile devices, complement programming on television by providing other ways to connect users to new forms of content. The Internet also offers unique opportunities for young adults to connect and collaborate, serving as a platform for participation, social filtering and discussion around relevant news, information and entertainment. Television networks that learn how to leverage the Internet and other new media platforms to enhance content creation, programming and consumption will be able to more effectively engage today's young adult audience.

Need for a robust workflow solution

To take advantage of technological innovations and respond to audience demands for participation and multi-platform distribution, media companies require new and flexible infrastructure and workflows that allow for quick and cost-effective production, editing and repurposing of content. However, traditional media companies have significant investments in legacy systems and are reluctant to discard those systems. Building a flexible infrastructure that cost-effectively serves the needs of this young adult audience offers a significant advantage in today's dynamic media industry.

Opportunity to deliver a young adult demographic to advertisers

Participatory media offers advertisers an innovative solution to the increasingly difficult challenge of reaching young adults, whose viewership habits are changing and who often avoid watching commercials. Digital video recorders have disengaged consumers from advertisements, and advertisers must change and adapt in order to win back the attention of consumers on TV. Consequently, advertisers are looking to integrate their brands into content that engages young adults, and would like TV ads to be more like programming, so audiences are less likely to skip them.

Advertisers also seek solutions to address the increasing number of consumers who are moving towards the Internet and mobile devices to view content. They would like to extend their brand campaigns to have multiple touch points with young adults across each of these platforms. A multi-platform media company can provide integrated advertising packages that address this need.

Current's pioneering approach

Current was founded with the goal of cost-effectively engaging young adults with news, entertainment and lifestyle programming centered around what is going on in their world. We recognized that to reach young adults it was necessary to reach them via television, where they spend a lot of time and where there is a proven business model, as well as on the Internet, a medium where they are also very active. To do this, we launched a television channel, Current TV, and more recently a website, Current.com. The two serve as distinct consumer destinations, but they are also symbiotic and form a combined platform with which Current engages its audience.

Current has pioneered new ways to create, program and distribute content. In the process, we have redefined the TV news and information network model and engaged the 18-34 year-old demographic by providing programming that is relevant and unique to young adults, expressed in their voice. User-generated content and user-driven programming are at the core of our programming strategy, and foster a sense of community and participation among our audience. In addition, we have developed an innovative workflow system that allows us to maximize efficiency and flexibility at the same time that it provides low-cost, high-quality programming.

Current's new network model

Our focus on user-generated content provides a unique connection with our young adult audience. We engage young adults by telling stories in their voices and from their perspectives. We filter those stories through the lens of on-the-ground experience. We have redefined the scope of "news" to include topics that are important to young adults. While we cover all

"traditional" subjects, such as national and international events, politics, business, technology and entertainment, we also cover topics such as sex and relationships, spirituality, careers, video games, culture and more. Current's programming follows a simple guideline: whatever is going on in the lives of our viewers should be visible on Current and should be presented in their voice and from their point of view.

Structurally, we do not organize our channel in predictable half-hour or hour-long programming blocks. Instead our programming is presented in short segments that we call "pods," which are typically 2-10 minutes in length. We juxtapose traditional journalism stories with light cultural pieces around the clock. By breaking free of the traditional scheduling grid, we provide an experience that is more varied and surprising than traditional TV.

Current's programming

Current has developed a programming model built on several unique content offerings, all designed to reflect the tastes and lifestyles of our target 18-34 year-old audience.

Viewer-Created Content.    The foundation of Current's programming strategy is Viewer-Created Content, or VC2. We collaborate with our audience in the creation of a significant amount of our content. Everything on Current TV is open for viewer participation including pods, promotions and ads. We bolster our VC2 strategy by providing sophisticated online tools and training for content creators that enable aspiring filmmakers to improve their skills.

Internally produced and acquired content.    We complement VC2 with high quality content produced in-house, as well as cost-effectively acquired programming. Current's innovations in production result in a significantly lower programming cost structure than that of the traditional television industry. Our featured programming includes:

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"Vanguard Journalism," which explores global issues and themes with a guerilla-style approach to journalism, as young reporters are deployed around the world to provide real-life impressions of significant events;

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"Citizen Journalism," which features aspiring journalists reporting on local events in their hometowns;

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"Supernews," our animated political satire;

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"Google Current," our daily news updates produced in partnership with Google;

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"InfoMania," our daily news-comedy;

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"The Daily Fix," our music video blog, or vlog; and

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"Radar," our daily reports that track noteworthy events and new music releases.

Current's innovative advertising solution

As with our programming model, our advertising model is designed to appeal to the lifestyles, tastes and needs of young adults. We provide advertisers with a number of innovative advertising solutions through advertising sponsorships. These solutions include viewer-created ad messages, or VCAMs, sponsorship of television content, online integration with our website, exclusivity and short-form and long-form spots. Through these solutions, we seek to offer advertisers a marketing forum that is free from ad-skipping.

A key solution that we provide advertisers is the ability to let our young adult viewers create commercials that we then air on Current TV. These VCAMs are often compelling to our audience, and research shows that viewers prefer VCAMs nine to one over expensive traditional commercials.

Current's all digital broadcast facility

Our TV broadcast facilities are built on an open IP architecture as opposed to traditional broadcast television legacy systems. Unlike high-cost production facilities at traditional cable networks, we have deployed a new, all-digital infrastructure that allows us to produce, acquire and distribute high quality content at a low cost. We archive and can access all of our short-form content on-demand and make that content easily accessible both internally to our production and scheduling teams and externally through new products and service applications.

Our innovative structure and all-digital systems required a new approach to content management. We have an entirely file-based workflow, with media being channeled from sources as disparate as satellite feeds and web uploaders. Media flows into a distributed production infrastructure where producers and editors coordinate across continents to deliver media to the web and TV. We have large volumes of content to track, in part because we program in short-form pods, rather than standard 30 and 60 minute shows. To suit our needs, we built our own digital content management system.

Current.com

Current.com serves several purposes: it is a news, information and entertainment source for young adults online; it is a real-time connection to programming on Current TV; and it is a platform for collaborative media production. At its core, Current.com is a social news feed that, like Current TV, is generated in large part by our audience and curated by us. We have built tools to help users aggregate interesting stories and videos from around the web, organize them according to thousands of topics, share them with their friends and with the world and even get them aired on Current TV.

At Current.com, we have also built a pioneering two-screen application that connects our Internet users, in real-time, to Current TV. They can see what pod is currently playing, shuffle forward and back in time, join rich-media conversations around Current content and make a contribution themselves. The two-screen application connects our website and TV network, and gives our TV viewers a reason to visit Current.com and our online users a reason to tune in to Current TV.

Current's strengths

We believe Current has significant competitive strengths, which include the following:

Distribution with leading cable, satellite and telecommunications operators in the United States and internationally.    At a time when securing new distribution as a cable network is very difficult, we have grown rapidly and are one of the fastest growing cable TV networks in industry history in terms of subscriber household growth. Current TV currently reaches approximately 51 million subscriber households in the United States, the United Kingdom and Ireland. We have long-term agreements with the five largest pay TV distributors in the world, and with the majority of the largest cable TV providers in our regions, providing a stable and secure revenue stream.

Significant traction among our target audience.    According to spring 2007 data from Simmons Market Research Bureau, Inc., Current indexes highest in concentration of viewers 25-34 years old among all cable networks, and sixth for adults aged 18-34. A custom study conducted by OTX in the spring of 2007 indicates that viewers of Current TV watch an average of 7.5 hours per week of our programming and that 46% of viewers watch Current TV for 30 minutes or more at a time. This demonstrates our success in providing content that engages our target market and in offering a media solution for this elusive audience.

New advertising models for engaging viewers and blue-chip advertisers.    Our innovative marketing program provides a compelling advertising solution to major advertisers, including Toyota, T-Mobile, Johnson & Johnson, General Electric, Geico and L'Oreal. To date, we have had a strong track record of retaining our sponsors, many of which have increased their advertising spending with us since the launch of Current TV in August 2005. These advertisers buy sponsorships, which contain a range of solutions such as VCAMs and isolated creative brand messages.

High quality content.    Our programming is compelling to our audience and has been recognized by the industry through the awards we have won. Notably, we received the 2007 Emmy Award for Outstanding Creative Achievement in Interactive Television, and we are the youngest TV network to achieve recognition for creative excellence by the Academy of Television Arts and Sciences. We were also recognized in 2007 for having the best website of any television network, for which we received a Webby Award.

Pioneer and leader in user-generated content with the demonstrated ability to cost-effectively develop, produce and acquire innovative programming.    One of our greatest strengths is our demonstrated ability to innovate in the TV network model. We have set ourselves apart from our cable network peers through our focus on user-generated content, both as a programming tool and as an advertising solution, and our ability to produce high quality, low-cost programming. In comparison to other cable networks, our cost of programming is substantially lower.

Global archive of short-form digital content.    Current is establishing a growing archive of short-form video content that is fully digital, available for use on any platform, and representative of our young adult audience's broad interests. Our archive can be used by Current TV programmers to cover the news and information agenda of the day, and to support new products and services in the future. The pods can be bundled into a unique video-on-demand offering, as they are for Time Warner Cable in Los Angeles, or for specialized TV environments, as they are for Virgin America's in-flight entertainment system. The Current archive also supports the premium content offering on Current.com.

Experienced team.    We have an experienced team with entrepreneurial, media and Internet backgrounds. Our team understands how to program to and with the 18-34 year-old demographic. We also have expertise in broadcast infrastructure and how to build a digital workflow that is operationally efficient and leverages the latest IT architecture. Finally, our team has built a corporate culture that fosters innovation and focuses on communicating to and with young adults.

Strong brand.    We believe the Current brand is increasingly being recognized as the source for high quality user-generated and other innovative content that keeps young adults informed as to what is going on in their world, in their own voice and from their perspective.

State-of-the-art infrastructure.    Without the burden of legacy systems, we have leveraged new technologies, bypassing traditional broadcast systems and built a state-of-the-art, lower-cost and more flexible production and broadcast model.

Current's growth strategy

Our objective is to become the preeminent global media source for young adults across major communications platforms. We seek to accomplish this goal by focusing on the following key strategic areas:

Expand our distribution in the United States.    Our network has rapidly grown to cover approximately 41 million subscriber households in the United States through the leading cable, satellite and telecommunications TV providers. We intend to continue to expand our television distribution by entering into new distribution agreements with additional cable and telecommunications operators and by benefiting from the growth of our existing distributors.

Develop and expand our advertising business.    We have developed a strong base of advertisers who have come to Current TV because of our compelling content, attractive viewer demographics, engaged audience and innovative advertising solutions. We intend to continue to invest in and grow our advertising solutions. We are at the very early stages of implementing our advertising strategy. We are not yet close to industry averages for advertising revenue, and, therefore, we believe we have significant opportunities to increase sell-through and rates.

Grow our international footprint.    Current's programming model has been designed to capture significant synergies through international expansion. Since Current was created for the first truly global generation, our content is international in nature. Each channel launched in a new country can utilize the content in Current's ever-growing archive, thereby significantly reducing our programming costs. Moreover, each new country launched adds its content into the global archive, thereby improving the quality of programming for Current's channels in every other country. We plan to continue to launch in additional international markets, starting with Italy, which is targeted to launch in Spring 2008.

Build traffic on and monetize Current.com.    We intend to continue to add features to Current.com that will enhance the consumer experience, attract new users and encourage our existing user base to come back more frequently and stay on the site longer. We intend to increase advertising levels on our website.

Expand to additional platforms.    We intend to develop new products, services and programming to reinforce our brand in order to deliver content to our young adult audience on the devices on which they consume media, both now and in the future. With each of our new media products and each new market we enter, we plan to reinforce our brand and leverage our programming strategy.

Continue to pursue strategic relationships with innovative, pioneering brands.    We have a number of strategic relationships with partners such as Google, Lonely Planet, Reuters and EMI that enhance our content. We intend to build on our existing base of partnerships with compelling additions spanning Internet destinations, special events and other cultural phenomena that engage young people and augment the Current brand.

Pursue strategic acquisitions.    We expect to expand our reach and footprint through the launch of new services. As opportunities arise, we will consider potential complementary business acquisitions that extend the reach of our web platform, enhance our content or technology toolset and are consistent with our culture and mission.

Current's media platforms and programming

Unique and engaging programming

Viewer-Created Content (VC2) (approximately 30% of our programming).    The core of Current's programming is VC2. We believe that the best way to reflect the lives of our audience is to invite them to create a portion of the programming themselves. We have developed a comprehensive online platform with video upload and sharing technology, a community-feedback and voting system, a strong incentive program, legal and technical production resources, libraries of high quality music and video footage and a free, comprehensive online training program. We have invested heavily in our community and collaborate with them throughout the content creation process.

Current offers an opportunity for independent filmmakers and young videographers to get their work on TV. This viewer-created content is first-person storytelling on subjects of real relevance to our young adult audience. We strive to offer stories that are exciting, passionate and of high quality. By developing and continuously investing in a comprehensive community to inspire, mentor, support and reward creators for their submissions, Current has delivered high quality viewer-created television that young adults want to watch.

We receive VC2 on a solicited and unsolicited basis. In addition to offering a platform for their peers to see their work on TV and gain public exposure, we pay providers of VC2 a small one-time cash payment. We generally obtain broad distribution rights to VC2, including the right to distribute VC2 perpetually in any media.

Original programming (approximately 60% of our programming).    Current is dedicated to the belief that entertaining content and serious, high quality journalism are in no way incompatible. Current's Vanguard Journalism is engaging young adults with deep, nuanced, compelling reporting from around the world. Current's Vanguard Journalists roam the planet, exploring issues like the Iraq War, climate change, human migration and the drug trade. Just like VC2 producers, their stories are personal, even intimate. There are no omniscient narrators in Vanguard Journalism. Instead, our audience sees people they recognize and respect: correspondents their own age, speaking in their voice, from some of the most interesting (and often most dangerous) places on earth.

We extend Vanguard Journalism's reach with Citizen Journalism, Current's network of contributors around the United States and the world. Citizen Journalists are aspiring journalists reporting on subjects and events in their own towns. Their stories are authentic and interesting precisely because they are told in the first person and reflect real life. During Hurricane Katrina, for example, we had a New Orleans native report from his flat-bottomed boat while cruising the flooded city and rescuing stranded survivors. During the fires in Southern

California in October 2007, we had San Diego and Los Angeles residents sharing their tales of dislocation and their fears of losing their homes, reporting in real time via webcam. We believe no other television network has this kind of authenticity from the perspective of young adults, because there is no comparable network of young adult citizen journalists.

Our original programming is designed to ensure the availability of high quality, promotable content and support the development of programming franchises. We have developed key franchises, including our animated political satire "Supernews," our daily "Google Current" news updates produced in partnership with Google, our daily news-comedy show "InfoMania," our daily music vlog called "The Daily Fix," and our daily "Radar" reports that track noteworthy events and new music releases. These franchises typically run at set times in the schedule and serve as a marketing tool to encourage tune-in. They also provide a low-cost way to test programming concepts that could be developed into hit shows.

Acquired programming (approximately 10% of our programming).    Acquired programming provides access to important content and brand associations. We acquire breaking news footage to keep our network up to date with a look and feel that is different from mainstream media news. We also acquire portions of documentaries and film clips from popular movies, as well as interesting Internet content. We obtain acquired programming on a solicited and unsolicited basis in exchange for a cash payment that is significantly greater than our payments for VC2.

Packaging and graphics.    We believe that we are a leader in the use of compelling, professional graphics, world-class host wraps and sophisticated selection and integration of background music. Our visuals have been recognized as industry-leading, and we utilize these graphics in both in-house productions and VC2 pods. By investing heavily in motion graphics and by wrapping our VC2 producers work in innovative and attractive graphics and music, we enhance the quality of our VC2.

Unique and engaging advertising

Viewer-Created Ad Messages (VCAMs).    We offer sponsors access to our creative community of young adults who produce innovative advertisements for their brands on TV. We work with sponsors to develop creative briefs—marketing campaign objectives and supporting creative materials, from logos to copy—that are published on Current.com and promoted on Current TV to encourage VCAM submissions. We post VCAM submissions on Current.com where users can provide feedback on which submissions they prefer. Using this feedback, we work closely with our sponsors to help them select the best VCAMs for airing on Current TV. VCAMs selected by our sponsors become a core part of their advertising on Current TV, and may be licensed by them for use on other platforms. Similar to VC2, we pay creators of VCAMs a one-time cash payment when their content is selected for use on Current TV.

Our research shows that this new form of marketing is so effective that Current TV viewers prefer VCAMs nine to one over expensive advertising agency commercials. Furthermore, because of their effectiveness, some of the sponsors have chosen to license VCAMs for use on other media platforms.

We have invested in a process and environment that is safe and effective for leading brands to experiment with social marketing. We screen every VCAM submission before publishing it online in an effort to prevent inappropriate content that might violate community or sponsor standards or copyright law, or result in negative association with our sponsors.

Integrated advertising solution.    When a sponsor signs on with Current, it can select a family of Current pods that aligns with its brand or marketing campaign. That sponsor's brand then follows the content category everywhere it appears: sponsor logos are integrated into every pod "intro," appearing before the pod plays on TV and online; the pods are followed by the sponsor's VCAMs or other creative executions; and the online destination site for the pod family is framed with the sponsor's brand. We believe sponsor integrations are subtle but effective. Coupled with Current's unique approach to showcasing single ads in between programming features, we believe these integrations will create more powerful impressions, better retention and ultimately more purchases than traditional back-to-back commercials on other networks that have no connection to the surrounding programming.

Current TV offers real solutions to the challenges of advertising to media-savvy 18-34 year-olds. Our format, which isolates advertising messages, allows us to focus on one sponsor at a time, addressing the problem of ad clutter. The integration of sponsor brands and stories into the content itself gives less opportunity to timeshift through commercials, and the VCAM model enhances the level of engagement with our advertising.

Current.com

An online news and information source.    In October 2007, we launched our destination website, Current.com. The core of the site is a social news platform: our users clip stories and videos from around the web, discuss and share Current-produced content, record and upload video opinions and connect with each other. Our online editorial team filters the best of all this activity to program a 24/7 news and information feed. It flows onto the home page of Current.com and, via widgets, onto other social networks, such as Facebook, as well.

Beyond the home page news feed, Current.com is comprised of several large building blocks:

•
On TV – is an application that connects Current.com to Current TV, enabling a two-screen experience. It presents the pod that is playing on Current TV and allows a user to shuffle back and forth in real time. Every pod is supplemented with a rich-media conversation thread, related media from the rest of Current.com and opportunities to contribute. We believe that Current TV becomes richer and more interesting when viewers are on Current.com at the same time. In fact, our research indicates that approximately 70% of our audience watches Current TV with a computer active in front of them, creating the opportunity to give them an immersive two-screen experience. We believe that this is the way young adults interact with media today: they are multi-platform multi-taskers.

•
Topics – organize Current TV content alongside user-submitted rich media from around the web according to a user-curated taxonomy of people, places, subcultures and ideas. Topics allow Current to scale to meet the full breadth and depth of our audience's interests.

•
People – are Current TV producers and on-air personalities, VC2 producers, Current.com users and their friends. On Current.com, you can select a custom list of people who will influence your news and information: a social news network.

•
Viewpoints – are a new medium of online expression: short, 60-seconds-or-less video opinions on issues that matter to the public. The Viewpoints section of Current.com is a new forum for citizens to engage each other, and politicians, in substantive debate, both online and on TV.

A broader platform for participation.    Current.com also expands the opportunities for viewers and users to participate in the creation of Current TV. Because the formats are simpler—web clippings, webcam recordings, short pod elements—far more producers can participate. Current TV benefits as a result, with more stories, more viewpoints and more contributors promoting their work (and by extension, the network) to their friends. As a result, we are developing entirely new programming features based on this rich-media conversation.

For more experienced producers, Current.com offers structure and support for developing pods. This ranges from the comprehensive online training that we provide for free to an assignment desk full of production opportunities to our community of independent filmmakers and documentarians. This hands-on approach fosters high quality video—as contrasted with much of the user-generated content found elsewhere on the web—and a network of dedicated, dependable producers. We believe Current.com represents the world's first multi-platform collaborative media production system.

Key affiliates and advertisers

The following table shows a list of Current TV's key distributors and advertisers:

U.S. Distributors	U.K. and Ireland Distributors	Advertisers

• DirecTV • Comcast • EchoStar • Time Warner • AT&T	• BSkyB • Virgin Media	• Toyota • T-Mobile • Johnson & Johnson • General Electric • Geico • L'Oreal

Our distribution agreements are multi-year and expire at various times from 2011 through 2017. They provide that our programming is distributed on a non-exclusive basis within a specific geographic region and that we receive a specified monthly fee for each subscriber household that receives our programming. They also contain numerous operating restrictions, performance requirements and conditions, such as (i) content restrictions, (ii) distribution requirements, (iii) most favored nations clauses and (iv) rights of termination upon the occurrence of certain events. If we fail to comply with certain terms of our distribution agreements, they are subject to termination and, in some cases, to reduction in subscriber fees.

Our existing distribution agreements contain "most favored nation" or "MFN" clauses, which are common in the cable television industry. These clauses typically provide that, in the event we enter into an agreement with another distributor with a lower net effective rate per subscriber household or otherwise on more favorable terms, these more favorable terms must be offered to the distributor holding the MFN right, subject to certain exceptions. As a result, MFN clauses may inhibit our ability to enter into new distribution agreements because they may adversely affect affiliate revenue or other rights under existing distribution agreements. However, the Company may choose to enter into a new distribution agreement at a lower per subscriber rate if the revenue from additional subscribers provided under such agreement would more than offset the decline in affiliate revenue under existing distribution agreements with MFN clauses.

Further, as is customary, our distribution agreements contain numerous performance obligations and operating restrictions. For example, these agreements contain programming requirements and restrictions on content and, in some cases, on distribution of that content. Any failure to comply with these requirements and conditions in any distribution agreement could potentially result in reductions in subscriber fees or termination of the agreement, any of which could materially and adversely affect our business, operating results and financial condition.

Our advertising agreements provide for advertising sponsorships and spot advertisements on Current TV. In the future, we expect that our advertising agreements will also include ad placements on Current.com. We sell advertising sponsorships to national advertisers. Sponsorships are designed to address a customer's entire need for a specific brand, product or advertising campaign for an extended period of time. Our sponsorship advertising agreements are generally one year in length, but we also offer shorter-term sponsorship packages. Sponsorships include various services, such as viewer-created advertising campaigns, sponsorship of television content, online integration with our website, exclusivity, and short-form and long-form spots. Short-form spots are 30 seconds in length and long-form spots are up to three minutes in length. Short-form spots may air in isolation or in a commercial break with other short-term spots. Sales of television spots may contain a combination of short-form and long-form spots and are usually for a duration of less than 90 days. Except in limited circumstances, these contracts cannot be terminated prior to expiration by either party.

Our partners

We have developed relationships with companies to provide information to us, co-branding or co-sponsoring of events and tools for Current's users. The following are select examples of these relationships:

Sources of information:

•
Google – Our relationship with Google allows our users to stay current with what the world is searching for, as we air a segment on Current TV at the bottom of each hour identifying the most popular searches on Google.

•
Reuters – Our agreement with Reuters gives Current and our VC2 producers special access to news feeds that have historically been proprietary to Reuters' subscribers. The agreement expires in August 2010, subject to one year renewal options, and grants us the right to distribute the licensed content on TV and other specified media channels in the United States, the United Kingdom and other specified territories at our option, subject to payment of specific fees.

Tools for Current's users:

•
EMI – Our agreement with EMI is an unprecedented production and marketing partnership, which gives Current and our VC2 producers access to the music library of the largest music publisher in the world for use with our popular pods. The agreement has a one year term, subject to one year renewal options, and grants us the right to distribute the licensed music on TV and other specified media channels in the United States, the United Kingdom and other specified territories at our option, subject to payment of specified fees.

•
Other partnerships – We have partnered with Pump Audio to provide unique tools for our users, allowing for co-produced and co-branded content. In addition we have co-branded or co-sponsored events. For example, our partnership with Burning Man allows us to be the only network "embedded" within the Burning Man organization and event, as well as the only network to be allowed into the festival itself. Current brought back viewer-created content from Burning Man to inform the public about the art and culture festival attended by approximately 40,000 participants.

Sales and marketing

Our sales team calls on leading advertisers and advertising agencies to inform them of Current's cross-platform opportunities to reach our influential target audience of 18-34 year-olds. Our sales team works with each sponsor to design an advertising package that provides the best solution for its needs.

Our marketing team promotes our unique programming and broadband offering to members of our core target demographic of 18-34 year-olds. We focus on expanding our brand awareness by targeted marketing and promotional campaigns to reach influencers, as well as with public relations and guerilla marketing efforts. We put considerable emphasis on marketing to college campuses and communities with the highest concentration of potential target viewers. Our marketing team also conducts marketing efforts directed to cable and satellite distributors and to potential advertisers.

Our competition

We face significant competition in both the cable television and online markets in which we operate. Current TV competes with other television networks that target young adults. These networks include Comedy Central, Fuse, G4, MTV, Spike TV and other major cable networks that are owned by large media conglomerates, such as Comcast, Disney, Time Warner and Viacom. Current.com faces competition from consumer destination websites, such as AOL, Google, MSN and Yahoo!, online video aggregators, such as Hulu and YouTube and news and social networking platforms, such as del.icio.us, digg.com, Facebook and MySpace.

We believe that the principal competitive factors affecting Current TV and Current.com include the following:

•
ability to attract and retain the young adult audience;

•
quality and reliability of programming;

•
the number of subscriber households that receive Current TV and its placement on distributors' service tiers;

•
ability to seamlessly engage with our audiences across multiple platforms;

•
relevance of content;

•
quality and breadth of our content library;

•
brand recognition and reputation;

•
relationships with new and innovative content creators and producers; and

•
services for and relationships with advertisers.

Some of our current or future competitors may have significantly greater financial, technical, marketing and other resources than we do, may enjoy greater name recognition than we do, or may have more experience or advantages than we have in the markets in which they compete. For example, companies such as Viacom and Yahoo! may have competitive advantages over us because of their greater size and resources.

Government regulation

The scope of communications regulations to which we or our distributors are subject varies from country to country. Typically, video programming regulation in each of the countries in which we or our distributors operate or plan to operate requires that domestic broadcasters and platform providers secure certain licenses from the domestic communications authority. Additionally, most nations have communications legislation and regulations that set standards regarding program content and the content and scheduling of television advertisements. Most nations also have legislation and regulations that provide that a certain portion of programming carried by broadcasters or multi-channel video programming distributors be produced domestically and to some degree be sourced from domestic production companies that are independent of the distributor. Some jurisdictions in which we plan to operate have strict censorship of content, and prohibited content may vary substantially over time.

In the United States, we or our distributors are subject to various federal, state and local regulations. In particular, the operations of cable television systems and satellite distribution systems are subject to the Communications Act of 1934, or the Communications Act, and to regulatory supervision by the Federal Communications Commission, or the FCC. Areas of regulation include (i) regulation of cable television systems by local or state governmental authorities, (ii) "program access" rules of the FCC that limit the ability of vertically integrated cable programmers to enter into exclusive distribution agreements with cable operators, (iii) "channel access" rules that establish limits on the number of channels on a cable system that will be allowed to carry programming in which the owner of such cable system has an attributable interest, (iv) FCC rules to ensure closed captioning for the hearing impaired, (v) "must carry" rules by the FCC that require cable systems to carry certain television broadcast channels, (vi) proposals to unbundle programming so that it is offered on an "a la carte" basis or to provide "family-friendly" programming tiers and (vii) the potential extension of indecency rules applicable to over-the-air broadcasters to cover cable and satellite programming.

These regulations could harm our business by impacting us or our distributors. For example, the Communications Act includes provisions that preclude cable operators affiliated with video programmers from favoring their programmers over competitors and effectively preclude such programmers from selling their programming exclusively to cable operators. We are currently subject to these so-called program access rules to the extent that our affiliates own equity interests in our company. As a result, our flexibility to negotiate the most favorable terms available for our content may be limited.

In most countries, communications regulations are generally subject to periodic and ongoing governmental review and legislative initiatives that may affect the nature of programming we are able to offer and the means by which it is distributed. For example, the FCC is considering expansion of the exclusivity ban on programmers affiliated with cable operators to programmers affiliated with satellite networks. Any such restrictions, if adopted, could adversely affect our ability to negotiate with satellite programming distributors should we become subject to any such rules. In addition, some policymakers maintain that cable and satellite operators should be required to offer programming to subscribers on a network-by-network, or á la carte, basis or to provide "family friendly" program tiers. The unbundling or tiering of program services could result in reduced subscriber households and advertising revenues and increased marketing expenses. The timing, scope or outcome of these reviews and initiatives could be unfavorable to us, and any changes to current communications legislation or regulations could require adjustments to our operations.

In addition, the laws relating to the liability of providers of online services are currently unsettled both within the U.S. and abroad. Claims against other companies with online businesses similar to ours have been threatened and filed under both U.S. and foreign law for defamation, libel, invasion of privacy and other data protection, tort, unlawful activity, copyright or trademark infringement or other theories based on ads posted on a website and content generated by a website's users. Compliance with these laws is complex and may impose significant additional costs on us and restrictions on our business. Any failure to comply with these laws could subject us to significant liability.

Employees and properties

As of December 31, 2007, we employed 391 full-time employees. Our headquarters are in San Francisco, we have an office in London, production studios in Los Angeles and an advertising sales office in New York City.

Legal proceedings

We are currently not a party to any material legal proceedings.

Management

Executive officers and directors

Our executive officers and directors, and their ages and positions as of December 31, 2007, are set forth below:

Name	Age	Position

Albert Gore, Jr.	59	Executive Chairman and Director
Joel Hyatt	57	Chief Executive Officer and Director
Mark Goldman	42	Chief Operating Officer
Paul Hollerbach	38	Chief Financial Officer
David Neuman	47	President, Programming
Joanna Drake Earl	37	President, New Media
Joshua Katz	46	President, Marketing
Richard C. Blum	72	Director
Ronald Burkle	55	Director
Edward Renwick	41	Director
Mark Rosenthal	56	Director
Orville Schell	67	Director

Executive officers

Albert Gore, Jr. co-founded Current in 2002. He has served as our Executive Chairman and as a member of our board of directors since September 2002, and was elected as Chairman of our board of directors in May 2004. Mr. Gore has served as a Senior Advisor to Google, a global Internet company, since February 2001, and a member of the board of directors of Apple, a consumer electronics company, since March 2003. He has also served as Chairman of Generation Investment Management, an investment management firm, since 2004 and joined Kleiner Perkins Caufield & Byers, a venture capital firm, as a partner in November 2007. He has served as a visiting professor at Middle Tennessee State University. Mr. Gore served as the 45th Vice President of the United States from 1993 to 2001, during which time he also served as President of the United States Senate and as a member of the Cabinet and the National Security Council. Prior to 1993, he served eight years in the United States Senate and eight years in the United States House of Representatives. Mr. Gore was co-winner of the 2007 Nobel Peace Prize. Mr. Gore holds an A.B. from Harvard University.

Joel Hyatt co-founded Current in 2002. He has served as a member of our board of directors and as our Chief Executive Officer since September 2002. Mr. Hyatt has served as a member of the board of directors of Hewlett-Packard Company, a computer electronics company, since May 2007 and as a member of the Board of Trustees of the Brookings Institution since May 2001. From September 1998 to June 2003, Mr. Hyatt was a Lecturer in Entrepreneurship at the Stanford University Graduate School of Business. Previously, Mr. Hyatt was the founder and Chief Executive Officer of Hyatt Legal Plans, Inc., a provider of employer-sponsored group legal plans, and of Hyatt Legal Services, a multi-state legal services firm. Mr. Hyatt holds an A.B. from Dartmouth College and a J.D. from Yale Law School.

Mark Goldman has served as our Chief Operating Officer since December 2003. From July 1999 to December 2003, Mr. Goldman served as a consultant in the media and communications industries. Prior to that time, Mr. Goldman served as Chief Operating Officer for Sky Latin America, a division of News Corp., which provides satellite television service to Latin America, and as an executive at MCA/Universal Television, where he was responsible for business development and the launch of several international cable networks. Mr. Goldman has a B.S. in Economics from The Wharton School at the University of Pennsylvania.

Paul Hollerbach has served as our Chief Financial Officer since October 2007. From August 1997 to January 2007, Mr. Hollerbach worked at Yahoo!, a leading global internet company, where he held a broad range of senior financial roles. At Yahoo!, Mr. Hollerbach most recently served as Vice President, Finance and Investor Relations, and previously served as Vice President, Corporate Controller. Prior to Yahoo!, Mr. Hollerbach held various finance positions at Silicon Graphics, a computer electronics company, and served at KPMG LLP and Ernst & Young LLP, managing technology clients in their assurance practices. Mr. Hollerbach holds a B.S. in Business Administration from California State University, San Luis Obispo and is a licensed CPA in California.

David Neuman has served as our President of Programming since October 2004. From October 2003 to October 2004, Mr. Neuman researched and developed several television and feature film projects, and incorporated his own production company, Blackrock Productions. From January 2001 to October 2003, Mr. Neuman was Chief Programming Officer of CNN Networks, an international television news organization. Prior to that time, Mr. Neuman served as President of Walt Disney Television and Touchstone Television, a television studio. Mr. Neuman graduated from the University of California, Los Angeles in 1983 with an A.B. in Communication Studies.

Joanna Drake Earl joined us in September 2002 and has served as our President of New Media since October 2004. From September 2002 to October 2004, Ms. Drake Earl served as our Senior Vice President of Strategic Partnerships. From February 2001 to July 2002, Ms. Drake Earl was Vice President, Content Strategy, at Digeo, Inc. (formerly Moxi Digital, Inc.), which develops multi-media devices and consumer media applications. Previously, Ms. Drake Earl served as a senior media industry consultant at Booz Allen & Hamilton, an international consulting firm. Ms. Drake Earl holds a B.A. from the University of California, Berkeley and an M.A. from Stanford University.

Joshua Katz has served as our President of Marketing since December 2006. From February 2006 to December 2006, Mr. Katz served as Chief Marketing Officer at TiVO, a provider of digital video equipment and services. From July 2005 to January 2006, Mr. Katz was Vice President of Marketing for Lucasfilm, a film studio. From March 1999 to June 2005, Mr. Katz was President of The Halo Effect, a marketing and brand consulting firm. Previously, Mr. Katz served as Senior Vice President of Marketing at both the Cartoon Network and VH1 cable networks. Mr. Katz has a B.A. from Tulane University.

Directors

Richard C. Blum has served as a member of our board of directors since May 2004. He is the Chairman and President of Richard C. Blum & Associates Inc., the general partner of Blum Capital Partners, L.P., a long-term strategic equity investment management firm that acts as general partner for various investment partnerships and provides investment advisory services, which he founded in 1975. He has also served as the Chairperson and a member of the board of directors of CB Richard Ellis Group, Inc. since 2001. Mr. Blum holds a B.A. and an M.B.A. from the University of California, Berkeley.

Ronald Burkle has served as a member of our board of directors since May 2004. Mr. Burkle is managing partner and majority owner of The Yucaipa Companies, a private investment firm that he co-founded in 1986. Mr. Burkle has also served as a director of Occidental Petroleum Corp. since 2005, KB Home Corporation since 1995, and Yahoo! since 2001.

Edward Renwick has served as a member of our board of directors since May 2004. Mr. Renwick is a partner of The Yucaipa Companies, a private investment firm where he has worked since 1999. Prior to that, Mr. Renwick served as a consultant at The Boston Consulting Group, a strategic consulting firm. Mr. Renwick holds a B.A. from Stanford University and a J.D. and M.P.P. from Harvard University.

Mark Rosenthal has served as a member of our board of directors since May 2004. From June 2005 to December 2006, Mr. Rosenthal served as Chairman and CEO of Interpublic Media, the media operations organization of the the Interpublic Group of Companies. From July 1996 to July 2004, Mr. Rosenthal served as President and Chief Operating Officer of MTV Networks, a cable network. Prior to becoming President and COO of MTV Networks, Mr. Rosenthal rose through positions of increasing responsibility in the affiliate sales and marketing organization at MTV Networks and its predecessor company, Warner Amex Satellite Entertainment Company, ultimately supervising the sales, distribution and marketing for all of MTV Networks' domestic television networks. Mr. Rosenthal joined Warner Amex Satellite Entertainment Company in 1982. He has also served as a member of the board of directors of CNET Networks since April 2007. Mr. Rosenthal has a B.A. from Kenyon College and an M.F.A. from Yale University.

Orville Schell has served as a member of our board of directors since May 2004. Since January 2007, Mr. Schell has been the Director of the Center on U.S.-China relations at the Asia Society. From January 1997 to January 2007, Mr. Schell served as the Dean of the Graduate School of Journalism at the University of California, Berkeley. Mr. Schell holds a B.A. from Harvard University and an M.A. from the University of California, Berkeley.

Board composition

Independent directors

Our board of directors is currently comprised of seven members, and we plan to increase our board of directors to eight members.         ,          ,              ,             and             qualify as independent directors in accordance with the published listing requirements of the NASDAQ Global Market, or NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as further required by the NASDAQ rules, our board of directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Selection arrangements

Messrs. Gore, Hyatt, Blum, Burkle, Renwick, Rosenthal and Schell were elected pursuant to a voting agreement that we entered into with certain holders of our common and preferred shares. This voting agreement will terminate upon the closing of this offering and there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or their earlier death, resignation or removal.

Board committees

Our board of directors has established a compensation committee and intends to establish an audit committee and a nominating/corporate governance committee. Our board of directors and its committees will set schedules to meet throughout the year and will also be able to hold special meetings and act by written consent under certain circumstances. The independent members of our board of directors also regularly will hold separate executive session meetings at which only independent directors are present. Our board of directors will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of each committee of our board of directors will qualify as an independent director in accordance with the NASDAQ standards described above. Each committee of our board of directors will have a written charter approved by our board of directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, copies of each charter will be posted on our website at www.current.com under the "Investor Relations" section. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Audit committee.    The audit committee of our board of directors will oversee our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our audit committee will be responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls. It will also discuss the scope and results of the audit with our independent registered public accounting firm, review with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiate inquiries into aspects of our financial affairs. Our audit committee will have oversight of our code of business conduct and will be responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, or matters related to our code of business conduct. In addition, our audit committee will have sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving both audit and non-audit services and fee arrangements. Our audit committee will also be responsible for reviewing and approving all related party transactions in accordance with our related party transactions approval policy.

When our audit committee is formed, its members will be Messrs.              ,             , and             . When formed, the composition of our audit committee will meet the requirements for independence under the rules and regulations of the SEC and the listing standards of NASDAQ, including their respective transitional rules. Each of Messrs.              ,              and             is financially literate.                           will chair the audit committee.

We expect that our board of directors will determine that each of             and             is an "audit committee financial expert" as defined in Item 407(d)(5)(i) of Regulation S-K. The designation will not impose on             or             any duties, obligations or liabilities that are greater than will be generally imposed on them as members of our audit committee and our board of directors.

Compensation committee.    The primary responsibility of our compensation committee will be to discharge the responsibilities of our board of directors relating to executive compensation policies and programs. Among other things, the specific responsibilities of our compensation committee will include evaluating the performance of our executive chairman and chief executive officer and determining our executive chairman's and chief executive officer's compensation. In consultation with our chief executive officer, it will also determine the compensation of our other executive officers. In addition, our compensation committee will administer our equity compensation plans and has the authority in consultation with our chief executive officer to grant equity awards and approve modifications of such awards under our equity compensation plans, subject to the terms and conditions of the equity award policy adopted by our board of directors.

The current members of our compensation committee are Messrs.                     ,                     and                    . Mr.                     chairs the compensation committee. Each of Messrs.              ,                     and                    is an "independent director" under the applicable rules and regulations of NASDAQ, a "non-employee director" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and an "outside director," as that term is defined under Section 162(m) of the Internal Revenue Code of 1986.

Nominating/corporate governance committee.    The nominating/corporate governance committee of our board of directors will oversee the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our board of directors, and evaluating the performance of our board of directors and individual directors. Our nominating/corporate governance committee will also be responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to our board of directors concerning corporate governance matters.

When our nominating/corporate governance committee is formed, its members will be Messrs.              ,              and             . Mr.              will chair the nominating/corporate governance committee. Each of Messrs.              ,              and             is an "independent director" under the applicable rules and regulations of NASDAQ.

2007 director compensation

Explanatory note.    The stock numbers in this 2007 director compensation section currently reflect shares held in the limited liability company. We will revise the stock numbers to reflect shares held in the corporation in a future filing when we include the conversion rates of limited liability company interests to corporation interests.

The following table sets forth the total compensation earned by each person who served as a director during 2007, other than a director who also served as a named executive officer. During 2007, our non-employee directors received no cash compensation.

Name	Stock awards(1)	All other compensation		Total

Richard C. Blum	$—	$—		$—
Ronald Burkle	—	—		—
Edward Renwick	—	—		—
Mark Rosenthal	6,400	—		6,400
Orville Schell	51,058	10,747	(2)	61,805

(1)
Amount reflects the total compensation expense for 2007, calculated in accordance with SFAS 123(R). See note 2 of the notes to our consolidated financial statements for 2007, included elsewhere in this prospectus, for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards.

(2)
Amount reflects a reimbursement of taxes that became payable when Mr. Schell made an election under Section 83(b) of the Internal Revenue Code upon receiving a restricted stock award.

The following table describes restricted share grants that we made to our non-employee directors that were outstanding as of December 31, 2007.

Name	Date of grant	Number of restricted shares granted		Grant date fair value(1)	Aggregate number of shares of stock subject to awards outstanding on December 31, 2007

Mark Rosenthal	12/15/2005	30,000	(2)	$43,200	30,000
Orville Schell	7/27/2007	8,000	(3)	57,440	8,000

(1)
The amounts in this column represent the aggregate grant date fair value of the restricted shares, computed in accordance with SFAS 123(R). See note 2 of the notes to our consolidated financial statements, included elsewhere in this prospectus, for a discussion of the assumptions made in determining the grant date fair value of equity awards.

(2)
One-third of the restricted shares vested immediately, one-third vested on April 1, 2006 and the remaining one-third vested on April 1, 2007.

(3)
Three-quarters of the restricted shares vested immediately and the remaining one-quarter vests on May 4, 2008.

We currently do not have a standard compensation program for non-employee directors. However, we have in the past granted restricted shares to non-employee directors who are not affiliates of our investors. As described above, we granted Mr. Rosenthal 30,000 restricted shares in December 2005 and Mr. Schell 8,000 restricted shares in July 2007. We also reimbursed Mr. Schell for taxes that became payable when he made an election under Section 83(b) of the Internal Revenue Code upon receiving his shares. Our board of directors plans to evaluate compensation for non-employee directors and may adopt a compensation program in the future. Such a program may include cash as well as equity components.

Code of business conduct

Our board of directors has adopted a code of business conduct. The code of business conduct will apply to all of our employees, officers and directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of our code of business conduct will be posted on our website at www.current.com under the "Investor Relations" section. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of such provisions, at the same location on our website identified above and also in public filings. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation committee interlocks and insider participation

As noted above, the compensation committee of our board of directors currently consists of Messrs.              ,              and             . None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or our compensation committee.

Compensation discussion and analysis

Introduction

We operate in the intensely competitive media industry. Our business is characterized by evolving technology, rapidly changing industry trends, rapid and unpredictable changes in the interests and preferences of our young-adult audience and aggressive competitors. In this environment, our success depends on assembling and maintaining a leadership team with the integrity, skills and dedication needed to manage a dynamic organization and the vision to anticipate and respond to future market developments. We use our executive compensation program to help us achieve this objective.

Our officers discussed in this "Compensation discussion and analysis" section are Messrs. Gore, Hyatt, Goldman, Hollerbach and Neuman, who are referred to below as the named executive officers.

Compensation philosophy

Our goal is to attract, motivate and retain key leadership. We believe that, to be successful, we need to be competitive not only in our media offerings, but also in the quality of our executives. This, in turn, requires that we pay our executives competitively. Historically, we have set our total executive compensation at levels that, we believe, have enabled us to hire and retain individuals in a competitive environment and to reward both individual performance and contribution to our overall business goals.

Our overall compensation philosophy is to achieve superior performance from our executives by setting compensation on an individual basis and providing significant performance incentives through cash bonuses and long-term equity incentives. In line with this philosophy, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation or between cash and non-cash performance incentives.

Our executive compensation program is guided by the following five principles:

We strive to pay at competitive market levels.    When setting targeted total compensation for our executive officers, we seek to ensure that the combined cash (base salary and annual target bonus) and equity components of their packages are competitive with the markets in which we compete for talent. This supports our objective of attracting and retaining high-quality executives and ensures that the overall economic cost of compensation is reasonable and, therefore, sustainable in relation to our peers. Historically, we have set the cash and equity components of compensation at competitive levels based on general knowledge of competitive compensation levels, market data acquired during recruiting, negotiation with executives and candidates and, in one case, consultation with an independent compensation consultant. However, we have not obtained third-party compensation surveys or set compensation at target percentiles based on an analysis of compensation levels of executives with similar roles at comparable companies. We have considered relative cash compensation levels within the executive team.

Equity incentives are a significant component of our overall compensation.    We use base salary to ensure that our executives have a stable source of income. Our annual bonuses are designed to focus our executive team on those financial and operating goals that we believe are most closely related to stockholder value. Historically, a substantial portion of our compensation has consisted of restricted share grants, which we consider an appropriate way to encourage executives to build the value of a private company.

We have structured our compensation program to align executives with stockholders and reward superior performance.    Although we provide our executive officers with a competitive base salary, we also pay an annual cash bonus based on the achievement of financial and operational goals. The target bonuses of our founders have been determined periodically by our compensation committee. The target bonuses of our other named executive officers have been set when establishing or renewing their compensation packages. Historically, rather than adopting a formal bonus plan or setting quantifiable performance objectives, we have determined actual bonuses based on an assessment of individual management objectives as well as overall company performance after the end of each year.

To encourage high-performing executives to stay with us, key program elements are structured to enable them to share in our long-term growth and success.    The compensation of our executives is structured to ensure that we, our stockholders and our executives all benefit from our success. All of our executives, other than our founders Al Gore and Joel Hyatt, must stay with us to vest in their long-term equity incentive awards.

To attract and retain the best executive team, we tailor compensation to each individual.    The ratio between current cash compensation and equity grants may vary from individual to individual, because individual needs and priorities may vary. By considering each executive on a case-by-case basis, we can deploy each element of our compensation program to maximize the incentives for a particular executive.

We believe that, by following these principles, we are able to reinforce our goal of maintaining a results-oriented culture that provides above-target rewards only when performance is also above-target. Thus, we believe that the interests of our executives are directly aligned with those of our stockholders, as the financial success of both is contingent upon performance.

The compensation committee of our board of directors, which oversees our executive compensation program, plans to evaluate these principles regularly to ensure that they are consistent with our goals and needs. Accordingly, in the course of structuring the executive compensation program, the committee will work closely with Mr. Hyatt and our board of directors to ensure that all constituencies agree upon how compensation programs need to be integrated with our other business goals.

Compensation process

In 2007, the compensation committee determined the compensation of Messrs. Gore and Hyatt, after consulting with Carlsen Resources, an independent compensation consultant. Mr. Hyatt, in consultation with Mr. Gore, determined the compensation of the other executive officers. In the future, the committee will work with Mr. Hyatt and, if applicable, any compensation consultant retained by the committee to structure appropriate compensation programs.

Our compensation committee used the committee's own general knowledge of competitive compensation levels at media companies, together with a survey of compensation levels of senior executives at cable network companies provided by Carlsen Resources, to determine the base salaries and target cash bonuses of Messrs. Gore and Hyatt for the 12 months beginning May 1, 2007. The companies in the market survey were generally larger and at a later stage of development than we are, and in most cases they are profitable. Because we have a different business model than most of the survey companies and are at an earlier stage of development, our compensation committee did not set the base salaries and target cash bonuses for Messrs. Gore and Hyatt based on market practices at other cable networks, consider the survey companies as a peer group of comparable media companies or set compensation levels based on target percentiles of compensation levels of similarly situated executives at cable network companies. Instead, our compensation committee set the base salaries and target cash bonuses of Messrs. Gore and Hyatt based on their roles and skills, their past and expected future contributions to our continued development and our ability to pay their compensation given our increased size. Our compensation committee then used the survey data as a "market check" to ensure that their compensation levels were reasonable in relation to the compensation levels of comparable senior executives at cable network companies.

As a result of this process, our compensation committee set an annual base salary of $600,000 and an annual target cash bonus of $600,000 for each of Messrs. Gore and Hyatt for the 12 months starting May 1, 2007. These compensation levels are lower than the average base salaries and target cash bonuses of the executives in the Carlsen Resources survey.

In late 2007, we determined to set annual compensation for Messrs. Gore and Hyatt on a calendar year basis starting in 2008 and prorated their target cash bonuses for the eight month period from May 1, 2007 through December 31, 2007 at $400,000 each.

Overall compensation levels

We review the base salaries and annual and long-term incentive opportunities (including equity-based incentive opportunities) offered to our executive officers at least annually to ensure that the components of executive compensation, taken as a whole, are competitive with market practices, support our executive recruitment and retention objectives and are internally equitable among executives and consistent with our company-wide performance. While we strive to pay at competitive levels for on-target performance based on an executive's role, skills and competitive alternatives, we also consider the impact of cash and non-cash compensation charges on our operating results to ensure that these two goals are balanced.

As part of this process, we also take into consideration market trends to determine how base salaries and annual cash incentives are changing from year to year, how each component relates to the others as a percentage of total compensation and the performance, experience and skills of each executive officer to determine the appropriate compensation level. Accordingly, base salaries vary among the executive officers. We consider base salaries in setting annual cash incentive target awards.

Elements of executive compensation

The principal elements in our executive compensation program in 2007 consisted of:

•
cash compensation, consisting of base salary and annual cash bonus; and
•
long-term equity incentives in the form of restricted share awards.

Historically, we have not granted stock options but instead have relied on restricted stock grants. We believe these equity incentives offer the best opportunity to align the interests of our executive officers with the interests of our stockholders. In evaluating additional equity incentives for our named executive officers, we consider the remaining unvested portion of prior equity grants to those officers and in the future we may consider the use of stock options or other forms of equity-based awards.

Base salary.    The base salaries of our named executive officers are generally determined on an annual basis. Historically, the compensation of Messrs. Gore and Hyatt has been determined annually for the 12 months ending April 30, but starting in 2008, we have set their annual compensation on a calendar year basis. The base salaries of Messrs. Gore and Hyatt for the 12 months ended April 30, 2007 were $275,000 each. These base salaries were determined by our board of directors in May, 2004 at the time of the initial purchase of Series A convertible preferred shares by investors and were negotiated with investors. As discussed above, the base salaries of Messrs. Gore and Hyatt for the 12 months starting May 1, 2007 were determined by our compensation committee as part of an overall evaluation of their cash compensation, after consultation with an independent compensation consultant. Their current annual base compensation is $600,000 each.

Mr. Goldman's compensation was determined by Mr. Hyatt, after consulting with Mr. Gore. In evaluating Mr. Goldman's compensation in 2007, Mr. Hyatt considered, in particular, that Mr. Goldman's initial equity grant had become fully vested as well as his overall performance and importance to Current. Mr. Hollerbach's base salary was negotiated as part of his recruitment in 2007 and is set forth in his offer letter, described below. Mr. Neuman's base salary was negotiated as part of his renewed employment agreement dated June 11, 2007, described below. Pursuant to that agreement, his annual base salary is scheduled to increase to $825,000 on October 27, 2008, and to $900,000 on October 27, 2009. The increases in Mr. Neuman's base salary are intended to better align his compensation with amounts he could earn in a similar position with our competitors.

Annual cash bonus.    The cash bonuses paid to the named executive officers for 2007 are reported in the "2007 summary compensation table" below. These bonuses were designed to ensure that a portion of these executive officers' total cash compensation would be based on the achievement of company or individual objectives and would be payable only when our stockholders had also benefited from their efforts. Except for a $1,000 cash bonus paid to all employees in connection with our receipt of an Emmy Award in 2007, we did not pay a cash bonus to Mr. Goldman, who received a long-term equity incentive award instead of a cash bonus, or to Mr. Hollerbach, who joined us on October 29, 2007. In addition, we did not have target bonus amounts in 2007, except for Mr. Neuman, whose target amount was set forth in his employment agreement. We also did not have a formal cash incentive plan with predetermined performance metrics. Instead, the amount of each individual's bonus was determined after a subjective evaluation of his contribution, as measured by the achievement of objectives identified from time to time during the year by the compensation committee, in the case of Messrs. Gore and Hyatt, and by Mr. Hyatt, after consultation with Mr. Gore, in the case of the other named executive officers.

The cash bonuses of $550,000 awarded to each of Messrs. Gore and Hyatt for the period from May 1, 2006 to April 30, 2007 were determined by the compensation committee after consultation with Carlsen Resources, as described above. As with our other executive officers, we did not have a formal cash incentive plan with specific predetermined performance metrics for Messrs. Gore and Hyatt, and instead our compensation committee determined the amount of their bonuses based on a subjective assessment of company-wide and individual performance. In particular, the compensation committee determined that Mr. Gore satisfactorily achieved his individual objectives of focusing on growth in the number of affiliate agreements, including a four-year extension of an existing distribution agreement and new distribution agreements, our strategic direction and product development. The compensation committee also determined that Mr. Hyatt satisfactorily achieved his individual objectives of focusing on growth in the number of affiliate agreements, increases in affiliate revenue and advertising revenue, development of the management team, progress toward international expansion and the development of Current.com.

Messrs. Gore and Hyatt were also eligible to receive additional cash bonuses of up to $400,000 each for the period from May 1 to December 31, 2007, representing the prorated amount of the target annual cash bonus of $600,000 initially approved by our compensation committee for the 12 months starting May 1, 2007. These cash bonuses were based on overall company-wide performance, including the level of our advertising revenue, affiliate revenue and earnings before interest, taxes, depreciation and amortization. In April 2008, our compensation committee awarded Messrs. Gore and Hyatt cash bonuses of $240,000 each for the period from May 1 to December 31, 2007 based on the level of achievement of these objectives in 2007.

The amount of Mr. Neuman's 2007 target bonus was set forth in his employment agreement. His actual bonus was determined by Mr. Hyatt in consultation with Mr. Gore. He received 100% of his target bonus as a result of his performance against individual objectives, including the launch of Current TV in the United Kingdom and Ireland, the development of new programming features and the enhancement of our programming talent. Because we agreed to grant Mr. Goldman additional long-term equity incentives instead of a cash bonus for 2007, we did not determine what the amount of his cash bonus would have been.

Long-term equity incentives.    We provide a substantial portion of our executives' total compensation in the form of equity compensation. Our equity compensation varies with each executive's role and degree of responsibility and with the level of the other elements of such executive's compensation. Through 2007, we used only one vehicle—restricted shares—to provide long-term equity compensation to our executive officers. The awards made to named executive officers in 2007 are reported in the "2007 grants of plan-based awards" table below. The restricted shares awarded to Mr. Goldman were determined by Mr. Hyatt as part of an evaluation of his overall compensation package in 2007. Mr. Goldman's equity grant in 2007 reflects our agreement to grant him additional equity incentives in lieu of a cash bonus. Mr. Hyatt determined that Mr. Goldman had made substantial contributions to building stockholder value in the year, including the accomplishment of our progress towards key objectives in launching our network in the U.K. and Ireland, preparing for additional international expansion, rebuilding our advertising sales team and helping to oversee our overall operations. In addition, Mr. Goldman's equity grant in 2007 reflects that his prior equity grant, which was made when he joined us in 2004, had fully vested. The restricted shares awarded to Mr. Hollerbach were negotiated as part of his recruitment in 2007 and are set forth in his offer letter. The restricted shares awarded to Mr. Neuman were negotiated as part of his renewed employment agreement in 2007 in anticipation of the full vesting of his initial grant of restricted shares and reflect the negotiated increase in his annual salary.

Tax Reimbursements.    Through the end of 2007, we had a policy of reimbursing executive officers for the taxes that came due when they elected under section 83(b) of the Internal Revenue Code to be taxed on the value of the unvested shares at the time of grant rather than at the time of vesting. The amount of the reimbursement was the estimated federal and state withholding taxes and associated payroll taxes resulting from the election and from the tax reimbursement. We granted our executive officers restricted shares because we wanted to align their interests with those of our shareholders. In the absence of making an election under section 83(b), an officer receiving unvested shares would be required to pay taxes at ordinary-income rates on the value of the shares at the time of vesting, which could be significantly higher than the value at the time of grant. Furthermore, we anticipated that some or all of the shares would vest before we achieved a liquidity event. Accordingly, the section 83(b) election offered an opportunity to reduce the amount of ordinary-income taxes. However, our executive officers who received restricted shares and made a section 83(b) election would in many cases have been unable to pay the resulting taxes or would have considered the tax burden as excessive. Therefore, we determined that a reimbursement of taxes would assist us in recruiting and retaining executive officers. As a result of the expected liquidity resulting from this offering, we do not anticipate making tax reimbursements in the future.

Financial restatement

Our compensation committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity-based incentive compensation paid to officers or others where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. In connection with restatement of our 2005 and 2006 financial statements, the compensation committee determined that no retroactive adjustments to cash or equity-based incentive compensation were appropriate. Our compensation committee believes that if this issue were to arise in the future, it would be best addressed when all of the facts regarding the restatement are known.

Accounting and tax treatment

Section 162(m) of the Internal Revenue Code places a limit of $1.0 million per person on the amount of compensation that we may deduct in any one year with respect to each of our named executive officers other than our chief financial officer. There is an exemption from the $1.0 million limitation for performance-based compensation that meets certain requirements. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our compensation committee has not adopted a policy requiring all compensation to be deductible. Although tax deductions for some amounts that we pay to our named executive officers as compensation may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by us due to our net losses and does not adversely affect deferred tax assets because we have passed all of our operating losses through to our members. Our compensation committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under section 162(m) if it determines that such action is appropriate and in our best interests.

We account for equity compensation paid to our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We have not tailored our executive compensation program to achieve particular accounting results.

Severance and change in control arrangements

The vesting of Mr. Hollerbach's restricted shares accelerates by 12 months if we are subject to a change in control. This provision was negotiated as part of his recruitment in 2007 and is set forth in his offer letter, described under "Executive compensation—Employment agreements and offer letters" below. Mr. Neuman's employment agreement, which we negotiated with him in 2007, provides that he is entitled to receive his base salary until October 26, 2010 in the event that his employment is actually or constructively terminated by us without cause. The agreement is described below. No other named executive officers have entered into severance or change-in-control arrangements with us.

Executive compensation

Explanatory note.    The stock numbers in this Executive compensation section currently reflect shares held in the limited liability company. We will revise the stock numbers to reflect shares held after the conversion to a corporation in a future filing when we include the conversion rates of limited liability company interests to corporation interests.

2007 summary compensation table

The following table sets forth the total compensation earned by our named executive officers for all services rendered in all capacities to us in 2007.

Name and principal position	Year	Salary	Bonus(1)	Stock awards(2)	All other compensation(3)	Total

Albert Gore, Jr. Executive Chairman	2007	$491,667	$423,333	$—	$6,750	$921,750
Joel Hyatt Chief Executive Officer	2007	491,667	423,333	—	—	915,000
Mark Goldman Chief Operating Officer	2007	475,000	1,000	141,333	104,100	721,433
Paul Hollerbach Chief Financial Officer(4)	2007	53,462	—	181,450	274,608	509,520
David Neuman President, Programming	2007	626,731	163,500	125,442	114,476	1,030,149

(1)
See "Management—Compensation discussion and analysis" above for a summary of our cash bonuses. Messrs. Gore and Hyatt received bonuses of $550,000 each for the period from May 1, 2006 to April 30, 2007. The amounts in this column include the portion of these bonuses attributable to the period from January 1, 2007 to April 30, 2007 and bonuses of $240,000 each for the period from May 1, 2007 to December 31, 2007. Starting in 2008, their bonuses will be determined on a calendar year basis. The bonuses of the other named executive officers were determined on a calendar year basis in 2007. We awarded all employees, other than Messrs. Gore and Hyatt, a one-time cash bonus of $1,000 in connection with our receipt of an Emmy award in 2007. Mr. Goldman did not receive an individual cash bonus in 2007 because we agreed to grant him additional long-term equity incentives instead.

(2)
Amounts reflect the total compensation expense for 2007, calculated in accordance with SFAS 123(R). See note 2 of the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards.

(3)
Amounts in this column represent (a) reimbursement of taxes that became payable when the named executive officers made elections under section 83(b) of the Internal Revenue Code upon receiving restricted stock awards ($97,350 for Mr. Goldman, $274,608 for Mr. Hollerbach and $107,726 for Mr. Neuman) and (b) matching contributions to our 401(k) plan on behalf of the officers ($6,750 for Mr. Gore, $6,750 for Mr. Goldman and $6,750 for Mr. Neuman).

(4)
Mr. Hollerbach's employment with us started on October 29, 2007. Mr. Hyatt acted as our principal financial officer before Mr. Hollerbach assumed that role.

"Salary" and "bonus" accounted for the following percentages of the "total" compensation of our named executive officers in 2007:

Name	Salary	Bonus

Albert Gore, Jr.	53%	46%
Joel Hyatt	54	46
Mark Goldman	66	—
Paul Hollerbach	10	—
David Neuman	61	16

2007 grants of plan-based awards

The following table sets forth information regarding each plan-based award granted to our named executive officers during 2007. We did not have any non-equity plan- based awards in 2007. No named executive officer received options during 2007.

Name	Grant date	Number of shares of stock		Grant date fair value of stock awards(1)

Albert Gore, Jr.	—	—		$—
Joel Hyatt	—	—		—
Mark Goldman	5/15/2007	105,000	(2)	535,500
Paul Hollerbach	10/25/2007	190,000	(3)	2,177,400
David Neuman	7/23/2007	75,000	(4)	538,500

(1)
The amounts in this column represent the aggregate grant date fair value of the restricted stock awards, computed in accordance with SFAS 123(R). See note 9 of the notes to our consolidated financial statements, included elsewhere in this prospectus, for a discussion of the assumptions made in determining the grant date fair value of equity awards.

(2)
Mr. Goldman vests in these shares in 36 equal monthly installments, commencing May 4, 2007.

(3)
Mr. Hollerbach vests in 50,000 shares after completing one year of service, 60,000 shares in equal monthly installments of 5,000 shares during his second year of service, and 80,000 shares in equal monthly installments of 6,667 during his third year of service. He is fully vested after three years of service. Vesting is immediately accelerated by 12 months in the event that we are subject to a change in control.

(4)
During the 12-month period commencing October 27, 2007, Mr. Neuman vests in 1,667 shares per month. During the 12-month period commencing October 27, 2008, he vests in 2,083 shares per month. During the 12-month period commencing October 27, 2009, he vests in 2,500 shares per month. He is fully vested after three years.

Outstanding equity awards at 2007 year-end

The following table sets forth information regarding the number of unvested shares of restricted stock held by each of our named executive officers as of December 31, 2007. No named executive officer held options on December 31, 2007.

The vesting schedule applicable to each outstanding stock award is described in the footnotes to the table below. For a description of the vesting acceleration provisions applicable to the stock awards held by our named executive officers, please see "—Employment agreements and offer letters" below.

	Awards
Name	Number of shares of stock that have not vested		Market value of shares of stock that have not vested(1)

Albert Gore, Jr.	—		$—
Joel Hyatt	—		—
Mark Goldman	81,667	(2)
Paul Hollerbach	190,000	(3)
David Neuman	71,667	(4)

(1)
Because there was no public market for our common stock on December 31, 2007, we assumed that the market value per share of our common stock on that date was equal to $             per share, which is the midpoint of the range of initial public offering prices listed on the cover page of this prospectus.

(2)
This award consisted of 105,000 shares, a portion of which vested during 2007. Mr. Goldman vests in these shares in 36 equal monthly installments of 2,917 shares each, commencing May 4, 2007.

(3)
This award consisted of 190,000 shares. Mr. Hollerbach vests in 50,000 shares after completing one year of service, 60,000 shares in equal monthly installments of 5,000 shares during his second year of service, and 80,000 shares in equal monthly installments of 6,667 during his third year of service. He is fully vested after three years of service. Vesting is immediately accelerated by 12 months in the event that we are subject to a change in control.

(4)
This award consisted of 75,000 shares. During the 12-month period commencing October 27, 2007, Mr. Neuman vests in 1,667 shares per month. During the 12-month period commencing October 27, 2008, he vests in 2,083 shares per month. During the 12-month period commencing October 27, 2009, he vests in 2,500 shares per month. He is fully vested after three years.

Stock vested during 2007

The following table shows the number of shares of restricted stock held by each named executive officer that vested during 2007. We have no stock options outstanding.

	Stock awards
Name	Number of shares acquired on vesting	Value realized on vesting(1)

Albert Gore, Jr.	—	—
Joel Hyatt	—	—
Mark Goldman	123,333
Paul Hollerbach	—	—
David Neuman	83,333

(1)
Because there was no public market for our common stock during 2007, we assumed that the market value per share of our common stock on each vesting date was equal to $

  per share, which is the midpoint of the range of initial public offering prices listed on the cover page of this prospectus.

Employment agreements and offer letters

Messrs. Gore, Hyatt and Goldman do not have an employment agreement or offer letter.

Paul Hollerbach.    We entered into a letter agreement with Mr. Hollerbach on October 29, 2007. The agreement provides that he is entitled to an annual salary of $300,000 and a bonus of $100,000 per year, based on his performance. Under the agreement, Mr. Hollerbach also received 190,000 restricted shares. He vests in 50,000 shares after completing one year of service, 60,000 shares in equal installments of 5,000 shares per month during his second year of service and 80,000 shares in equal installments of 6,667 shares per month during his third year of service. He will be fully vested after three years of service. Vesting is immediately accelerated by 12 months in the event that we are subject to a change in control.

David Neuman.    We entered into an employment agreement with Mr. Neuman on June 11, 2007 in anticipation of the completion of the term of his previous employment agreement. The term of employment covered by the agreement is three years, from October 27, 2007, to October 26, 2010. Under the agreement, Mr. Neuman is entitled to a base salary of $750,000 during the first 12-month period of the term, $825,000 during the second 12-month period and $900,000 during the third 12-month period. The agreement also provides for an annual performance-based bonus, to be determined in the reasonable discretion of the CEO based on the achievement of performance objectives that are agreed to by Mr. Neuman and our chief executive officer on an annual basis. The maximum bonus opportunity is $150,000 for the first 12-month period of the term, $175,000 for the second 12-month period and $200,000 for the third 12-month period. If Mr. Neuman's employment is terminated without cause, or if he resigns for good reason, then he will be entitled to his salary for the remaining term of the agreement as well as a pro rata portion of his maximum bonus opportunity for the 12-month period in which his employment terminates. Mr. Neuman is entitled to resign for good reason if he is demoted, his aggregate compensation is reduced, his principal place of employment is relocated outside the San Francisco or Los Angeles areas or we breach any other material provision of his employment agreement. "Cause" means Mr. Neuman's (i) failure to substantially perform his duties; (ii) failure to follow our chief executive officer's directives; (iii) willful, reckless or grossly negligent misconduct related to his employment; (iv) conviction of, or entering a plea of guilty or no contest to, a felony or a crime involving moral turpitude; or (v) material breach of the employment agreement. In all cases other than commission of a crime, Mr. Neuman is entitled to written notice and an opportunity to cure the deficiency before being terminated for cause.

Potential payments upon termination or change in control

The following table describes the potential payments and benefits upon termination of our named executive officers' employment before or after a change in control of our company, as if each officer's employment terminated as of December 31, 2007. For purposes of valuing the severance payments in the table below, we used each officer's base salary rate in effect on December 31, 2007.

The value of the vesting acceleration shown in the table below was calculated based on the assumption that the change in control, if applicable, occurred and the officer's employment, if

applicable, terminated on December 31, 2007, and that the fair market value per share of our common stock on that date was $             , which represents the midpoint of the range of initial public offering prices listed on the cover page of this prospectus. Messrs. Gore and Hyatt are fully vested in their shares of restricted stock and are not entitled to severance upon termination under any circumstances. Mr. Goldman does not have a contractual right to severance or acceleration of vesting of restricted shares. Mr. Neuman does not have a contractual right to acceleration of vesting of restricted shares, and is entitled to his severance regardless of whether there is any change in control. Mr. Hollerbach does not have a contractual right to severance, and is entitled to accelerated vesting of restricted shares upon a change in control regardless of whether he is terminated.

Executive benefits and payments upon termination	Termination without cause or resignation for good reason	Change in control		Termination without cause after change in control

Paul Hollerbach:
Severance	$—	$—		$—
Stock vesting acceleration	—		(2)	—
Total value	—		(2)	—
David Neuman:
Severance	2,491,438	—		2,491,438
Stock vesting acceleration	—	—		—
Total value	$2,491,438	$—		$2,491,438

(1)
Resignation for good reason is described above under "Employment agreements and offer letters—David Neuman."

(2)
Represents the value of 65,000 shares of Class A common stock, using the midpoint of the range reflected on the cover page of this prospectus.

Related party transactions

In addition to the compensation arrangements with directors and executive officers and the registration rights described elsewhere in this prospectus, the following is a description of each transaction and each currently proposed transaction in which:

•
we have been or are to be a participant;

•
the amount involved exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees) had or will have a direct or indirect material interest.

Stock issuances

In connection with our formation, we issued ownership interests to Al Gore and Joel Hyatt. On May 4, 2004, in connection with our Series A convertible preferred share financing described below and in exchange for these ownership interests, we issued 2,935,000 voting common shares to Mr. Gore and certain of his family members and 2,815,000 voting common shares to Mr. Hyatt and certain trusts for the benefit of his family members. On July 29, 2005, we issued an additional 765,000 and 735,000 voting common shares to Messrs. Gore and Hyatt, respectively, as contemplated in our Series A convertible preferred share financing in order to keep their ownership interest unchanged in relation to the ownership interest of all holders of our Series A convertible preferred shares.

On May 4, 2004, we issued 6,000,000 Series A convertible preferred shares to institutional and individual investors, including 1,500,000 Series A convertible preferred shares to entities affiliated with Richard C. Blum and 1,500,000 Series A convertible preferred shares to an entity affiliated with both Ronald Burkle and Edward Renwick. On July 29, 2005, we issued an additional 750,000 Series A convertible preferred shares to entities affiliated with Richard C. Blum and 750,000 Series A convertible preferred shares to an entity affiliated with both Ronald Burkle and Edward Renwick.

Revolving note facility

In September 2006, we entered into a note purchase agreement with a consortium of lenders pursuant to which we issued revolving promissory notes. All of these lenders are holders of our capital stock. The following table lists the lenders who have loaned more than $120,000 and who are our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees) and the original principal amount of such loans:

Name of lender:	Principal amount(1)

Blum Strategic Partners II, L.P.	$2,752,284
BCP AIV, L.P.	1,467,716
Albert Gore, Jr.	2,000,000
Hyatt Trust (Jared Hyatt)	1,000,000
Hyatt Trust (Zachary Hyatt)	1,000,000

(1)
Original principal amount excludes interest accrued to date.

Under the terms of these notes, we borrowed an aggregate of $10.0 million and have made no payments. We may borrow up to an additional $5.0 million at any time prior to May 4, 2008. These notes bear interest at a rate of 15% for the first year and 18% thereafter, which compounds quarterly. In accordance with the terms of these notes, interest is added to the principal through May 4, 2008, at which time the unpaid principal and interest are payable in full. We intend to repay the entire outstanding balance of these notes with the proceeds from this offering.

Transactions with distributors

Due to our acquisition of NWI, we became a party to an affiliate agreement with Comcast, which agreement was amended in March 2006. In July 2005, we entered into an affiliate agreement with DirecTV. Pursuant to these agreements, our TV programming is distributed on a non-exclusive basis in the U.S., and we receive a monthly fee for each subscriber household that receives our programming. These agreements contain numerous operating restrictions and performance requirements, including content restrictions, programming and distribution requirements and most favored nations clauses that, subject to certain exceptions, require us to offer to the distributor at least as favorable terms as those offered to other distributors. If we fail to comply with certain terms of our distribution agreements, they are subject to termination and, in some cases, to reductions in subscriber fees. Except in limited circumstances, these contracts cannot be terminated prior to expiration by either party. See "Business—Key affiliates and advertisers" for additional information about the terms of our distribution agreements.

As part of our agreements with these distributors, we also issued non-voting common shares to them. See "Principal stockholders" for a description of the number of shares held by these entities. As of December 31, 2007,             shares held by one distributor are subject to forfeiture based on the number of subscribers to that distributor who receive Current TV as of March 16, 2011.

Series A preferred shares liquidation preference payable in connection with the Conversion

The Series A convertible preferred shares of the limited liability company will be converted into that number of shares of Class A common stock having an aggregate value, measured at the public offering price, equal to the unreturned capital (the amount invested by the holders of Series A convertible preferred shares in the limited liability company), which amount is

$75.0 million, plus the unpaid preferred return, which represents an 8% return per annum, compounded annually, on the unreturned capital since the date of issuance of the Series A convertible preferred shares, or $22.7 million as of December 31, 2007. For purposes of this prospectus, we have assumed that the unreturned capital and the unpaid preferred return described in the preceding sentence convert into Class A common stock of the corporation at the assumed initial public offering price of $                           per share, the mid-point of the range reflected on the cover page of this prospectus. At the assumed initial public offering price, holders of Series A convertible preferred shares will receive                           shares of Class A common stock of the corporation as payment for their unreturned capital and unpaid preferred return. Thereafter, the Series A convertible preferred shares, the non-voting common shares and the voting common shares of the limited liability company will receive their pro rata share, based on the number of shares of the limited liability company owned by them, of the remaining equity securities of the corporation before the completion of the public offering contemplated by this prospectus.

Transaction with real estate broker

We have used CB Richard Ellis, a real estate broker, to assist us in locating office and studio space. CB Richard Ellis has received fees from our landlords in connection with the services provided to us. Richard C. Blum, one of our directors, is a director of CB Richard Ellis. In addition, Mr. Blum has a pecuniary interest in Blum Strategic Partners II, L.P., the beneficial owner of more than 5% of our capital stock and a stockholder of CB Richard Ellis.

Payments to a third-party marketing firm

We engaged a marketing firm to assist us in the promotion of a May 2005 marketing event in which we provided a preview of Current TV to distributors, the press and various influential persons in the media industry. In late 2005, we hired one of the partners from the marketing firm as our Vice President of Marketing. The Vice President of Marketing continued to maintain an ownership interest in the marketing firm. In 2005 and 2006, we made payments totaling $2.2 million and $164,000, respectively, to the marketing firm in connection with services provided to us. The Vice President of Marketing left our employment in late 2006.

Limitation of liability and indemnification

Prior to the closing of this offering, we will have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. These agreements provide that we will indemnify each of our directors, executive officers and such key employees against any and all expenses incurred by such persons because of their status as one of our directors, executive officers or key employees to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws (except in a proceeding initiated by such person against us without board approval). In addition, the agreements also provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and such key employees in connection with an indemnifiable legal proceeding.

Our certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•
for any breach of the director's duty of loyalty to us or our stockholders;

•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware general corporation law; or

•
for any transaction from which the director derives any improper personal benefit.

Our certificate of incorporation also provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Review, approval or ratification of transactions with related parties

Our board of directors adopted certain written policies and procedures with respect to related party transactions on                           . These policies and procedures require that certain transactions, subject to specified exceptions and other than those that involve compensation (which must be approved by our compensation committee), between us and any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, be consummated only if approved by our audit committee and only if the terms of the transaction are comparable to those that could be obtained in arm's length dealings with an unrelated third-party. Our policies and procedures with respect to related party transactions also apply to certain charitable contributions by us or our executive officers and to the hiring of any members of the immediate family of any of our directors or executive officers as our permanent full-time employees.

Principal stockholders

The following table provides information concerning beneficial ownership of our capital stock as of December 31, 2007 as adjusted to reflect the sale of shares of Class A common stock in this offering, by:

•
each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding capital stock;

•
each of our named executive officers;

•
each of our directors; and

•
all of our directors and named executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A and Class B common stock that they beneficially own, subject to applicable community property laws.

The following table lists the number of shares and percentage of shares beneficially owned based on                           shares of Class A common stock and                           shares of Class B common stock outstanding at December 31, 2007, and                           shares of Class A common stock and                           shares of Class B common stock outstanding upon the completion of this offering, all assuming (i) the conversion of all outstanding Series A convertible preferred shares of the limited liability company into an aggregate of                            shares of Class A common stock of the corporation as if the Conversion occurred on December 31, 2007; (ii) the conversion of all outstanding non-voting common shares of the limited liability company into an aggregate of                           shares of Class A common stock of the corporation as if the Conversion occurred on December 31, 2007; and (iii) the conversion of all outstanding voting common shares of the limited liability company into an aggregate of                           shares of Class B common stock of the corporation as if the Conversion occurred on December 31, 2007. See "Prospectus summary—Corporate information and conversion."

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Current Media, Inc., 118 King Street, San Francisco, California 94107.

	Shares beneficially owned before offering					Shares beneficially owned after offering
	Class A Common Stock		Class B Common Stock			Class A Common Stock		Class B Common Stock
					% Total Voting Power(1)					% Total Voting Power(1)
Name and address of beneficial owner
	Shares	%	Shares	%		Shares	%	Shares	%

Directors and named executive officers
Albert Gore, Jr.(2)	0	—				0	—
Joel Hyatt(3)	0	—				0	—
Mark Goldman			0	—				0	—
Paul Hollerbach			0	—				0	—
David Neuman			0	—				0	—
Richard C. Blum(4)			0	—				0	—
Ronald Burkle(5)			0	—				0	—
Edward Renwick(6)			0	—				0	—
Mark Rosenthal			0	—				0	—
Orville Schell			0	—				0	—
All current directors and executive officers as a group (12 persons)
5% stockholders
Entities affiliated with Blum Capital Partners, L.P.(4)			0	—				0	—
Yucaipa Corporate Initiatives Fund I, L.P.(5)			0	—				0	—
DirectTV, Inc.			0	—				0	—
Comcast CTV Holdings, LLC(7)			0	—				0	—

*
Less than 1% of the outstanding shares of common stock.

(1)
Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, voting together as a single class. Each holder of Class B common stock shall be entitled to ten votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder and automatically in certain cases as described herein under "Description of capital stock" into shares of Class A common stock on a share-for-share basis.

(2)
Represents                   shares owned by Albert Gore, Jr.,                   shares owned by Karenna Gore Schiff,                    shares owned by Kristin Carlson Gore,                   shares owned by Sarah LaFon Gore and                   shares owned by Albert Gore III.

(3)
Represents                           shares owned by Joel Hyatt,                           shares owned by Hyatt Irrevocable Trust FBO Jared Z. Hyatt and                           shares owned by Hyatt Irrevocable Trust FBO Zachary R. Hyatt.

(4)
Includes                           shares owned by Blum Strategic Partners II, L.P. and                           shares owned by BCP AIV,  L.P. The sole general partner of Blum Strategic Partners II, L.P. and BCP AIV, L.P. is Blum Strategic GP II, L.L.C. Richard C. Blum is a managing member of Blum Strategic GP II, L.L.C. Mr. Blum disclaims beneficial interest in all of these shares, except to the extent of his proportionate pecuniary interest in this entity. The business address of Blum Strategic Partners II, L.P., Blum Strategic GP II, L.L.C. and Richard C. Blum is 909 Montgomery Street, Suite 400, San Francisco, California 94133.

(5)
All shares are held by Yucaipa Corporate Initiatives Fund I, LP, a Delaware limited partnership ("YCI"). Mr. Burkle can be deemed to be an affiliate of YCI. By virtue of the relationships described above, each of Mr. Burkle and YCI LLC may be deemed to share beneficial ownership of the shares of Class A common stock beneficially owned by YCI. Each such person disclaims such beneficial ownership. The address for YCI is c/o The Yucaipa Companies LLC, 9130 W. Sunset Boulevard, Los Angeles, California 90069.

(6)
Represents             shares held by Yucaipa Corporate Initiatives Fund I, LP. Mr. Renwick does not have voting or dispositive power with respect to any of the shares held by Yucaipa Corporate Initiatives Fund I, LP, and disclaims beneficial ownership of any securities held by it, except to the extent of his proportionate pecuniary interest in this entity.

(7)
Includes             shares that are subject to forfeiture based on the number of subscribers to Comcast who receive our television network, Current TV, as of March 16, 2011.

Description of capital stock

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws, as they will be in effect upon the closing of this offering. For more detailed information, please see our certificate of incorporation, bylaws and registration rights agreements, which are filed as exhibits to the registration statement of which this prospectus is a part. Unless otherwise noted herein, all references to "common stock" refer to our Class A common stock and Class B common stock.

Our certificate of incorporation provides that, upon the closing of the offering, we will have two classes of common stock: Class A common stock, which will have one vote per share, and Class B common stock, which will have ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise, the rights of the two classes of common stock will be identical. The rights of these classes of common stock are discussed in greater detail below.

Immediately following the closing of this offering, our authorized capital stock will consist of 230,000,000 shares, each with a par value of $0.001 per share, of which:

•
200,000,000 shares are designated as Class A common stock.
•
10,000,000 shares are designated as Class B common stock.
•
20,000,000 shares are designated as preferred stock.

At December 31, 2007, we had outstanding                           shares of Class A common stock, held of record by             stockholders, and                           shares of Class B common stock, held of record by             stockholders. These numbers assume that our Conversion from a limited liability company to a Delaware corporation occurred on December 31, 2007, including (i) the conversion of all outstanding Series A convertible preferred shares of the limited liability company into an aggregate of                           shares of Class A common stock of the corporation; (ii) the conversion of all outstanding non-voting common shares of the limited liability company into an aggregate of                           shares of Class A common stock of the corporation; and (iii) the conversion of all outstanding voting common shares of the limited liability company into an aggregate of                           shares of Class B common stock of the corporation. See "Prospectus summary—Corporate information and conversion."

As of December 31, 2007,                           shares of our outstanding Class A common stock were held by our employees and directors and are subject to vesting based on the holder's continued employment or service to the company.

Common stock

Voting rights

Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to ten votes per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law.

Delaware law could require either our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•
if we amended our certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; or

•
if we amended our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affects them adversely, then that class would be required to vote separately to approve the proposed amendment.

We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally based on total share ownership in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to share equally based on total share ownership in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion

Our Class A common stock is not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including the following:

•
transfers between Joel Hyatt and Al Gore, our founders, and members of their families; and

•
transfers for tax and estate planning purposes, including to trusts, corporations and partnerships controlled by a holder of Class B common stock.

Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Preferred stock

Immediately prior to the closing of this offering, each outstanding Series A convertible preferred share of the limited liability company will be converted into shares of Class A common stock. See "Prospectus summary—Corporate information and conversion."

Following the closing of this offering, our board of directors will have the authority, without approval by the stockholders, to issue up to a total of             shares of preferred stock in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of Class A and Class B common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Current and might harm the market price of our Class A common stock. We have no current plans to issue any shares of preferred stock.

Registration rights

The holders of                           shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in a series of registration rights agreements (collectively, the "registration rights agreements"), and are described below. The registration rights under the registration rights agreements will generally expire two years following the completion of this offering, except that, with respect to Class B common stock held by Joel Hyatt and Al Gore, and their respective family members, the registration rights will expire on May 4, 2019.

Demand registration rights

At any time following six months after the closing of this offering, the holders of shares of Class A or Class B common stock having demand registration rights under the registration rights agreements have the right, subject to satisfying certain conditions, to require that we register their common stock, provided such registration relates to an offering of at least $20 million in the aggregate. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period in certain circumstances. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters' discounts and commissions and fees and expenses of legal counsel to the sellers, incurred in connection with these demand registration rights.

Piggyback registration rights

If we register any securities for public sale, the stockholders with piggyback registration rights under the registration rights agreements have the right to include their shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. We must pay all expenses, except for underwriters' discounts and commissions and fees and expenses of legal counsel to the sellers, incurred in connection with these piggyback registration rights.

Compliance with exchange governance rules

The NASDAQ Stock Market has adopted rules that provide that listed companies that are controlled by a single person or a group of persons are not required to comply with certain of NASDAQ's corporate governance rules and requirements. In particular, a "controlled company" may elect to be exempt from certain rules that require a majority of the board of directors of companies listed on the NASDAQ Stock Market to be independent, as defined by these rules, and which mandate independent director representation on certain committees of the board. The NASDAQ Stock Market requires that a listed company must have an audit committee comprised of at least three members, all of whom are independent under the rules of the NASDAQ Stock Market, and that is otherwise in compliance with the rules established for audit committees of public companies under the Exchange Act. In addition, the NASDAQ Stock Market requires that director nominees must be selected, or recommended to the board of directors for selection, by a majority of directors who are independent under the rules of the NASDAQ Stock Market, or a nominations committee comprised solely of independent directors, and that compensation for executive officers must be determined, or recommended to the board of directors for determination, by a majority of independent directors or a compensation committee comprised solely of independent directors.

Our charter provides that our stockholders will not be permitted to elect to rely upon these "controlled company" exemptions without first obtaining the prior approval of stockholders representing at least 66 2/3% of the total voting power of our outstanding capital stock.

In the event we obtain this approval and elect to rely on the "controlled company" exemptions provided by the NASDAQ Stock Market, our charter documents provide that for so long as we continue to be listed on the NASDAQ Stock Market, the board shall be constituted such that a majority of the directors on our board, and the members of our compensation committee and our corporate governance and nominating committee, must not be employees of Current, and must not have been employees of Current for at least three years.

The provision in our certificate of incorporation that establishes these requirements may be amended or repealed only with the unanimous consent of our board of directors and the consent of stockholders representing at least 66 2/3% of the total voting power of our outstanding capital stock. If our Board of Directors unanimously approves an amendment or repeal of these provisions in our certificate of incorporation, our founders and their families will together have the voting power to approve such amendment or repeal and to elect to rely on the controlled company exemptions described above.

Anti-takeover effects of Delaware law and our certificate of incorporation and bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. In particular, our dual class common stock structure will concentrate ownership of our voting stock in the hands of our founders and their families. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because the negotiation of these proposals could result in an improvement of their terms.

Dual class structure

As discussed above, our Class B common stock has ten votes per share, while our Class A common stock, which is the class of stock we are selling in this offering and which will be the only class of stock which is publicly traded, has one vote per share. After the offering, all of our Class B common stock will be controlled by our founders and their families, representing             % of the voting power of our outstanding capital stock. Because of our dual class structure, our founders and their families will continue to be able to control all matters submitted to our stockholders for approval. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Limits on ability of stockholders to act by written consent

We have provided in our certificate of incorporation and bylaws that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders' meeting.

Undesignated preferred stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for advance notification of stockholder nominations and proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Delaware anti-takeover statute

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A common stock that may result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer agent and registrar

The transfer agent and registrar for our common stock is                      , located at                      .

Listing

Our Class A common stock will be quoted on The Nasdaq Global Market under the symbol "CRTM." Our Class B common stock will not be listed on any stock market or exchange.

Material U.S. federal tax consequences for non-U.S. holders

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of Class A common stock by a beneficial owner that is a "non-U.S. holder," other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of the Class A common stock. A "non-U.S. holder" is a person or entity that, for U.S. federal income tax purposes, is a:

•
non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•
foreign corporation; or

•
foreign estate or trust.

A "non-U.S. holder" does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of Class A common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. In view of the foregoing and because the following discussion is intended as a general summary only, prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

As discussed under "Dividend policy" above, we do not currently expect to pay dividends. In the event that we do pay dividends, dividends paid to a non-U.S. holder of Class A common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. holder that is a corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax," imposed at a rate of 30% (or a lower treaty rate).

Gain on disposition of Class A common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Class A common stock unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

•
we are or have been a U.S. real property holding corporation, as defined below, at any time within either the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, and the Class A common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

In general, we would be a U.S. real property holding corporation if our U.S. real property interests, as defined in the Code, comprised the majority of our assets. We do not believe that we are, or will become, a U.S. real property holding corporation.

Information reporting requirements and backup withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of Class A common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Federal estate tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Shares eligible for future sale

Prior to this offering, there has been no public market for our Class A common stock, and we cannot assure you that a significant public market for our Class A common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse could cause the prevailing market price to decline and limit our ability to raise equity capital in the future. As noted above, our Class B common stock will not be listed on any stock market or exchange.

Upon completion of this offering, we will have outstanding an aggregate of                           shares of Class A and Class B common stock. The         shares of Class A common stock being sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by our affiliates.

The remaining shares of Class A and Class B common stock held by existing stockholders are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. We describe these exemptions in greater detail below.

The following table shows approximately when the remaining shares of our common stock that are not being sold in this offering, but which will be outstanding when this offering is complete, will be eligible for sale in the public market:

Days after date of this prospectus	Shares eligible for sale	Comment

Upon effectiveness		Shares sold by us in the offering
180 Days after effectiveness		Lock-up released, subject to possible extension; shares saleable under Rules 144 and 701

Resale of                           of the restricted shares that will become available for sale in the public market starting 180 days after the effective date (or longer period described below) will be limited by volume and other resale restrictions under Rule 144 because the holders of those shares are our affiliates.

Lock-up agreements

We intend that our officers, directors and holders of substantially all of our common stock will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock for a period through the date 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities Inc.

The 180-day restricted period under the lock-up agreements with the underwriters described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the

180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is deemed to be an affiliate of ours at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, including the holding period of any prior owner except an affiliate of ours, would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

•
1% of the number of shares of common stock then outstanding, which will equal approximately                           shares immediately after the completion of this offering; or

•
the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales by affiliates under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

A person who has beneficially owned restricted shares of our common stock for at least six months can sell shares without complying with the volume limitation, manner of sale or notice provisions described above, provided that such person is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, such sale. Any such sales must comply with the public information provision of Rule 144 until our common stock has been held for one year.

Under Rule 144, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for a least one year, including the holding period of any prior owner except an affiliate of ours, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144, but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to us who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares. All Rule 701 shares are, however, subject to lock-up agreements and will only become eligible for sale upon the expiration of the contractual lock-up agreements.

Registration rights

Beginning six months after the completion of this offering, the holders of                           shares of our common stock will be entitled to the registration rights described in "Description of capital stock—Registration rights." Substantially all of such shares are covered by lock-up agreements. Following the expiration of the lock-up agreements described above, registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by our affiliates.

Underwriting

We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering. J.P. Morgan Securities Inc., Lehman Brothers Inc. and Pacific Crest Securities Inc. are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Pacific Crest Securities Inc.

Total

The underwriters are committed to purchase all of the Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. After the initial public offering of the Class A common stock, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representative has advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the Class A common stock offered in this offering.

The underwriters have an option to buy up to             additional shares of Class A common stock from us to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $             .

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of J.P. Morgan Securities Inc. for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers, and all of our significant stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The foregoing provisions do not apply to issuances by us of up to               shares of Class A common stock in connection with certain acquisitions, provided the recipients of such shares agree to the same lock-up restrictions described above. There are no agreements or understandings between the underwriters and any persons subject to the lock-up agreements to permit those persons to resell their shares before the expiration of the lock-up agreement, and any requests to waive the lock-ups will be considered based upon the unique facts and circumstances of each such request and not any pre-established conditions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We will apply to have our Class A common stock approved for listing/quotation on the NASDAQ Global Market under the symbol "CRTM".

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•
the information set forth in this prospectus and otherwise available to the representatives;

•
our prospects and the history and prospects for the industry in which we compete;

•
an assessment of our management;

•
our prospects for future earnings;

•
the general condition of the securities markets at the time of this offering;

•
the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•
other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of common stock to the public may be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that an offer may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•
to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•
to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book- running manger[s] for any such offer; or

•
in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the 'Order') or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as 'relevant persons'). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

JPMorgan Chase Bank N.A., an affiliate of one of the underwriters, has entered into a credit facility with us as described in "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources," for which it has received customary compensation. We have not drawn any advances under the facility. In addition, certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the Class A common stock being offered hereby will be passed upon for the company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California, and Davis Polk & Wardwell, Menlo Park, California, is acting as counsel for the underwriters.

Experts

The financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's restatement of its financial statements as described in note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock we are offering. This prospectus contains all information about us and our Class A common stock that may be material to an investor in this offering. The registration statement includes exhibits to which you should refer for additional information about us.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website.

Current Media, LLC

Report of independent registered public accounting firm

To the Board of Directors and Members of
Current Media, LLC:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Current Media, LLC and its subsidiaries (the "Company") at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 3 to the consolidated financial statements, effective January 1, 2006 the Company changed the method of accounting for share-based compensation upon adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment.

As discussed in note 2 to the consolidated financial statements, the Company restated its consolidated balance sheet at December 31, 2006 and consolidated statement of cash flows for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
January 27, 2008

Current Media, LLC
Consolidated statements of operations
(in thousands, except per share data)

	Year ended December 31,
	2005	2006	2007

Revenue:
Affiliate(1)	$23,362	$29,904	$53,849
Advertising	1,014	7,979	9,916

Total revenue	24,376	37,883	63,765

Operating expenses:
Programming and production(2)	17,532	21,985	31,382
Sales and marketing(2)	6,995	6,224	15,040
Product development(2)	3,555	3,602	6,529
General and administrative(2)	5,238	6,403	10,879
Depreciation and amortization	2,971	4,460	6,022

Total operating expenses	36,291	42,674	69,852

Loss from operations	(11,915)	(4,791)	(6,087)
Interest expense	(2,726)	(3,445)	(4,077)
Other income	388	598	496

Loss before provision for income taxes	(14,253)	(7,638)	(9,668)
Provision for income taxes	—	—	(192)

Net loss	(14,253)	(7,638)	(9,860)

Preferred return	(5,553)	(6,706)	(7,234)

Net loss attributable to common shareholders	$(19,806)	$(14,344)	$(17,094)

Net loss per common share, basic and diluted	$(2.84)	$(1.34)	$(1.40)
Shares used in computing net loss per common share, basic and diluted	6,980	10,666	12,214
Pro forma income tax expense (unaudited, see note 14)			$(1,701)
Pro forma net loss (unaudited, see note 3)			$(11,561)
Pro forma net loss per common share, basic and diluted (unaudited, see note 3)			$(0.59)
Shares used in computing pro forma net loss per common share, basic and diluted (unaudited, see note 3)			19,714

(1)
Amounts are net of share-based compensation to certain of the Company's distributors that are accounted for as a reduction of revenue, which amounted to $116, $523, and $1,413 in 2005, 2006 and 2007, respectively.

(2)
Amounts include share-based compensation to employees and directors as follows:

	Year ended December 31,
	2005	2006	2007

Programming and production	$54	$177	$272
Sales and marketing	54	374	89
Product development	25	141	228
General and administrative	85	168	425

The accompanying notes are an integral part of these consolidated financial statements.

Current Media, LLC
Consolidated balance sheets
(in thousands)

	December 31,
			Pro forma December 31, 2007 (unaudited)
	2006 (as restated)	2007

Assets
Current assets:
Cash and cash equivalents	$12,018	$2,231	$2,231
Accounts receivable, net of allowance of $15 and $37 at December 31, 2006 and 2007, respectively	9,315	13,307	13,307
Prepaid expenses and other current assets	1,382	2,757	2,757

Total current assets	22,715	18,295	18,295
Property and equipment, net	6,876	7,557	7,557
Intangibles, net	8,419	6,476	6,476
Goodwill	57,189	57,189	57,189
Affiliate agreements	3,529	5,907	5,907
Other assets	2,458	3,011	3,011

Total assets	$101,186	$98,435	$98,435

Liabilities, preferred shares and members' deficit/stockholders' equity
Current liabilities:
Accounts payable	$1,669	$848	$848
Accrued liabilities	3,009	5,867	5,867
Deferred revenue	—	460	460
Current portion of capital lease	995	1,167	1,167
Current portion of long-term debt	28	36,075	36,075
Deferred tax liability	—	—	396

Total current liabilities	5,701	44,417	44,813
Deferred rent	407	360	360
Long-term portion of capital lease	1,324	157	157
Long-term debt	35,233	34	34
Deferred tax liability	—	—	5,137

Total liabilities	$42,665	$44,968	$50,501

Commitments and contingencies (see note 8)
Series A convertible preferred shares: 7,500 shares issued and outstanding as of December 31, 2006 and 2007, respectively, actual; no shares issued or outstanding as of December 31, 2007, pro forma; liquidation preference of $90,428 and $97,662 as of December 31, 2006 and 2007, respectively, actual; liquidation preference of zero, pro forma	74,259	74,259	—
Members' deficit/stockholders' equity:
Voting common shares: 7,250 shares and 7,250 shares issued and outstanding as of December 31, 2006 and 2007, respectively, actual; no shares issued or outstanding as of December 31, 2007, pro forma	100	100	—
Non-voting common shares: 4,550 shares and 6,062 shares issued and outstanding as of December 31, 2006 and 2007, respectively, actual; no shares issued or outstanding as of December 31, 2007, pro forma	4,184	7,246	—
Preferred stock, $0.001 par value: no shares authorized, issued or outstanding as of December 31, 2006 or 2007, actual; 20,000 shares authorized, no shares issued or outstanding as of December 31, 2007, pro forma	—	—	—
Class A common stock, $0.001 par value: no shares authorized, issued or outstanding as of December 31, 2006 or 2007, actual; 200,000 shares authorized, 13,562 shares issued and outstanding as of December 31, 2007, pro forma, assuming a conversion rate for the Series A convertible preferred shares of * into Class A common stock	—	—		*
Class B common stock, $0.001 par value: no shares authorized, issued or outstanding as of December 31, 2006 or 2007, actual; 10,000 shares authorized, 7,250 shares issued and outstanding as of December 31, 2007, pro forma	—	—		*
Additional paid-in-capital	2,027	3,771	85,355
Accumulated deficit	(22,049)	(31,909)	(37,442)

Total members' deficit/stockholders' equity	(15,738)	(20,792)	47,934

Total liabilities, preferred shares and members' deficit/stockholders' equity	$101,186	$98,435	$98,435

The accompanying notes are an integral part of these consolidated financial statements.

*
For purposes of the unaudited pro forma December 31, 2007 balance sheet, the Company cannot determine the allocation of shares as between the Class A common stock and Class B common stock following the Conversion and will not know such information until the prospectus includes a price range. Accordingly, the Company will include the par value of the Class A common stock and Class B common stock when the prospectus includes a price range.

Current Media, LLC
Consolidated statements of Series A convertible preferred shares and members' deficit
(in thousands)

	Series A convertible preferred shares		Common shares
					Additional paid-in capital		Total members' deficit
						Accumulated deficit
	Shares	Amount	Shares	Amount

Balances, December 31, 2004	6,000	$59,259	6,870	$268	$799	$(158)	$909
Issuance of preferred shares	1,500	15,000	—	—	—	—	—
Issuance of common shares	—	—	3,353	2,309	—	—	2,309
Employee share-based compensation expense	—	—	—	—	218	—	218
Net loss	—	—	—	—	—	(14,253)	(14,253)

Balances, December 31, 2005	7,500	74,259	10,223	2,577	1,017	(14,411)	(10,817)
Issuance of common shares	—	—	1,666	1,707	—	—	1,707
Forfeiture of common shares	—	—	(89)	—	—	—	—
Employee share-based compensation expense	—	—	—	—	860	—	860
Distributor share-based compensation (see note 10)	—	—	—	—	150	—	150
Net loss	—	—	—	—	—	(7,638)	(7,638)

Balances, December 31, 2006 (as restated)	7,500	74,259	11,800	4,284	2,027	(22,049)	(15,738)
Issuance of common shares	—	—	1,583	3,062	—	—	3,062
Forfeiture of common shares	—	—	(71)	—	—	—	—
Employee share-based compensation expense	—	—	—	—	1,014	—	1,014
Distributor share-based compensation (see note 10)	—	—	—	—	730	—	730
Net loss	—	—	—	—	—	(9,860)	(9,860)

Balances, December 31, 2007	7,500	$74,259	13,312	$7,346	$3,771	$(31,909)	$(20,792)

The accompanying notes are an integral part of these consolidated financial statements.

Current Media, LLC
Consolidated statements of cash flows
(in thousands)

	Year ended December 31,
	2005 (as restated)	2006	2007

Cash flows from operating activities
Net loss	$(14,253)	$(7,638)	$(9,860)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	938	2,517	4,079
Amortization of intangibles	2,033	1,943	1,943
Amortization of programming	16	76	1,019
Share-based compensation to employees	218	860	1,014
Share-based compensation to distributors	116	523	1,413
Deferred interest expense (see note 7)	2,512	1,112	876
Provision for bad debt	31	28	22
Foreign exchange gain	—	—	(8)
Changes in assets and liabilities:
Accounts receivable	(997)	(3,858)	(4,014)
Prepaid expenses and other current assets	(715)	(689)	(535)
Other assets	(251)	(478)	(1,312)
Accounts payable	922	581	(1,023)
Accrued liabilities	1,235	1,060	2,061
Deferred revenue	860	(860)	460
Deferred rent	237	117	(47)

Net cash used in operating activities	(7,098)	(4,706)	(3,912)

Cash flows from investing activities
Lease deposits	(1,000)	—	—
Purchase of property and equipment	(3,233)	(3,321)	(4,869)

Net cash used in investing activities	(4,233)	(3,321)	(4,869)

Cash flows from financing activities
Proceeds from issuance of Series A preferred shares	15,000	—	—
Proceeds from issuance of long-term debt	—	5,123	—
Costs from issuance of long-term debt	—	(170)	—
Principal repayments of capital lease	(337)	(844)	(996)
Principal repayments of long-term debt	—	(30)	(28)

Net cash provided by (used in) financing activities	14,663	4,079	(1,024)

Effect of foreign currency exchange rates on cash and cash equivalents	—	—	18

Net increase (decrease) in cash and cash equivalents	3,332	(3,948)	(9,787)
Cash and cash equivalents at beginning of period	12,634	15,966	12,018

Cash and cash equivalents at end of period	$15,966	$12,018	$2,231

Supplemental disclosure of cash flow information
Cash paid for interest	$163	$1,868	$3,095
Supplemental disclosure of non cash activities
Capital lease obligation (see note 8)	$3,500	—	—
Issuance of non-voting common shares (see note 10)	$2,309	$1,707	$3,062
Financing costs included in accrued liabilities and accounts payable	—	—	$1,102

The accompanying notes are an integral part of these consolidated financial statements.

Current Media, LLC
Notes to consolidated financial statements

(in thousands, except per share data)

1.     Organization

Current Media, LLC (Company), formerly INdTV Holdings, LLC, was originally formed as INdTV, LLC, a Delaware limited liability company, and commenced operations pursuant to a Limited Liability Company Agreement (LLC Agreement) dated September 30, 2002. In accordance with the LLC Agreement, the Company had a useful life of 50 years, unless its existence was terminated sooner pursuant to the LLC Agreement. Prior to May 2004, the Company devoted substantially all of its efforts to business planning, product development, recruiting management and raising capital. The members of the Company are referred to as Members in these consolidated financial statements.

On May 4, 2004, the Company purchased Newsworld International, or NWI, a traditional cable and satellite network. This acquisition enabled the Company to gain access to cable and satellite distribution as an independent network.

On May 4, 2004, the Company admitted new Members by amending the LLC Agreement with the First Amended and Restated Operating Agreement (Operating Agreement) that, among other things, caused the Company to continue in perpetuity unless its existence is terminated sooner pursuant to the Operating Agreement.

On May 4, 2004, the Company changed its name to INdTV Holdings, LLC and concurrently formed a wholly-owned subsidiary INdTV, LLC, a Delaware Limited Liability Company, subsequently re-named Current TV, LLC (CTV). On that date, all operations were transferred to Current TV.

In anticipation of expanding internationally, in May 2006 the Company formed a wholly-owned subsidiary Current International, LLC, a Delaware Limited Liability Company (Current International). In July 2006, Current International formed Current Media Europe, Sarl, a Luxembourg Private Limited Company (Current Media Europe). In August 2006, Current International formed Current UK Limited (Current UK) and Current Europe Limited (Current Europe). Current UK and Current Europe are Limited Companies formed under the laws of England and Wales. In early 2007, Current International commenced operations in Europe. In October 2007, Current Europe formed Current Italy, Srl, an Italian Private Limited Company.

The Company has incurred substantial losses and negative cash flows from operations. In 2005, 2006 and 2007, the Company incurred a net loss of $14,253, $7,638 and $9,860, respectively, and has cumulative losses since inception of $31,909 through December 31, 2007. For 2005, 2006 and 2007 the Company used cash in operations of $7,098 (as restated), $4,706 and $3,912, respectively. As of December 31, 2007, the Company has total principal and accrued interest obligations of approximately $38,000 maturing on May 4, 2008 (see note 7.) The Company expects to draw down on the unrestricted portion of its $10,000 existing revolving note (see note 7 and Credit Facility below), which also matures on May 4, 2008, primarily to pay for general corporate purposes, including contemplated public offering costs. On the due date of May 4, 2008, the Company's debt obligations, including accrued interest, can not exceed $43,000 under the terms of the credit facility described in the following sentence (Indebtedness). On January 24, 2008, the Company entered into a credit facility with JPMorgan

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

Chase Bank, N.A. (Credit Facility) in the aggregate amount of $50,000 (see note 16), of which $40,000 is a term loan and the remaining $10,000 is a revolving loan. The term and revolving loans will be available no earlier than May 2, 2008 (availability date). The Credit Facility matures upon the earlier of a) May 4, 2009 or b) the consummation of the contemplated initial public offering (maturity date). The term loan is only available to be used to pay off the Company's Indebtedness and the $10,000 revolving loan will be available for general corporate purposes, of which up to $3,000 may be used to pay off the Indebtedness. The Company's ability to borrow under the Credit Facility is subject to numerous conditions, including the absence of a material adverse change in the Company's business and compliance with affirmative and negative covenants. In particular, the Company must comply with cumulative quarterly and annual requirements on earnings before interest, taxes, depreciation, amortization, share-based compensation, extraordinary items and capital expenditures. Management believes that, if the contemplated public offering is not completed prior to May 4, 2008, the Company will be able to borrow under the secured credit facility to repay the Indebtedness when it becomes due on May 4, 2008, and the Company will have a sufficient amount of cash resources to finance its anticipated working capital and capital expenditure requirements for the next 12 months. There can be no assurance that material adverse changes will not occur or that the Company will meet its required covenants. Failure to be able to borrow under the credit facility in case the Company is not able to complete the contemplated offering could have a material adverse effect on the Company's business, financial position, cash flows and results of operations.

2.     Restatements

The Company has restated its consolidated statement of cash flows for 2005. The restatement relates to the classification of a restricted cash deposit of $1,000 from operating activities to investing activities. The deposit is currently placed with a financial institution for the benefit of the lessor under an equipment lease agreement. The effect of this restatement does not have any impact on the Company's consolidated statement of operations for 2005 or on our consolidated balance sheet as at December 31, 2005.

The Company has also restated its consolidated balance sheet at December 31, 2006. The restatement corrects the balance sheet presentation of $1,642 of unvested share-based compensation provided to the Company's distributors, which was previously presented as a non-current asset in "Affiliate agreements," with the corresponding amount in common stock. In accordance with Emerging Issues Task Force Abstract Topic No. D-90, Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to a Nonemployee (EITF D-90), the Company has restated its presentation to appropriately offset these amounts so that unvested share-based compensation provided to its distributors is no longer presented on the face of the balance sheet as a non-current asset and as a component of common stock. The effect of this restatement does not have any impact on the Company's consolidated statements of operations and consolidated statement of cash flows for 2006.

The effects of the restatements are reflected in the Company's consolidated financial statements and accompanying notes included herein.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

3.     Summary of significant accounting policies

Basis of presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (United States or U.S.). Unless otherwise noted, assets and liabilities are stated at cost which approximates fair value (see note 13).

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

Unaudited pro forma net loss per share, unaudited pro forma income taxes and unaudited pro forma members' deficit

Upon the conversion from a limited liability company to a C-corporation (corporation) in conjunction with an initial public offering (IPO), all of the Company's outstanding Series A Convertible Preferred Shares (Preferred Shares) will automatically convert into common shares. The conversion provisions require that the common shares will convert at a less than 1:1 rate and the Preferred Shares will convert at a greater than 1:1 rate in order to satisfy their liquidation preference. As a result, assuming that a stock split is not effected at the time of conversion, the total number of shares remains unchanged and the common shareholders will have fewer shares in Current Media, Inc. than they held in the Company while the Preferred shareholders will have more shares in Current Media, Inc. than they held in the Company. The exact conversion rates can not be determined prior to the IPO as the conversion rate is dependent on the amount of the liquidation preference and the initial public offering price. For purposes of the unaudited pro forma December 31, 2007 balance sheet and this note, the Company has assumed an IPO price of $             . The Company can make no guarantee that an IPO or a conversion to a corporation will occur.

The allocation of shares upon the conversion as of December 31, 2007, assuming an IPO price of $             , is as follows.

Current Media, LLC
				Allocation of Remaining Shares		Effective Conversion Rate
Class	Outstanding Shares	Percentage	Current Media, Inc. Shares Issued to Pay Liquidation Preference of $97,662		Total Shares		Class

Series A preferred shares	7,500,000	34.70%					Class A common stock
Voting common shares	7,250,000	33.55%	—				Class B common stock
Non-voting common shares	6,861,549	31.75%	—				Class A common stock

	21,611,549	100.00%

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

The December 31, 2007 unaudited pro forma net loss per common share data is included in the statement of operations and is illustrated in the following table:

Year ended December 31, 2007 (unaudited)

Numerator
Net loss attributable to common shareholders	$(17,094)
Add: preferred return	7,234
Subtract: pro forma income tax expense (see note 14)	(1,701)

Pro forma net loss	(11,561)
Denominator
Weighted average common shares used to compute basic and diluted net loss per share	*
Pro forma adjustments to reflect assumed weighted effect of conversion of convertible preferred shares	*

Weighted average shares used to compute basic and diluted pro forma net loss per share	19,714 *

Pro forma net loss per share:
Basic and diluted	$(0.59)

The difference between the actual net loss per share ($1.40) and the pro forma net loss per share ($0.59) is primarily due to (i) an adjustment of $7,234 for the preferred return that would not exist upon conversion, which reduces the pro forma net loss per share; (ii) the inclusion of the pro forma tax provision of $1,701 in the pro forma net loss to illustrate the effect of converting to a corporation, which increases the pro forma net loss per share; and (iii) the conversion of the Preferred Shares to Class A common shares, and the inclusion of these shares in the pro forma basic net loss per share calculation, which reduces the pro forma net loss per share.

The Company's unaudited pro forma income tax footnote has been prepared as if the Company were taxable as a corporation since inception.

* Due to the conversion provisions described above, the total number of shares remains unchanged at 19,714; however, the number of shares of common stock issued upon conversion of the Preferred Shares and the common shares can not be determined until the prospectus includes a price range.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

The unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the Preferred Shares is set forth in the following table:

	Year ended December 31,		Pro forma stockholders' equity as of December 31,
	2006 (as restated)	2007	2007 (unaudited)

Members' deficit/stockholders' equity
Common shares/stock	$4,284	$7,346	$21
Additional paid-in-capital	2,027	3,771	85,355
Accumulated deficit	(22,049)	(31,909)	(37,442)

Total members' deficit/stockholders' equity	$(15,738)	$(20,792)	$47,934

The pro-forma common stock represents the aggregate par value of the Class A and Class B common stock. The pro-forma additional paid-in capital represents the aggregate carrying value of the Preferred Shares plus the aggregate carrying value of the voting and non-voting common shares less the aggregate par value.

The $5,533 increase in Accumulated deficit is due entirely to deferred tax liabilities that would be recorded upon conversion to a corporation (see note 14).

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for revenue recognition, allowances, intangibles and goodwill valuation and impairment, share-based compensation to employees and distributors and accruals, among others. Actual results could differ from those estimates.

Reclassification

Certain prior year balances have been reclassified to conform with current year consolidated financial statement presentation. This reclassification had no effect on the Company's total assets and liabilities, the Preferred Shares, Members' equity or the net loss as previously stated.

Share splits

On November 20, 2006, Members holding a majority of the outstanding Preferred Shares and at least 60% of the outstanding voting common shares amended the Operating Agreement to affect a 10,000-to-1 share split. The share split resulted in no changes to the Members' capital account or percentage of ownership interest. All share and per share amounts presented in the

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

consolidated financial statements and the notes to the financial statements have been adjusted for the share split.

Concentration of credit risk and significant customers

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. Substantially all of the Company's cash and cash equivalents are invested in U.S. Treasury bills and highly liquid money market funds with a major financial institution.

The following distributors accounted for more than 10% of total revenue in the periods presented:

	Year ended December 31,
	2005	2006	2007

Distributor A	62%	42%	26%
Distributor B	*	16	18
Distributor C	28	20	14
Distributor D	*	*	13

*
Amount did not exceed 10% in the respective year

The following distributors accounted for more than 10% of total accounts receivable as of the date presented:

	Year ended December 31,
	2006	2007

Distributor A	36%	32%
Distributor B	19	19
Distributor C	15	14
Distributor D	*	25

*
Amount did not exceed 10% in the respective year

The Company performs ongoing credit evaluations and maintains an allowance for potential credit losses. Credit losses to date have been within management's estimates.

The underlying distribution agreements for the above customers are multi-year and expire at various times from 2011 through 2017. They contain various operating restrictions, performance requirements and conditions, such as most favored nations clauses as further discussed in note 8 and rights of termination upon the occurrence of certain events.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity at the date of purchase of three months or less to be cash equivalents. The Company had $0 and $843 of restricted cash balances in prepaid expense and other current assets at December 31,

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

2006 and 2007, respectively, and $1,000 and $157 of restricted cash balances in other assets as of December 31, 2006 and 2007, respectively (see note 8).

Accounts receivable

Accounts receivable are shown net of an allowance based on historical collection trends and management's judgment regarding the collectability of these accounts. These collection trends, as well as prevailing and anticipated economic conditions, are routinely monitored by management, and any adjustments required are reflected in current operations. The allowance for doubtful accounts as of December 31, 2005, 2006 and 2007 was $44, $15 and $37, respectively. Bad debts are charged against the reserve when it is determined that the customer is unable to pay all or a portion of the balance due.

Property and equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives, which are estimated to be:

Computers	30 months
Furniture	48 months
Office equipment and machinery	30 months
Broadcast equipment	36 months
Computer software	30 months
Leasehold improvements	60 months

The Company uses the straight-line method of depreciation for property and equipment and amortization of computer software as it has determined that all periods are benefited equally. Leasehold improvements are depreciated over the shorter of their useful life or the remaining term of the lease. Upon retirement or sale, the cost and related accumulated depreciation or amortization is removed from the balance sheet and the resulting gain or loss is reflected in results of operations. The gain and loss from disposal of property and equipment for all periods presented has been de minimis. Maintenance and repairs are charged to results of operations as incurred.

Capitalized software

The Company capitalizes and amortizes the cost of software internally developed for its own use in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1), and Emerging Issues Task Force Issue No. 00-2, Accounting for Web Site Development Costs (EITF 00-2). Internally developed software and website development costs (Capitalized Software) are stated at cost and amortized on a straight-line basis over their estimated lives. The Company uses the straight-line method of amortization of Capitalized Software as it has determined that all periods are benefited equally. The average useful life for Capitalized Software is 30 months. Capitalized Software developed for the Company's own use totaled $0, $340 and $2,231 as of December 31, 2005, 2006 and 2007, respectively, and is included in computer software.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

Impairment of long-lived assets

The Company evaluates the recoverability of our long-lived assets, including acquired intangible assets and property and equipment, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company reviews long-lived assets for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures recoverability of the asset by comparison of its carrying amount to the future undiscounted cash flows it expects the asset to generate. If the Company considers the asset to be impaired, it measures the amount of any impairment as the difference between the carrying amount and the fair value of the impaired asset. The Company observed no impairment indicators through December 31, 2007.

The Company evaluates the remaining useful lives of intangible assets on a periodic basis to determine whether events or circumstances warrant a revision to the remaining estimated amortization period. The Company observed no useful life indicators warranting a change to estimated amortization periods through December 31, 2007.

The application of impairment tests requires significant judgments and estimates, including the forecast of future operating results. Changes in the judgments and estimates could materially affect the application of these tests and trigger significant impairment charges that adversely effect our operating results.

Goodwill and intangible assets

The Company records as goodwill the excess of the acquisition purchase price over the fair value of the tangible and identifiable intangible assets acquired. In accordance with Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets (SFAS 142), the Company does not amortize goodwill, but performs an annual impairment review of its goodwill during the fourth quarter, or more frequently if indicators of potential impairment arise. Following the criteria of Statement of Financial Accounting Standard No. 131, Disclosure about Segments of an Enterprise and Related Information (SFAS 131), and SFAS 142, the Company has determined that it has a single operating segment and reporting unit and consequently evaluates goodwill for impairment based on an evaluation of the fair value of the company as a whole. Significant judgments required to estimate the fair value of the reporting unit include estimating future cash flows and determining appropriate discount rates, growth rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for the reporting unit, which could trigger impairment. At December 31, 2007, the Company had $57,189 of goodwill, which was recorded in connection with the acquisition of NWI (see note 6).

The Company records acquired intangible assets at their respective estimated fair values at the date of acquisition. In connection with the Company's acquisition of NWI, it recorded intangible assets totaling $13,700, consisting of the value of acquired affiliate distribution arrangements. The Company is amortizing this amount over seven years, which the Company has determined is the estimated useful life of the arrangements.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

Revenue recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission, Staff Accounting Bulletin 104, Revenue Recognition (SAB 104). In all cases revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured. The Company earns revenues from affiliate fees and advertising.

Affiliate fees represent amounts earned from distributors for the right to distribute the Company's programming on cable, satellite or telecommunications systems. Affiliate fees are recognized as earned, on a monthly basis. The Company has provided certain of its distributors incentives in the form of share-based payments. The vested portion of the equity grant is initially recorded as an asset at the estimated fair value and amortized over the term of the underlying agreement as a reduction to the related revenue earned (see note 10). Unvested equity grants vest based upon the number of subscriber households to which the Company's services are provided.

For those grants that are subject to vesting, the Company re-measures the fair value of the equity grant at the end of each reporting period by estimating the lowest aggregate fair value of such grants based upon the number of subscriber households provided by the affiliate at the reporting period end date. The Company records an adjustment to revenue each period based on the cumulative effect of amortizing the fair value of the re-measured equity. As a result, there is a reduction or increase to revenue in the period when the re-measurement occurs (see "Share-based compensation to distributors" in note 3).

As of December 31, 2007, the Company had $115 of deferred revenue relating to affiliate subscriber fees under an agreement for which the Company determined that the terms were not fixed and determinable.

Advertising revenue is derived from advertising sponsorships (sponsorships) and spot advertisements (spots).

The Company sells advertising sponsorships to national advertisers. Sponsorships are designed to address the customer's entire need for a specific brand, product, or advertising campaign over an extended period of time, generally not to exceed a year. Sponsorships are sold for a flat fee, not subject to refund, that is determined prior to the start of the term of the agreement. Sponsorships include various services, including, but not limited to, viewer created advertising campaigns, sponsorship of television content, online integration with the Company's website, exclusivity, and short-form and long-form spots. Based upon the customer's objectives, the Company considers these sponsorships to be a single unit of accounting. Accordingly, the Company recognizes revenue under SAB 104 on a proportional performance method over the sponsorship period, limited by the amounts contractually due from the customer such that revenue does not exceed amounts that are billable under the sponsorship.

As of December 31, 2006 and 2007, the Company had $0 and $345, respectively, of deferred revenue relating to advertising sponsorships, which represents the excess of amounts invoiced over the proportional performance basis.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

The Company sells short-form and long-form spots. Short-form spots are 30 seconds in length while long-form spots may be up to 3 minutes in length. Short-form spots may air in isolation or in a commercial break with other short-form spots. Orders for the sales of television spots may contain a combination of short-form or long-form spots and are usually for a duration of less than ninety days. Spot advertisements, regardless of form, are currently sold for the same price per spot within each individual spot order, but the unit price varies from customer to customer. The Company considers spot advertising orders to be a single unit of accounting and uses the proportional performance method under SAB 104 to recognize spot advertising revenue.

As of December 31, 2006 and 2007 the Company had no deferred revenue relating to spot advertisements.

In accordance with Emerging Issues Task Force, or EITF, Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent (EITF 99-19), the Company recognizes all advertising revenue net of any agency commissions. The Company evaluated its sales arrangements with advertising agencies and has determined that the Company is not the principal when selling spot advertisements or advertising sponsorships to the end advertiser.

The Company recognizes barter revenue in accordance with Statement of Financial Accounting Standards No. 63, Financial Reporting by Broadcasters (SFAS 63). In accordance with SFAS 63, barter revenue is recorded at the estimated fair value of the product or service received. If the fair value cannot be determined, the transaction is recorded based upon the carrying value of the product or service rendered. Barter revenue is recognized when advertising spots are broadcast, and merchandise or services received are expensed over the period they are consumed. If merchandise or services are received prior to the broadcast of the advertising spot, a liability is recorded; if the advertising spot is broadcast first, a receivable is recorded. In 2006, the Company recorded $159 of barter revenue, which was included in advertising revenue for the period. The Company recorded no barter revenue in 2005 or 2007.

In August 2005, the Company entered into a barter arrangement with Google, Inc. (Google). Under the arrangement, Google granted the Company a limited license for the use of the Google brand and provides search data results through a proprietary system for the sole purpose of facilitating the production and broadcasting of co-branded programming by the Company. The Company has determined that there is no verifiable and objective evidence of fair value for the services provided by Google and there is no carrying amount of the advertising services rendered by the Company. Accordingly, the Company has not recorded any revenue or expense relating to this arrangement in the accompanying consolidated financial statements.

In August 2006, the Company entered into an affiliate agreement with British Sky Broadcasting Limited (BSkyB), and in March 2007, the Company entered into an affiliate agreement with Virgin Media Limited (Virgin), both of which include a barter arrangement. These agreements provide for BSkyB and Virgin to provide marketing services and the BSkyB agreement requires BSkyB to provide satellite and transmission services to the Company at no cost. In return, the Company receives a reduced subscriber payment for the distribution of Current to BSkyB and

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

Virgin. The Company has determined that there is no verifiable and objective evidence of fair value for the marketing services provided by BSkyB and Virgin, nor is there a verifiable and objective manner to determine the amount that subscriber payments were reduced. Accordingly, the Company has not recorded any revenue or expense relating to the marketing services in the accompanying consolidated financial statements. The Company was able to obtain verifiable and objective evidence of the fair value of the satellite and transmission services provided by BSkyB. Accordingly, in 2007, the Company recorded $491 of affiliate revenue, and a corresponding expense was recorded in Programming and production for the provision of such services.

Capitalized programming

During 2004 and through July 31, 2005, the Company acquired rights to exhibit all of its programming on NWI through a contractual license agreement with the Canadian Broadcasting Corporation (CBC) (see note 6). Under the agreement with the CBC, the Company received programming from the CBC with no right to broadcast the programming again at a later date. As such, the direct costs incurred in acquiring the NWI programming were expensed in the period the programming aired consistent with SFAS 63, and, accordingly, no related intangible assets were established for this acquired agreement.

On August 1, 2005, the Company launched Current TV, which it programs with original, commissioned and licensed programming aimed at the Company's young adult audience.

The Company accounts for its commissioned and original programming in accordance with Statement of Position 00-2, Accounting by Producers or Distributors of Films (SOP 00-2). The Company capitalizes commissioned and original programming if it has an estimated useful life of 3 months or greater. The Company amortizes capitalized commissioned and original programming over the estimated useful life of the programming, which is typically fifteen months. The Company uses straight-line amortization as it has determined that the initial broadcast of its programming does not earn greater revenue than subsequent broadcasts. As of December 31, 2006 and 2007, the Company had $435 and $891, respectively, of capitalized commissioned and original programming, which was classified as a non-current asset in accordance with SOP 00-2.

In accordance with SFAS 63, the Company capitalizes and amortizes licensed programming. If the license allows for an unlimited number of airings of a program with similar characteristics, the Company amortizes it on a straight-line basis over the period of the license. If the license is for a specific number of airings, the Company amortizes it over the number of allowed airings on a straight-line basis. The Company uses straight-line amortization as it has determined that the initial broadcast of its programming does not earn greater revenue than subsequent broadcasts.

The Company reports licensed programming at the lower of unamortized cost or estimated net realizable value on a program-by-program, series or package basis. The Company classifies licensed programming as current or non-current based on the date of estimated usage, with the portion estimated to be used within 12 months classified as current. The corresponding

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

liability, if any, is classified as current or non-current based on the payment terms, with the portion of the liability that is payable within 12 months classified as current.

The Company reviews its capitalized programming on a regular basis to ensure that the undiscounted cash flows associated with its capitalized programming are greater than the carrying value of the related asset. If the undiscounted cash flows related to capitalized programming are less than the carrying value of the asset, the asset would be reduced by that respective amount. The carrying value of the Company's capitalized programming was not impaired as of December 31, 2006 or 2007.

The Company pays performance societies and publishers for the right to include music in its programming. The Company expenses performance rights in the month the programming airs and expenses publishing rights over the term of the agreement with the publisher.

Advertising costs

The Company expenses all advertising costs as incurred. Advertising costs totaled $156, $223 and $4,140 in 2005, 2006 and 2007, respectively.

Share-based compensation to distributors

The Company accounts for equity instruments issued to non-employees in accordance with the Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services (EITF 96-18), Emerging Issues Task Force Issue No. 00-18, Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees (EITF 00-18) and EITF D-90.

The Company has provided certain of its distributors with equity incentives in the form of common share grants. Certain of these common share grants are fully vested, while others are subject to vesting based upon the number of subscriber households to which the distributors deliver the Company's programming on future dates. For those awards that are fully vested, the Company records the fair value of the common share grant as an asset on its balance sheet at the later of grant date or date of vesting. The Company then amortizes the asset over the remaining term of the agreement as a reduction to revenue.

For those grants that are subject to vesting, the Company re-measures the fair value of the equity grant at the end of each reporting period by estimating the lowest aggregate fair value of such grants based upon the number of subscriber households provided by the distributor at the reporting period end date. The Company records an adjustment to revenue each period based on the cumulative effect for prior periods of amortizing the fair value of the re-measured equity with the corresponding amount recorded in additional paid-in capital. As a result, there is a reduction or increase to revenue in the period when the re-measurement occurs. In accordance with EITF D-90, the fair value of unvested equity grants is used to determine the amount of amortization to record each period; however, the unamortized amounts are not reflected in the balance sheet.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

Effective January 1, 2007, the Company had a change in estimate related to the number of shares that are expected to vest pursuant to agreements with distributors. In recognition of this change the Company elected to change its method of accruing the fair value of shares issued to distributors that are subject to forfeiture by determining the lowest aggregate fair value of the shares that are expected to vest to include the number of shares based on subscribers as of the reporting date rather than an estimate of subscribers at the final measurement date. The Company views this as a preferable method given the uncertainty inherent in estimating the shares to be issued at the final measurement date. In addition, the new method better matches the charges with the related revenues, as such revenues are based on subscribers as of the reporting period. The Company has accounted for this change as a change in accounting estimate pursuant to Statement of Financial Accounting Standard No. 154, Accounting Changes and Error Corrections (SFAS 154). This change resulted in an increase in revenues in 2007 of approximately $111.

Share-based compensation to employees

Effective January 1, 2006, the Company adopted the provisions of SFAS 123(R), which requires the Company to measure and recognize compensation expense for restricted shares based on the estimated fair value of the shares and to recognize the costs in the consolidated financial statements over the requisite service period. There was no material impact on the consolidated financial statements resulting from the adoption of SFAS 123(R) because the recognition of compensation expense for grants of restricted shares under the previous guidance of APB 25, Accounting for Stock Issued to Employees, is the same as the recognition of such expenses under SFAS 123(R), with the exception of forfeitures, which when incorporated, were de minimis. The Company did not have a stock option plan as of December 31, 2007.

As share-based compensation expense is based on shares expected to vest, it has been reduced for estimated forfeitures in accordance with the provisions of SFAS 123(R). SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company recognizes the value of share- based compensation to expense and the corresponding increase in additional paid-in capital, utilizing the straight-line attribution method. In 2005, 2006 and 2007, the Company recognized share based compensation expense totaling $218, $860 and $1,014, respectively, relating to the issuance of restricted shares to employees and board members.

Because the Company is not a tax paying entity in the United States, differences in accounting for the book and tax effects of share based compensation are not accounted for in the Company's financial statements. However, these differences are reported to the Company's Members.

Taxes

Current Media, CTV and Current International are limited liability companies that pass through income and losses to their Members. As a result, the Company is not subject to any U.S. federal or state income taxes as the related tax consequences are reported at the individual Member's level and are not reported within the consolidated financial statements. The Company may be

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

subject to minimum state taxes in certain states that may assess capital taxes or taxes based on gross receipts.

In late 2006, the Company commenced operations in Europe. As a result, the Company is subject to income taxes in foreign jurisdictions and is required to provide for income taxes, in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (SFAS 109). Although it is subject to foreign income taxes, such foreign income taxes are reported to its Members for purposes of claiming available foreign tax credits.

In 2007, the Company's foreign operations had net income before taxes of $434. As a result, the Company recorded current taxes payable of $204 and income tax expense of $192.

In 2006, the Company's foreign operations generated an insignificant net operating loss carry-forward. Due to the de minimis nature of the loss, the Company did not record any benefit for the available net operating losses. The Company did not have any foreign operations in 2005.

Foreign currency translation

The Company accounts for the economic effects of exchange rate changes for its foreign operations in accordance with Statement of Financial Accounting Standard No. 52, Foreign Currency Translation (SFAS 52). The Company determined that the functional currency for each of its foreign subsidiaries is the U.S. Dollar. The Company includes foreign currency transactions gains and losses as a component of net income in the period the transaction is settled. The Company re-measures all foreign-currency denominated monetary assets and liabilities using the current exchange rate at the end of the period, and measures all foreign currency transactions using the average exchange rate for the month. The Company had foreign exchange income of $15 in 2007. Since the Company had minimal transactions in foreign currencies in 2006, its foreign currency transaction gains or losses were de minimis in 2006. The Company did not have any foreign subsidiaries in 2005 and, therefore, reported no foreign currency transaction gains or losses in 2005.

Net loss per common share

Basic net loss per common share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by giving effect to all potential dilutive common shares, including Preferred Shares and restricted shares. Basic and diluted net loss per common share were the same for all periods presented, as the impact of all potentially dilutive securities outstanding was anti-dilutive.

The following table presents the calculation of historical basic and diluted net loss per common share:

	Year ended December 31,
	2005	2006	2007

Net loss attributable to common shareholders	$(19,806)	$(14,344)	$(17,094)

Net loss per common share, basic and diluted	$(2.84)	$(1.34)	$(1.40)

Shares used in computing net loss per common share, basic and diluted	6,980	10,666	12,214

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

The following weighted average Preferred Shares, which are convertible into common shares, and restricted shares were excluded from the computation of diluted net loss per common share for the loss periods presented because including them would have had an antidilutive effect:

	Year ended December 31,
	2005	2006	2007

Series A convertible preferred shares	6,629	7,500	7,500
Unvested restricted common shares	365	392	826

Total	6,994	7,892	8,326

Comprehensive income (loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period, resulting from transactions and other events and circumstances from nonowner sources. In 2005, 2006 and 2007, the Company had no components of comprehensive income (loss) and, therefore, no separate statement of comprehensive loss has been presented.

Recent accounting pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting for interim periods and disclosures for uncertain tax positions. The Company adopted FIN 48 in the first quarter of 2007 with no impact on the consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material effect on the Company's financial position, results of operations or cash flows. However, the Company expects to provide expanded disclosures regarding how it derives fair value as a result of the adoption of SFAS 157.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS 159 is to provide entities with the opportunity to mitigate volatility in

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and may not be applied retroactively unless the entity chooses early adoption. The Company did not choose to early adopt SFAS 159. The adoption of SFAS 159 is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141, (Revised 2007), Business Combinations (SFAS 141(R)). The objective of SFAS 141(R) is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141(R) requires an acquiror to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. It also requires the acquiror to recognize and measure the goodwill acquired in a business combination or a gain from a bargain purchase. SFAS 141(R) is effective for financial statements issued for the fiscal years beginning on or after December 15, 2008. The adoption of SFAS 141(R) is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

In December 2007, FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160). The objective of SFAS 160 is to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 also changes the way the consolidated income statement is presented, establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary that does not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and expands disclosures in the financial statements that clearly identify and distinguish between the interests of the parent's owners and the interest of the noncontrolling owners of a subsidiary. SFAS 160 is effective for financial statements issued for the fiscal years beginning on or after December 15, 2008. The adoption of SFAS 160 is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

4.     Balance sheet components

Accounts receivable

	Year ended December 31,
	2006	2007

Accounts receivable consist of the following:
Affiliate	$6,670	$11,061
Advertising	2,660	2,283

	9,330	13,344
Less: allowances	(15)	(37)

Net accounts receivable	$9,315	$13,307

Property and equipment

	Year ended December 31,
	2006	2007

Property and equipment consist of the following:
Computer equipment	$2,435	$4,137
Leased broadcast equipment	3,397	3,397
Computer software	1,098	3,212
Broadcast equipment	1,220	1,861
Leasehold improvements	1,668	1,766
Furniture and office equipment	516	717

	10,334	15,090
Accumulated depreciation	(3,458)	(7,533)

Net property and equipment	$6,876	$7,557

Depreciation expense was $938, $2,517 and $4,079 in 2005, 2006 and 2007, respectively, which includes $504, $1,161 and $1,152 of depreciation expense in 2005, 2006 and 2007, respectively, for leased broadcast equipment. The leased broadcast equipment is pledged as collateral under the terms of a capital lease (see note 8). Capitalized Software developed for the Company's own use totaled $0, $340 and $2,231 as of December 31, 2005, 2006 and 2007, respectively, and is included in computer software. Amortization expense for Capitalized Software was $0, $0, and $334 in 2005, 2006 and 2007, respectively.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

Intangible assets

Intangible assets consist solely of acquired arrangements (see note 6). Amortization expense was $2,033, $1,943 and $1,943 in 2005, 2006 and 2007, respectively. Future estimated amortization expense for intangible assets is expected to be:

2008	$1,943
2009	1,943
2010	1,943
2011	647

$6,476

Affiliate agreements

	Year ended December 31,
	2006 (as restated)	2007

Affiliate agreements, as of January 1	$2,195	$3,529
New agreements	1,707	3,062
Reduction of revenue	(373)	(684)

Total affiliate agreements	$3,529	$5,907

The unamortized fair value of unvested equity grants excluded from the consolidated balance sheets as of December 31, 2006 and 2007 was $1,642 and $3,998, respectively. During 2005, 2006 and 2007, revenue was reduced by $116, $373, and $684, respectively, for vested shares and $0, $150, and $729, respectively, for unvested shares.

Accrued liabilities

Accrued liabilities consist of the following:

	Year ended December 31,
	2006	2007

Accrued payroll and related expenses	$1,099	$2,384
Accrued operating expenses	762	984
Professional fees	180	915
Customer deposits	435	637
Taxes payable	68	496
Interest payable	465	451

Total accrued liabilities	$3,009	$5,867

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

5.     Other income

Other income was comprised of interest income of $388 and $598 in 2005 and 2006, respectively. In 2007, it was comprised of interest income of $402 and other income of $94.

6.     Acquisition of Newsworld International

On May 4, 2004, the Company purchased NWI from Vivendi Universal (Vivendi) for a purchase price of $70,889, which consisted of $45,000 in cash, a note payable for $25,000 (see note 7) and related acquisition expenses totaling approximately $889. NWI provided programming through a network of distributors based on affiliate distribution agreements. Programming was supplied to NWI by the CBC under an outsourcing agreement (CBC Agreement). The acquisition was accounted for as a purchase and, accordingly, the purchase price has been allocated to the assets acquired on the basis of their respective estimated fair value on the acquisition date. The Company did not acquire any tangible assets nor were any liabilities assumed in the transaction. The primary intangible assets that the Company acquired in the transaction were affiliate distribution arrangements (Acquired Arrangements). The Acquired Arrangements enable the Company to distribute its programming to subscribers in return for monthly cash compensation. The Company did not ascribe any value to the CBC Agreement, as it anticipated at the time of purchase that it would terminate the relationship when it launched Current TV. The Company performed a valuation of the intangible assets acquired. The Acquired Arrangements are being amortized on a straight-line basis over their estimated useful life, which is estimated to be seven years. The Company determined that straight-line amortization most accurately matches revenue and expense. The allocation of the purchase price is summarized below:

Intangible assets	$13,700
Goodwill	57,189

Total purchase price	$70,889

The CBC Agreement had an initial term of five years starting May 18, 2000. The CBC Agreement provided for NWI to renew for nine additional five-year terms on the same terms and conditions, subject to fee adjustments to be agreed upon by both the Company and the CBC. In December 2004, the CBC Agreement was amended to allow for early termination, provided certain notification requirements were met. The Company terminated the CBC Agreement on July 31, 2005, and provided its own-sourced programming starting August 1, 2005. The Company paid the CBC $5,976 in 2005 under the CBC Agreement. Under the CBC Agreement, the CBC was responsible for all aspects of programming NWI. The CBC retained sole control and responsibility over the creative elements and was solely responsible for the content.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

7.     Long-term debt

In May 2004, the Company entered into a $25,000 note payable (Dylan Note) with Dylan Holdings, Inc. (Dylan), an affiliated entity of NBC Universal, in conjunction with the purchase of NWI. The Dylan Note bears interest at a rate of 9.25%, which compounds semi-annually. In accordance with the terms of the Dylan Note, interest was added to the principal through May 4, 2006. The Company added $2,512 and $900 of interest to the principal in 2005 and 2006, respectively. Under the terms of the Dylan Note, after May 4, 2006, interest on the unpaid principal is payable in cash semi-annually. The balance of unpaid principal and deferred interest totaling $29,956 is due in full on May 4, 2008. In 2005, 2006 and 2007, interest expense on the Dylan Note was $2,512, $2,730, and $2,771, respectively.

Substantially all of CTV's assets are pledged as collateral in connection with the Dylan Note. Under the terms of the Dylan Note, the Company is limited in its ability to merge or consolidate its subsidiaries and is also limited in the types of transactions that can be entered into between its subsidiaries, including restrictions on the type and amount of payments between subsidiaries. Furthermore, the Company is limited in its ability to dispose of assets and may not, with limited exceptions, create or incur liens with respect to any asset owned or acquired. In the event of default, Dylan has the right to require payment of the principal and accrued interest.

In May 2006, the Company entered into a $123 note payable with Oracle Credit Corporation (Oracle Note) for the purchase of software and support. The Oracle Note bears interest at a rate of 9.83%. Under the terms of the Oracle Note interest is added to the principal balance. The Oracle Note requires annual payments of $36 on the first day of each September until September 1, 2009, at which time the final payment of $36 is due.

In September 2006, the Company entered into a revolving note payable (Revolving Note) with a consortium of lenders (Lenders). All of the Lenders are Members of the Company (see note 12). Under the terms of the Revolving Note, the Company may borrow in increments of $5,000 up to $15,000 at any time prior to May 4, 2008. The Company may repay amounts due under the Revolving Note in increments of $1,000 or more. Any amounts repaid may be subsequently re-borrowed during the term of the Revolving Note. As of December 31, 2006 and 2007, the Company had $5,000 outstanding on the Revolving Note and had accumulated accrued interest of $212 and $1,088, respectively, and had made no payments. The Company incurred $170 of costs relating to the issuance of the Revolving Note, which were deferred and are being recognized over the life of the loan as a component of interest expense.

The Revolving Note bears interest at a rate of 15% through September 2007 and 18% thereafter, which compounds quarterly. In accordance with the terms of the Revolving Note, interest is added to the principal through May 4, 2008, at which time the unpaid principal and interest are payable in full.

The Company has pledged its ownership interest in CTV and Current International as collateral. Under the terms of the Revolving Note, the Company is limited in its ability to merge or

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

consolidate its subsidiaries and is also limited in the types of transactions that can be entered into between its subsidiaries, including restrictions on the type and amount of payments between the Company and its subsidiaries. Furthermore, the Company is limited in its ability to dispose of assets and may not, with limited exceptions, create or incur liens with respect to any asset owned or acquired. In the event of default under the Revolving Note, the interest rate on the unpaid principal amount increases to 20% and the Lenders have the right to require payment of the principal and accrued interest.

The minimum payments under the Company's debt, including interest due upon maturity, are as follows (see note 16):

2008	$37,839
2009	36

$37,875

8.     Commitments and contingencies

Lease commitments

The Company leases office and studio space and equipment under non-cancelable operating and capital leases with various expiration dates through August 2014.

The Company leases office and studio space in various locations in the United States and Europe. During 2005, 2006 and 2007, total rent expense was $879, $1,254 and $2,113, respectively.

In June 2005, the Company entered into a Master Lease Agreement (Master Lease) to finance up to $3,500 of broadcast and other equipment. The term of each sub-lease under the Master Lease is 42 months, but the Lessor, at its sole option, may require payment of the unpaid balance in full after 30 months. The lease contains a bargain purchase option. The interest rate of each schedule under the Master Lease ranges from 16.43% — 17.31%. The leased equipment is pledged as collateral and the Company has placed $1,000 on deposit with a financial institution for the benefit of the Lessor in the event of default (see note 3).

The Company includes in future minimum lease payments, the lease payments on capital leases and non-cancelable operating leases. For cancelable operating leases it includes the minimum

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

payment up until the date the Company has the option to cancel the lease. As of December 31, 2007, future minimum lease payments were as follows:

	Capital leases	Operating leases

2008	$1,302	$1,463
2009	163	1,193
2010	—	1,177
2011	—	1,007
2012	—	1,007
Thereafter	—	1,762

Total minimum lease payments	1,465	$7,609

Less: amount representing interest	141

Present value of capital lease obligations	1,324
Less: current portion	1,167

Capital lease obligations, net of current portion	$157

Should the Lessor exercise its option to require payment of the unpaid balance in full after 30 months, the minimum lease payments of $163 due in 2009 would be due and payable in 2008.

Other commitments

In September 2006, the Company entered into a production music use agreement (Music Agreement) with a term of three years. As of December 31, 2007, the remaining unpaid minimum payments under the Music Agreement were $110.

In December 2006, the Company entered into an agreement to license the use of an internet domain (Domain Agreement). The Company has the right to terminate the Domain Agreement at any time after the third anniversary with one year prior written notice. As of December 31, 2007 the remaining unpaid minimum payments under the Domain Agreement were $148.

In 2007, the Company amended existing broadcast content agreements (Broadcast Agreements) and extended the terms to three years. As of December 31, 2007, the remaining unpaid minimum payments under the Broadcast Agreements were $2,481.

In June 2007, the Company entered into a three year employment agreement (Employment Agreement) with an executive (Executive) that commenced in October 2007. Under the Employment Agreement, if the Executive's employment is terminated without cause, or if the Executive resigns for good reason, the Executive will be entitled to his salary for the remaining term of the agreement, as well as a pro rata portion of the maximum bonus opportunity for the 12-month period in which the Executive's employment terminates. As of December 31, 2007, the remaining unpaid minimum payments under the Employment Agreement were $2,341.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

The Company has agreements with certain on-air personalities that are generally for one year with options to extend at the Company's discretion. As of December 31, 2007, the remaining obligations under the agreements were $1,195.

The future minimum payments due under the Other commitments by year is as follows:

2008	$2,985
2009	1,822
2010	1,468

$6,275

The Company's affiliate distribution agreements contain 'most favored nation' or 'MFN' clauses, which are common in the cable television industry. Such clauses typically provide that, in the event the Company enters into an agreement with another distributor with more favorable terms, those more favorable terms must be offered to the distributor holding the MFN right. The Company accounts for the MFN clauses in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies. As such, the Company would record a liability in its consolidated financial statements for these MFN clauses only when any such liability is both probable and subject to reasonable estimation.

Legal contingencies

On February 3, 2006 the Company was served with a summons and complaint filed in the United States District Court for the District of Minnesota. The Plaintiff alleged that the Company's use of the name Current constituted an infringement on the Plaintiff's trademark, and sought to enjoin the Company from using the name Current and unspecified money damages. The parties engaged in substantial discovery and are engaged in settlement discussions. The Company does not expect to pay monetary damages.

From time to time, in the ordinary course of business, the Company may be subject to legal proceedings seeking damages for alleged actions for which the Company may or may not be liable. The Company maintains directors and officers' liability, media errors and omissions liability, general liability and other insurance policies that may pay, in part or in full, the cost of defending and settling such actions. The Company has a policy of accruing a loss contingency, including any estimated legal expenses, for any legal actions that warrant such a contingency. There is currently no such contingency deemed warranted.

9.     Preferred Shares

On May 4, 2004, the Company issued 6,000 Preferred Shares for $59,259, net of issuance costs. On July 29, 2005, the Company issued 1,500 Preferred Shares for $15,000. There was no cost of issuance as the sale was to existing Members under previously agreed terms and conditions contained in the Operating Agreement for the July 2005 sale.

Preferred Shares outstanding consist of the following:

	December 31,
	2005	2006	2007

Series A convertible preferred shares	7,500	7,500	7,500

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

The rights and privileges of the holders of Preferred Shares are contained in the Operating Agreement. Key provisions are as follows:

Distributions

The holders of Preferred Shares are entitled to receive, on a pro rata basis, out of any funds legally available, cumulative compounded interest at a rate per share equal to 8% of the original contributed capital (Preferred Return), when and if declared by the Company's Board of Directors. This distribution to Preferred Shareholders has preference over any other distributions to shareholders until an amount equal to the original contributed capital by the Preferred Shareholders has been achieved. Any additional distributions would be distributed among all holders of common shares and all holders of Preferred Shares in proportion to the number of shares of common shares held on an as-if converted basis. The cumulative undeclared and unpaid Preferred Return, which has preference over common shareholders in future periods, was $8,722, $15,428 and $22,662 as of December 31, 2005, 2006 and 2007, respectively.

Conversion

The Operating Agreement provides that upon incorporation, the Preferred Shares will automatically convert into either common shares or preferred shares. However, if the incorporation is in anticipation of an initial public offering (an IPO), the Preferred Shares will convert into (a) that number of shares of common shares having an aggregate value (measured at the anticipated IPO price) equal to the unreturned capital, if any, plus the unpaid Preferred Return, if any, plus (b) that number of shares of the remaining common shares that represent, in the aggregate, the same percentage of the remaining equity securities as the aggregate percentage interest of the Preferred Shares immediately before the IPO. The number of shares of remaining common shares each holder of Preferred Shares will receive pursuant to clause (b) of the preceding sentence will equal the aggregate number of shares of remaining common shares determined in accordance with such clause (b) multiplied by a fraction, the numerator of which is such holder's percentage interest immediately before the IPO and the denominator of which is the aggregate percentage interest of the Preferred Shares immediately before the IPO. The Board of Directors may incorporate for any reason it deems to be in the best interests of the Company without any approval or vote of the Members.

Voting rights

Preferred Shares are entitled to vote only (1) for the election of four Directors (or such lesser number of Directors as may be specified and the removal of the Directors elected by holders of Preferred Shares; (2) on any action that: (a) alters or changes the special powers, preferences or rights of the Preferred Shares, (b) creates (by reclassification or otherwise) any new class or series of Interest having powers, preferences or special rights senior to the Preferred Shares or (c) amends or waives any provision in the Operating Agreement that alters or changes the special powers, preference or rights of the holders of Preferred Shares so as to affect them adversely; or (3) on such other matters as required by the Delaware Limited Liability Company Act.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

Liquidation

In the event of voluntary or involuntary liquidation, dissolution or winding up of the Company (Liquidation), the holders of the Preferred Shares are entitled to receive out of the assets of the Company available for distribution an amount in cash equal to each holders unreturned capital, if any, and unpaid Preferred Return, if any (together, the Liquidation Amount). Upon any such Liquidation, after the holders of the Preferred Shares have been paid the Liquidation Amount, the remaining assets of the Company will be distributed to the holders of the Preferred Shares and the common shares ratably in accordance with the percentage ownership of such distributees in the Company on an as-if converted basis.

The Operating Agreement states that the preferred shareholders are entitled to elect four of the seven board of director positions in the Company. The Operating Agreement also contains a deemed liquidation provision in which the preferred unreturned capital plus the accumulated and unreturned Preferred Return can become payable by the Company, which constitutes a deemed redemption for accounting purposes, in a change of control transaction, as defined. As the Company believes that the preferred shareholders have the ability to control the board, actions of the board that may result in a deemed redemption of the Preferred Shares cannot be assumed to be within the control of the Company and, thus, any ability the board has to prevent a change in control transaction from occurring is not considered to be solely within the control of the Company. Accordingly, because the Preferred Shares have a condition for redemption that is outside of the control of the Company, the preferred unreturned capital has been presented in the mezzanine section of the consolidated balance sheet in accordance with the provisions of Emerging Issues Task Force Abstract No. D-98, Classification and Measurement of Redeemable Securities (EITF D-98). However, since a deemed liquidation event has not occurred, nor is considered probable to occur, the accumulated Preferred Return has not been accrued by the Company in the financial statements and will not be accrued until and when dividends are declared or a deemed liquidation event becomes probable. See note 3 for the impact of the Preferred Return on the computation of net loss per share.

Redemption

Outside of certain preferences upon Liquidation, the holders of Preferred Shares have no redemption rights.

Registration rights

Holders of Preferred Shares have demand and piggyback registration rights with respect to common shares received upon conversion to a corporation.

10.  Common shares

The holders of common shares are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the rights of holders of the Company's Preferred Shares (see note 9). No dividends have been declared or paid through December 2007. There is no declared par value for voting or non-voting common shares.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

Voting common shares

Common shares were not issued to the founders at the time the Company was initially formed. On May 4, 2004, 5,750 common shares were issued to the founders to reflect their existing proportional ownership and the value of their cash contributions since inception, which totaled $824. On July 29, 2005, 1,500 additional common shares were issued for no payment in order to keep the founders ownership interest unchanged in relation to the ownership interest of all preferred shareholders. No additional shares were issued to the founders in 2006 or 2007. Each voting share has the right to one vote.

If Joel Hyatt shall cease to be the Chief Executive Officer of the Company for any reason prior to the earlier of an initial public offering, a sale of the Company or May 4, 2009, then following the later of (i) the date upon which any shares are issued to the successor Chief Executive Officer or (ii) the date upon which such shares issued to the successor Chief Executive Officer become fully vested, the Company shall be entitled to purchase such number of voting common shares, from Joel Hyatt and Al Gore, (49% of such purchase to be from Joel Hyatt and 51% of such purchase to be from Al Gore), equal to the number of shares issued to the successor Chief Executive Officer and that have become fully vested for an aggregate amount of fifteen dollars; provided, that in no event shall the aggregate number of voting common shares that the Company shall be entitled to purchase from Joel Hyatt and Al Gore exceed 1,500 voting common shares. The Company accounts for this purchase call option under the provisions of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, which requires that all contracts be initially measured at fair value and subsequently accounted for based on the current classification. Contracts that are initially classified as equity are accounted for in permanent equity as long as those contracts continue to be classified as equity. As this call option may only be exercised by the Company if the contingent events were to occur and can only be physically settled in exchange for the shares, the Company concluded that the initial and subsequent balance sheet classification should be in permanent equity. Since the Company continues to assess the contingent events from occurring on the date of, and subsequent to the issuance of the call option as remote, the initial fair value of the call option was deemed to be de minimis and therefore not recorded in the consolidated financial statements.

Non-voting shares

Because the Company's common shares are not publicly traded, it periodically performs a valuation to determine fair value of its common shares. Contemporaneous valuation analyses were prepared on dates when a significant number of shares were issued. The Company estimates the fair value of its common shares for purposes of grants to employees and non-employees using an option model-based approach after estimating the enterprise value of the company. This option pricing model method of allocating enterprise value among common shares and preferred shares views each class of shares as a call option on all or part of the Company's enterprise value. The value of the call option represents the upside value above the aggregate liquidation preferences held by preferred shareholders attributable to the preferred and common shareholders, allocated based on their relative ownership as of the valuation date.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

The Company uses the Black-Scholes valuation model to value the call option of its common shares. The Black-Scholes valuation model requires the input of highly subjective assumptions, including the risk-free interest rate, expected life of the grant in the case of grants subject to vesting contingencies, volatility and dividend yield. In addition, the Company estimates the number of common share grants subject to vesting contingencies that will not vest.

The fair value of the Company's common shares estimated using the Black-Scholes method were based on the following weighted average assumptions:

	Year ended December 31,
	2005	2006	2007

Risk-free interest rate	4.45%	4.64%	4.24%
Expected life	2.0 years	2.6 years	1.5 years
Volatility	35.00%	37.75%	40.00%
Expected dividend yield	None	None	None

The weighted average fair value of restricted shares granted during 2005, 2006 and 2007 was approximately $1.44, $1.88 and $6.93 per share, respectively.

Issued to distributors

During 2005, the Company issued 1,763 non-voting common shares to a distributor of the Company's programming in conjunction with the renewal of its affiliation agreement. Upon issuance, a total of 82 shares were subject to forfeiture of which 9 shares were forfeited in October 2006. In October 2007, the remaining 73 shares were vested and are no longer subject to forfeiture. On July 14, 2005, the Company recorded a long term asset based upon the estimated fair value of the non-forfeitable shares at such date in the amount of $2,309, which it is amortizing over the life of the affiliation agreement. In 2005, 2006, and 2007, revenue was reduced by $116, $231, and $231, respectively, as a result of this agreement.

On March 17, 2006, the Company issued 1,977 non-voting common shares to a distributor of the Company's programming in conjunction with amendment and extension of its affiliation agreement. A total of 800 shares are subject to forfeiture if certain distribution targets are not reached by March 2011. On March 17, 2006, the Company recorded a long term asset based upon the estimated fair value of the non-forfeitable shares at such date in the amount of $1,707, which it is amortizing over the life of the affiliation agreement. In 2006, and 2007, revenue was reduced by $292 and $887, respectively, as a result of this agreement. The fair value of the forfeitable shares is subject to re-measurement in each financial reporting period (see note 3).

On January 29, 2007, the Company issued 1,014 non-voting common shares to a new distributor of the Company's programming in conjunction with entering into an affiliation agreement. In addition, the distributor can earn an additional 741 non-voting common shares if certain distribution targets are met on or before February 2012. On January 29, 2007, the Company recorded a long term asset based upon the estimated fair value of the non-forfeitable shares in the amount of $3,062, which it is amortizing over the life of the

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

affiliation agreement. In 2007, revenue was reduced by $295 as a result of this agreement. The fair value of the shares that may be earned by the distributor is subject to re-measurement in each reporting period (see note 3).

Issued to employees and members of the board

In 2005, 2006 and 2007, respectively, the Company issued 90, 489, and 569 shares of non-voting restricted common shares to employees and members of the board. The non-voting common shares may be fully-vested upon issuance or may be restricted and subject to forfeiture, generally over a period of 24 to 36 months.

In 2005, 2006 and 2007, the Company recognized compensation expense totaling $218, $860 and $1,014, respectively, relating to the issuance of non-voting common shares to employees and members of the board.

A summary of activity for restricted shares issued to employees and members of the board is as follows:

	Number of shares	Weighted-average grant-date fair value per share

Unvested at December 31, 2004	870	$0.67
Granted	90	$1.44
Vested	(300)	$0.70
Forfeited	—	$—

Unvested at December 31, 2005	660	$0.76
Granted	489	$1.88
Vested	(380)	$0.89
Forfeited	(80)	$0.67

Unvested at December 31, 2006	689	$1.50
Granted	569	$6.93
Vested	(441)	$1.61
Forfeited	(71)	$1.60

Unvested at December 31, 2007	746	$5.56

As of December 31, 2007, there were 327 shares available for grant to employees or members of the board.

11.  Savings and retirement plans

401(k) savings plan

Effective January 2005, the Company adopted the INdTV, LLC 401(k) Profit Sharing Plan (401(k) Plan), subsequently renamed the Current TV, LLC 401(k) Profit Sharing Plan, which qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings up to the maximum allowed by the Internal Revenue Code. The Company matches 50 cents of each dollar

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

contributed by the employee up to 6% of the employee's salary, which vests 25% per year over four years. In 2005, 2006 and 2007, the Company expensed $109, $295 and $411, respectively, for matching contributions.

Effective March 2007, Current UK adopted the Current UK Limited Pension Scheme (Pension Scheme). Under the Pension Scheme, participating employees may defer a portion of their earnings. The Company matches up to 3% of the employee's salary, which is immediately vested. In 2007, the Company expensed $6 for matching contributions.

12.  Related party transactions

In 2004, the Company issued ownership interests to its founders in connection with the Company's formation. In 2004 and in connection with the Company's Preferred Share financing and in exchange for these ownership interests, the Company issued an aggregate of 5,750 voting common shares to its founders. In 2005, in connection with the second closing of the Series A convertible preferred share offering, the Company issued an additional 1,500 voting common shares to its founders in order to keep their ownership interest unchanged in relation to the ownership interest of all holders of the Series A convertible preferred shares.

In 2004, the Company issued 6,000 Preferred Shares to institutional and individual shareholders, including 3,000 Preferred Shares to entities affiliated with members of the Company's board of directors. In 2005, the Company issued an aggregate of an additional 1,500 Series A convertible preferred shares to entities affiliated with members of the Company's board of directors.

In 2005 and 2006, the Company made payments totaling $2,174 and $164, respectively, for marketing and promotional assistance to a company in which a former Vice President of the Company had an ownership interest.

In 2005, 2006 and 2007, the Company used a real-estate broker to assist it in locating office and studio space, in which a principal owner has an ownership interest. As is standard practice in such circumstances, no payment was made for these services as they are traditionally borne by the landlord.

In September 2006, the Company borrowed $5,000 from Members of the Company (see note 7). In 2006 and 2007, interest accrued but not paid totaled $212 and $1,088, respectively.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

13.  Fair value

The fair value of the Company's financial instruments that are required to be disclosed in accordance with SFAS 107 are as follows:

	2006		2007
	Carrying value	Fair value	Carrying value	Fair value

Dylan note	$30,389	$30,018	$30,389	$30,426
Revolving note	5,212	5,237	6,088	6,182
Oracle note	93	91	65	65

Total	$35,694	$35,346	$36,542	$36,673

The carrying value of the Dylan Note includes $433 and $433 of accrued interest payable as of December 31, 2006 and 2007, respectively, which is included in accrued liabilities.

Because the Company's debt instruments are not publicly traded, it performs a valuation to determine their fair value. The valuation of the Company's debt involved a discounted cash flow methodology incorporating anticipated interest expense and principal payments, as well as an appropriate discount rate for each debt instrument. Factors considered in determining an appropriate discount rate included the length of debt obligation, evidence of restrictive covenants associated with the debt, structure of payments, company financial metrics (similar to those used by credit bureaus in determining credit ratings) and seniority of debt relative to other instruments.

The fair value of the Company's cash and cash equivalents, trade receivables and trade payables are carried at cost, which approximates fair value.

14.  Unaudited pro forma income taxes

The Company has operated as a limited liability company throughout its history. As such, any U.S. federal and state income tax liability or benefit has passed through to its members. As a result, the Company has not recorded any income tax expense or benefits in its consolidated statements of operations or tax assets or liabilities on its consolidated balance sheets relating to its operations in the United States.

The following pro forma disclosures have been prepared as if the Company were taxable as a corporation since inception. The pro forma income tax expense was $1,701 in 2007. The pro forma tax expense for 2007 consists of $1,509 for a pro forma deferred tax liability related to current period tax goodwill amortization and $192 for actual income tax expense in a foreign jurisdiction.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

The U.S and non-U.S. components of net loss before income taxes were as follows for 2007:

Year ended December 31,
2007 (unaudited)

U.S. loss	$(10,102)
Non-U.S. income	434

Loss before income taxes	$(9,668)

The pro forma components of income tax expense were as follows for 2007:

Year ended December 31,
2007 (unaudited)

Current expense:
Federal	$—
State	—
Foreign	204

Total current expense	204
Deferred expense:
Federal	1,240
State	269
Foreign	(12)

Total deferred provision	1,497

Total income tax expense	$1,701

Upon conversion to a corporation, a valuation allowance will be required. As of December 31, 2007, the pro forma valuation allowance required was $19,479. Additionally, the U.S. net operating loss carryforwards will not be available for use by the Company, while the deferred tax liability related to the tax goodwill amortization will remain as a deferred tax liability of the Company.

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

The pro forma income tax results differ from the amount computed by applying the U.S. statutory federal income tax rate of 35% to the Company's losses before income taxes, due to adjustments shown in the following table for year ended December 31, 2007:

Year ended December 31,
2007 (unaudited)

Computed income tax benefit	$(3,342)
Effect of state taxes net of federal benefit	175
Permanent differences	103
Increase in valuation allowance	4,765

Pro forma income tax expense	$1,701

Pro forma deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of pro forma tax assets and liabilities calculated for financial reporting purposes and the amounts that would have been calculated for the Company's income tax returns in accordance with tax regulations and the pro forma net tax effects of operating loss and tax credit carryforwards. The items that give rise to the Company's pro forma deferred taxes as of December 31, 2007 are as follows:

Year ended December 31,
2007 (unaudited)

Deferred tax assets:
Intangible assets	$1,768
Property, plant and equipment	803
Accrued expenses	1,092
Net operating loss	16,865
Foreign tax credit	204
Other	243

Deferred tax assets, gross	20,975
Valuation allowance	(19,479)

Deferred tax assets, net of valuation allowance	1,496
Deferred tax liabilities:
Goodwill amortization	(5,533)
Other intangibles	(727)
Prepaid expenses	(454)
Other	(304)

Net deferred tax assets and liabilitites	$(5,522)

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

The Company's pro forma net deferred tax liability of $5,522 is comprised of a current deferred tax liability of $396, a non-current deferred tax liability of $5,137 and a non-current deferred tax asset of $11, which is included in other assets.

The ultimate realization of deferred tax assets depends on the generation of sufficient taxable income of the appropriate character and in the appropriate taxing jurisdictions during the future periods in which the related temporary differences become deductible. The Company determined the valuation allowance on its pro forma deferred tax assets in accordance with the provisions of SFAS 109, which require weight of both positive and negative evidence in order to ascertain whether it is more likely than not that pro forma deferred tax assets would be realized. The Company evaluated all significant available positive and negative evidence, including the existence of cumulative net losses, benefits that could be realized from available tax strategies and forecasts of future taxable income, in determining the need for a valuation allowance on its pro forma deferred tax assets. After applying the evaluation guidance of SFAS 109, the Company determined that it was necessary to record a valuation allowance against substantially all of its pro forma net deferred tax assets.

The Company's pro forma gross, tax effected, deferred tax assets were approximately $20,975 as of December 31, 2007. The Company would record a full valuation allowance on pro forma net deferred tax assets of approximately $19,479, which represents substantially all of its pro forma gross deferred tax assets, as the Company does not believe it is more likely than not that the deferred tax assets would have been realized. These pro forma deferred tax assets consist mainly of pro forma net operating losses of $16,865. The Company's pro forma net deferred tax liabilities were approximately $5,522 as of December 31, 2007, consisting primarily of its differences in the carrying amount of goodwill for financial reporting purposes compared to the income tax basis. Goodwill is not amortizable for financial reporting purposes as it is indefinite in nature, but is deductible for income tax purposes, generating this temporary difference in carrying value. The pro forma tax expense for 2007 consists primarily of $1,497 for a pro forma deferred tax liability related to the 2007 tax goodwill amortization, which is indefinite in nature, and $204 for actual income taxes payable in a foreign jurisdiction.

Activity in the valuation allowance for pro forma deferred tax assets was as follows in 2007:

Year ended December 31,
2007 (unaudited)

Valuation allowance, beginning of year	$13,682
Additions	5,797

Valuation allowance, end of year	$19,479

At December 31, 2007, on a pro forma basis the Company would have U.S. net operating loss carry-forwards of $38,808, state and local net operating loss carry-forwards of $35,670, foreign net operating loss carry-forwards of $73 and foreign tax credits of $204. Only the foreign net operating loss carry-forwards would be available to the Company subsequent to converting to

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

a corporation, since the other losses previously incurred and foreign tax credits were passed through to the Members of the limited liability company.

15.  Segment information

SFAS 131 establishes standards for reporting information about operating segments. It defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision-maker is a decision-making group comprised of its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. These individuals review financial information on a consolidated basis rather than geographic basis and aggregate the enterprise into one operating segment for purposes of allocating resources and evaluating financial performance. Accordingly, the Company reports as a single operating segment.

The following is a summary of the geographic information related to revenues and property and equipment, net:

	Year ended December 31,
	2005	2006	2007

Affiliate revenue:
United States	$23,362	$29,904	$45,662
Europe	—	—	8,187

Total affiliate revenue	23,362	29,904	53,849

Advertising revenue:
United States	1,014	7,979	9,916
Europe	—	—	—

Total advertising revenue	$1,014	$7,979	$9,916

	As of December 31,
	2006	2007

Propery and equipment, net:
United States	$6,693	$6,949
Europe	183	608

Total property and equipment, net	6,876	7,557

16.  Subsequent events

(i)    Financing facility

In January 2008, the Company entered into a $50,000 Senior Secured Credit Facility (Credit Facility) with JPMorgan Chase Bank, N.A. (JPMorgan). The Company requested that JPMorgan Chase Bank provide the credit facility in light of the selection of one of its affiliates to act as

Current Media, LLC
Notes to consolidated financial statements (continued)

(in thousands, except per share data)

an underwriter in connection with an initial public offering. Under the Credit Facility, $40,000 is available under a term loan that is to be used solely to pay off the Company's long term debt (see note 7). Amounts under the term loan must be taken in a single draw on or after May 2, 2008 but no later than May 5, 2008 (Closing Date) and any unused amounts expire on the Closing Date. Any amounts repaid under the term loan may not be reborrowed. The remaining $10,000 is available under a revolving loan that may be used anytime on or after the date on which the term loan is made for general corporate purposes and in an amount up to $3,000 to pay off the Company's long term debt to the extent such indebtedness is not paid off with the proceeds of the term loan. Amounts repaid under the revolving loan may be reborrowed. The interest rates under the term and revolving Loans are, at the option of the Company, either LIBOR, adjusted for statutory reserve requirements plus 5%, or 4% plus the higher of either JPMorgan's prime rate or the federal funds effective rate plus 0.5%. The interest rate increases by 1% 180 days after the Closing Date. The Credit Facility expires and all amounts are due and payable on the earlier of May 4, 2009 or the effective date of an initial public offering for the Company. Substantially all of the Company's assets are pledged as collateral under the Credit Facility. In the event of default, the interest rate increases by 2% and all amounts borrowed under the Credit Facility become immediately due and payable. The Company's ability to draw the credit facility is subject to material adverse change clauses and restrictive covenants.

(ii)   Revolving note borrowing (unaudited)

In February 2008 the Company borrowed an additional $5,000 under the Revolving Note. The Revolving Note currently bears interest at a rate of 18% and is due in full on May 4, 2008 (see notes 7 and 12).

(iii)  Vesting of shares issued to distributor (unaudited)

In February 2008, the Company amended its existing agreement with a distributor that immediately vested 412 of the 800 shares that were previously subject to forfeiture if certain distribution targets were not reached by March 2011. Under the amended terms, the 412 shares are no longer subject to forfeiture. The Company will record a long term asset and a corresponding increase to common shares based upon the estimated fair value of the non-forfeitable shares as of the date of the amendment less the variable amortization already recognized for the 412 shares. In accordance with the Company's policy, the asset will be amortized as a reduction of revenue over the remaining term of the affiliation agreement (see note 10).

(iv)  Lawsuit dismissed (unaudited)

On February 26, 2008, the United States District Court for the District of Minnesota dismissed with prejudice and on the merits, without costs or disbursements to any party, the complaint filed against the Company on February 3, 2006 (see note 8).

Financial statement schedule

Schedule I
Current Media, LLC
Schedule of valuation and qualifying accounts

Allowance for doubtful accounts (in thousands)	Balance at beginning of year	Charges (credited) to expenses	Deductions	Balance at end of year

Year ended December 31, 2007	$15	$22	$—	$37
Year ended December 31, 2006	44	(29)	—	15
Year ended December 31, 2005	13	31	—	44

Part II

Information not required in prospectus

Item 13.   Other expenses of issuance and distribution

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of Class A common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the NASDAQ Global Market listing fee.

SEC Registration fee		$3,930
FINRA filing fee		10,500
NASDAQ Global Market listing fee		5,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Custodian and transfer agent fees		*
Miscellaneous fees and expenses		*
Total	$	*

*
To be completed by amendment.

Item 14.   Indemnification of Directors and Officers

Our certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•
for any breach of the director's duty of loyalty to us or our stockholders;

•
for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•
for any transaction from which the director derives any improper personal benefit.

Our certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

Prior to the closing of this offering, we will have entered into indemnification agreements with each of our directors and executive officers and certain other key employees, a form of which is attached as Exhibit 10.1. The agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws (except in a proceeding initiated by such person without board approval). In addition, the agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

Reference is made to Section     of the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our directors and officers against limited liabilities. In addition, Section 6 of our registration rights agreements contained in Exhibits 4.3, 4.4, 4.5 and 4.6 to this registration statement provide for indemnification of certain of our stockholders against liabilities described in our registration rights agreements.

Item 15.   Recent sales of unregistered securities

Since January 1, 2005, we have issued the following securities that were not registered under the Securities Act (all numbers reflect our 1-for-10,000 forward stock split effective November 20, 2006):

1.
On July 29, 2005, we issued 1,500,000 shares of our Series A convertible preferred shares to an aggregate of three institutional investors for an aggregate purchase price of $15,000,000.

2.
On July 29, 2005, we issued an additional 1,500,000 shares of our non-voting common stock to two of our executive officers.

3.
Since January 1, 2005, we have granted direct issuances of 1,047,000 shares of our common stock to employees, directors, consultants and other service providers under our operating agreement.

4.
On November 15, 2005, we issued approximately 1,763,330 shares of non-voting common stock to a distributor of Current TV's programming in conjunction with the renewal of its affiliation agreement.

5.
On March 16, 2006, we issued 1,977,040 shares of non-voting common stock to a distributor of Current TV's programming in conjunction with amendment and extension of our affiliation agreement.

6.
On January 29, 2007, we issued 1,013,568 shares of non-voting common stock to a distributor of Current TV's programming in conjunction with entering into an affiliation agreement.

The sale of securities described in Items 15(1), (2), (4), (5) and (6) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act. The sale of securities described in Items 15(3) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Rule 701 promulgated under the Securities Act. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16.   Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit number	Exhibit title

1.1*	Form of Underwriting Agreement.
2.1*	Plan of Conversion.
3.1*	Form of Certificate of Incorporation to be effective upon closing.
3.2*	Form of Bylaws to be effective upon closing.
4.1*	Reference is made to Exhibits 3.1 and 3.2.
4.2*	Form of Common Stock certificate.
4.3*	Registration Rights Agreement, dated May 4, 2004, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto, as amended.
4.4*	Annex A to the First Amended and Restated Operating Agreement of INdTV Holdings, LLC, dated May 4, 2004, by and among the Registrant and the members listed thereto—Registration Rights.
4.5*	Exhibit A to Certificate of Designation and Preferences of Interests to be Represented by Special Series S Non-Voting Common Shares of Current Media, LLC—Registration Rights.
4.6*	Exhibit A to Certificate of Designation and Preferences of Interests to be Represented by Special Series T Non-Voting Common Shares of Current Media, LLC—Registration Rights.
5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers and certain key employees.
10.2†	Affiliation Agreement between Satellite Services, Inc. and the Registrant dated July 1, 1999.
10.3†**	Amendment dated March 16, 2006 to Affiliation Agreement between Satellite Services, Inc. and the Registrant dated July 1, 1999.

10.4†	Affiliation Agreement between EchoStar Satellite L.L.C. and the Registrant dated January 29, 2007.
10.5†	Affiliation Agreement between Time Warner Cable LLC and the Registrant dated January 1, 2000.
10.6†**	Agreement dated September 15, 2000 between Time Warner Cable LLC and the Registrant.
10.7†**	Letter Agreement dated December 18, 2006 with Time Warner Cable LLC.
10.8**	$25,000,000 9.25% Senior Purchase Money Note due May 4, 2008 issued by the Registrant to Dylan Holdings, Inc.
10.9**	Note Purchase Agreement by and among the Registrant, HSBC Bank USA, National Association, as Collateral Agent and the Lenders Named Therein, dated September 20, 2006.
10.10**	Office Lease dated August 30, 2004 between the Registrant and SFI Real Estate Holdings, LLC.
10.11†	Affiliation Agreement for DTH Satellite Exhibition of Cable Network Programming dated July 13, 2005 between the Registrant and DirecTV, Inc.
10.12**	Form of Share Award Agreement.
10.13**	Employment Agreement with David Neuman, dated June 11, 2007.
10.14**	Offer letter with Paul Hollerbach, dated October 22, 2007.
10.15†**	Credit Agreement dated as of January 24, 2008 with JP Morgan Chase Bank, N.A.
10.16†**	Amendment to Affiliation Agreement between Time Warner Cable, Inc. and the Registrant.
21.1**	List of subsidiaries.
23.1	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm.
23.2*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).
24.1**	Power of Attorney.

*
To be filed by amendment.

**
Previously filed

†
Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed with the Securities and Exchange Commission.

(b)
Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in our consolidated financial statements, financial statement schedules or related notes.

Item 17.   Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 17th day of April, 2008.

CURRENT MEDIA, INC.
By:	/s/ JOEL HYATT Joel Hyatt, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

* Albert Gore, Jr.	Executive Chairman and Director	April 17, 2008
/s/ JOEL HYATT Joel Hyatt	Chief Executive Officer and Director (Principal Executive Officer)	April 17, 2008
/s/ PAUL HOLLERBACH Paul Hollerbach	Chief Financial Officer (Principal Financial and Accounting Officer)	April 17, 2008
* Richard C. Blum	Director	April 17, 2008
Ronald Burkle	Director
Edward Renwick	Director

* Mark Rosenthal	Director	April 17, 2008
* Orville Schell	Director	April 17, 2008
*By:	/s/ JOEL HYATT Joel Hyatt Attorney-in-fact

Index to exhibits

Exhibit number	Exhibit title

1.1*	Form of Underwriting Agreement.
2.1*	Plan of Conversion.
3.1*	Form of Certificate of Incorporation to be effective upon closing.
3.2*	Form of Bylaws to be effective upon closing.
4.1*	Reference is made to Exhibits 3.1 and 3.2.
4.2*	Form of Common Stock certificate.
4.3*	Registration Rights Agreement, dated May 4, 2004, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto, as amended.
4.4*	Annex A to the First Amended and Restated Operating Agreement of INdTV Holdings, LLC, dated May 4, 2004, by and among the Registrant and the members listed thereto—Registration Rights.
4.5*	Exhibit A to Certificate of Designation and Preferences of Interests to be Represented by Special Series S Non-Voting Common Shares of Current Media, LLC—Registration Rights.
4.6*	Exhibit A to Certificate of Designation and Preferences of Interests to be Represented by Special Series T Non-Voting Common Shares of Current Media, LLC—Registration Rights.
5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers and certain key employees.
10.2†	Affiliation Agreement between Satellite Services, Inc. and the Registrant dated July 1, 1999.
10.3†**	Amendment dated March 16, 2006 to Affiliation Agreement between Satellite Services, Inc. and the Registrant dated July 1, 1999.
10.4†	Affiliation Agreement between EchoStar Satellite L.L.C. and the Registrant dated January 29, 2007.
10.5†	Affiliation Agreement between Time Warner Cable LLC and the Registrant dated January 1, 2000.
10.6†**	Agreement dated September 15, 2000 between Time Warner Cable LLC and the Registrant.
10.7†**	Letter Agreement dated December 18, 2006 with Time Warner Cable LLC.
10.8**	$25,000,000 9.25% Senior Purchase Money Note due May 4, 2008 issued by the Registrant to Dylan Holdings, Inc.

10.9**	Note Purchase Agreement by and among the Registrant, HSBC Bank USA, National Association, as Collateral Agent and the Lenders Named Therein, dated September 20, 2006.
10.10**	Office Lease dated August 30, 2004 between the Registrant and SFI Real Estate Holdings, LLC.
10.11†	Affiliation Agreement for DTH Satellite Exhibition of Cable Network Programming dated July 13, 2005 between the Registrant and DirecTV, Inc.
10.12**	Form of Share Award Agreement.
10.13**	Employment Agreement with David Neuman, dated June 11, 2007.
10.14**	Offer letter with Paul Hollerbach, dated October 22, 2007.
10.15†**	Credit Agreement dated as of January 24, 2008 with JP Morgan Chase Bank, N.A.
10.16†**	Amendment to Affiliation Agreement between Time Warner Cable, Inc. and the Registrant.
21.1**	List of subsidiaries.
23.1	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm.
23.2*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).
24.1**	Power of Attorney.

*
To be filed by amendment.

**
Previously filed

†
Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed with the Securities and Exchange Commission.

QuickLinks

Table of contents
Prospectus summary
The offering
Summary consolidated financial information
Risk factors
Forward-looking statements and industry data
Use of proceeds
Dividend policy
Capitalization
Dilution
Selected consolidated financial data
Management's discussion and analysis of financial condition and results of operations
Business
Management
2007 summary compensation table
2007 grants of plan-based awards
Outstanding equity awards at 2007 year-end
Stock vested during 2007
Related party transactions
Principal stockholders
Description of capital stock
Material U.S. federal tax consequences for non-U.S. holders
Shares eligible for future sale
Underwriting
Legal matters
Experts
Where you can find more information
Index to consolidated financial statements
Report of independent registered public accounting firm
Current Media, LLC Consolidated statements of operations (in thousands, except per share data)
Current Media, LLC Consolidated balance sheets (in thousands)
Current Media, LLC Consolidated statements of Series A convertible preferred shares and members' deficit (in thousands)
Current Media, LLC Consolidated statements of cash flows (in thousands)
Current Media, LLC Notes to consolidated financial statements (in thousands, except per share data)
Schedule I Current Media, LLC Schedule of valuation and qualifying accounts
Part II Information not required in prospectus
  Item 13. Other expenses of issuance and distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent sales of unregistered securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
Signatures
Index to exhibits